As filed with the Securities and Exchange Commission on May 6, 2005
Registration No. 333-124083

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sierra Pacific Resources

(Exact name of registrant as specified in its charter)

NEVADA	4931	88-0198358
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 10100 (6100 Neil Road)

Reno, Nevada 89520-0024 (89511)
(775) 834-4011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest E. East, Esq.

Corporate Senior Vice President, General Counsel and Secretary
Sierra Pacific Resources
P.O. Box 30150 (6100 Neil Road)
Reno, Nevada 89520-3150 (89511)
(775) 834-5690
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William C. Rogers, Esq.

Choate, Hall & Stewart LLP
53 State Street
Boston, Massachusetts 02109
(617) 248-5000

     Approximate date of commencement of proposed sale of the securities to the public: The offer commenced, and the exchange offer prospectus and tender offer materials were sent to security holders, beginning on April 15, 2005, and the Registrant expects to commence the proposed sale pursuant to the exchange offer as soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee

Premium Income Equity Securities (the “New PIES”)	4,704,350	100%	$235,217,500	$27,686

Purchase Contracts(2)	4,704,350			(2)

Beneficial Interests in Sierra Pacific Resources Senior Notes(3)	$235,218,000			(3)

Common Stock, $1.00 par value(4)	16,983,174		$235,217,500	$27,686

Common Stock Purchase Rights(5)	(5)			(5)

Total			$470,435,000	$55,372

(footnotes on next page.)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(Continued from previous page.)

(1)	Determined solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

(2)	Each purchase contract will be issued only as part of a New PIES unit. The purchase contract obligates the holder, upon settlement, to purchase and Sierra Pacific Resources to sell to the holder a number of shares of Sierra Pacific Resources’ common stock based upon the average closing price of such shares over a 20 trading-day period ending on November 10, 2005. Since the purchase contract will only be issued as part of a New PIES unit, no separate consideration will be received for the stock purchase contract. The value, if any, attributable to the purchase contracts is reflected in the price of the New PIES units.

(3)	The Senior Notes will be issued by Sierra Pacific Resources in connection with the New PIES. These Senior Notes may be distributed, under certain circumstances, to the holders of New PIES for no additional consideration and therefore, no registration fee is required pursuant to Rule 457 of the Securities Act of 1933.

(4)	The number of shares of common stock referred to above is the maximum number of shares that could theoretically be issued upon settlement of the purchase contracts which are registered hereby. The actual number of shares issuable upon settlement may be lower depending on the trading prices of Sierra Pacific Resources’ common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events. The registration fee has been calculated pursuant to Rule 457(i) under the Securities Act based upon the maximum number of shares that could theoretically be issued upon settlement of the purchase contracts and the $50 of consideration to be received by Sierra Pacific Resources in connection with the settlement of each of the purchase contracts.

(5)	There are also registered hereunder the Common Stock Purchase Rights issued and attached to the Common Stock of Sierra Pacific Resources pursuant to the Amended and Restated Rights Agreement between Sierra Pacific Resources and Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Bank Minnesota, N.A., as successor Rights Agent, dated as of February 28, 2001. The Common Stock Purchase Rights are only exerciseable upon the occurrence of certain prescribed events, none of which has occurred.

The information in this exchange offer prospectus may change. We may not complete the exchange offer and issue and deliver these securities until the registration statement filed with the Securities and Exchange Commission is effective. This exchange offer prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer is not permitted.

EXCHANGE OFFER PROSPECTUS

Exchange Offer

Sierra Pacific Resources

Offer to Exchange

PIESSM in the Form of Corporate PIESSM

For
Each Outstanding PIES (CUSIP: 826428203) in the Form of Corporate PIES
Up to an Aggregate of 4,704,350 PIES

The Exchange Offer

     We are offering to exchange, upon the terms and subject to the conditions set forth in this exchange offer prospectus and the related letter of transmittal, up to 4,704,350 (or 97.9%) of our existing Premium Income Equity SecuritiesSM(“PIESSM”) in the form of Corporate PIES for a like amount of our PIES in the form of Corporate PIES to be issued upon completion of the offer and an exchange fee of $0.125 in cash for each PIES. We refer to this offer as the “exchange offer.” We refer to our existing PIES as the “Old PIES” and to our PIES to be issued upon completion of the exchange offer as the “New PIES.” On May 5, 2005, 4,804,350 of our Old PIES were outstanding.

•	Upon completion of the exchange offer, each Old PIES that is validly tendered and not validly withdrawn will be exchanged for a New PIES. Old PIES validly tendered and not withdrawn will be subject to proration as described in this exchange offer prospectus (1) if more than 4,704,350 Old PIES are validly tendered and not withdrawn prior to the expiration of the exchange offer, or (2) if we determine there is any likelihood that the New York Stock Exchange, or “NYSE,” continued–listing condition described below may not be satisfied based on consultation with the NYSE.

•	The exchange offer will expire at 5:00 p.m., New York City time, on May 18, 2005, unless extended or earlier terminated by us.

•	You may withdraw Old PIES that you tender at any time before the exchange offer expires.

The New PIES

     The terms of the New PIES will be the same as the terms of the Old PIES, except that:

•	We will have the ability to remarket the senior notes that are beneficially owned by each holder of New PIES that are Corporate PIES at any time during the period for early remarketing, which is the period beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date (which is November 15, 2005) in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us, or during a final remarketing period, which is the period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date.

•	In addition to the interest rate that is scheduled to be reset in connection with the remarketing of the senior notes that are associated with the New PIES that are Corporate PIES, other provisions of the senior notes may be modified, including the maturity date of the senior notes (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes as well as other technical provisions of the senior notes relating to the remarketing.

     The exchange offer is subject to the conditions described in “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this exchange offer prospectus forms a part and, if any Old PIES are not exchanged for New PIES in the exchange offer, the continued listing of the Old PIES on the NYSE after the exchange offer. The NYSE will consider de-listing the outstanding Old PIES if, following the exchange, the number of outstanding Old PIES is less than 100,000, the number of holders of outstanding Old PIES is less than 100, the aggregate market value of the Old PIES is less than $1,000,000, or for any other reason based on the suitability for the continued listing of the outstanding Old PIES in light of all pertinent facts as determined by the NYSE. We reserve the right to terminate or extend the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

     Our common stock is listed on the NYSE under the symbol “SRP” and the Old PIES are listed under the symbol “SRC.” On May 5, 2005, the last reported sale prices of our common stock and our Old PIES on the NYSE were $11.15 per share and $42.03 per Old PIES. We intend to apply to list the New PIES on the NYSE under the trading symbol “SRV,” subject to obtaining a waiver of a NYSE listing requirement and the New PIES meeting all other listing requirements of the NYSE. We do not expect the New PIES to be listed on any exchange at the time of the consummation of the exchange offer, and there is no assurance that they will be listed on any exchange thereafter.

     You should carefully consider the “Risk Factors” beginning on page 22 of this exchange offer prospectus before participating in this exchange offer.

     You must make your own decision whether to tender any Old PIES in this exchange offer and, if so, the amount of Old PIES to tender. None of our board of directors, Sierra Pacific Resources, the exchange agent, the information agent, the dealer managers or any other person is making any recommendation as to whether you should tender Old PIES for exchange in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this exchange offer prospectus. Any representation to the contrary is a criminal offense.

The dealer managers for this exchange offer are:

Merrill Lynch & Co.	Lehman Brothers

The date of this exchange offer prospectus is May 6, 2005.

“Premium Income Equity Securities” and “PIES” are service marks owned by Lehman Brothers Inc.

      THIS EXCHANGE OFFER PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SIERRA PACIFIC RESOURCES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS EXCHANGE OFFER PROSPECTUS. SEE “WHERE YOU CAN FIND MORE INFORMATION.” YOU MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US, WITHOUT CHARGE, BY EITHER CALLING OR WRITING TO US AT:

SIERRA PACIFIC RESOURCES
ATTENTION: MANAGER OF FINANCE AND TREASURY
P.O. BOX 30150
6100 NEIL ROAD
RENO, NEVADA 89520
TELEPHONE: (775) 834-5643

      IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN MAY 11, 2005, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER ON MAY 18, 2005.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXCHANGE OFFER PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ANY INFORMATION OTHER THAN THIS EXCHANGE OFFER PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS EXCHANGE OFFER PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS EXCHANGE OFFER PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS EXCHANGE OFFER PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE OLD PIES FOR THE NEW PIES, AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE OLD PIES FOR THE NEW PIES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is making the exchange offer?

A:	Sierra Pacific Resources, the issuer of the Old PIES and the New PIES, described below, is making the exchange offer.

Q:	What is the exchange offer?

A:	In the exchange offer, we are seeking to exchange:

up to 4,704,350 aggregate amount of our PIES in the form of Corporate PIES, which we refer to as the New PIES for a like amount of our currently outstanding PIES in the form of Corporate PIES, which we refer to as the Old PIES, plus

$0.125 in cash for each PIES tendered for exchange, which we refer to as the exchange fee.

Q:	Why are we making the exchange offer?

A:	The New PIES will allow us to have greater flexibility to remarket the senior notes, which will increase the likelihood that we will have a successful remarketing of the senior notes. Given the non-investment grade credit ratings on the senior notes, we currently expect that the senior notes associated with the New PIES will be marketed to the high-yield debt market. In order to market the senior notes to the high-yield debt market, the terms of the senior notes will likely need to be similar to other high-yield debt, particularly our 8 5/8% Senior Notes due 2014 that were issued on March 19, 2004. The Old PIES do not permit us to modify the terms of the related senior notes other than to reset the interest rate in connection with the remarketing of the senior notes. The terms of the senior notes associated with the New PIES will permit us to change, at the time of the remarketing, the provisions of the senior notes relating to the interest rate, the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes, as well as other technical provisions relating to the remarketing. We expect that the terms of the senior notes upon remarketing will include certain restrictive covenants (such as restrictions on the incurrence of indebtedness and dividend payments) and redemption provisions similar to our 8 5/8% senior notes due 2014 and will have a longer maturity than the old senior notes.

Moreover, permitting us to change the remarketing period in the senior notes associated with New PIES from a fixed remarketing period to multiple three-day remarketing periods will give us greater flexibility as to when we remarket the senior notes. With increased flexibility as to the timing of the remarketing, we will be better able to access the high yield debt market at a time that is favorable to us. We believe that the added flexibility provided under the New PIES will increase the likelihood that we will be able to achieve a successful remarketing of the senior notes on economically attractive terms and will allow us to better manage the maturity profile of our debt.

Q:	What will I receive in exchange for my Old PIES under the exchange offer?

A:	If you tender your Old PIES in the exchange offer, you will receive, for each unit of Old PIES tendered, a like unit of the New PIES plus $0.125 in cash for each Old PIES tendered.

Q:	In what respects do the Old PIES differ from the New PIES?

A:	The terms of the New PIES will be the same as the terms of the Old PIES, except that:

• The senior notes associated with the New PIES may be remarketed

• at any time during the period for early remarketing, which is the period beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date, in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us, or

• during the final remarketing period, which is the period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date.

In addition to the interest rate that is scheduled to be reset in connection with a remarketing of the senior notes associated with the New PIES, certain terms of the senior notes may be modified, including the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes. Any such modifications will apply to all senior notes associated with New PIES, whether or not associated with Corporate PIES. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

Q:	Will the New PIES be listed on any exchange?

A:	We have applied to list the New PIES on the NYSE, subject to obtaining a waiver of a NYSE listing requirement and meeting all of the other NYSE listing requirements, as described under “Description of the New PIES” below. The NYSE listing requirements specify that a listed security must have a minimum life of one year, a requirement the New PIES will not meet because the purchase contract settlement date is less than one year from the date the New PIES will be issued. The NYSE has requested a waiver of this requirement from the Securities and Exchange Commission. The waiver is not expected to be granted by the expiration of the exchange offer. Accordingly, at the time of the expiration of the offer, we expect the New PIES will not be listed on any stock exchange.

If the New PIES are not listed on the NYSE by the time of the expiration of the exchange offer, we will continue to use our reasonable best efforts to list the New PIES as soon as possible following the expiration of the exchange offer. However, there can be no assurance that the waiver will be granted by the Securities and Exchange Commission or that we will be able to list the New PIES on the NYSE. We will not apply to list the New PIES on any other exchange.

Q:	In connection with the remarketing of the senior notes associated with the New PIES, will the senior notes be listed on any exchange?

A:	In connection with the remarketing of the senior notes associated with the New PIES, we have applied to list the senior notes on the NYSE, subject to meeting all other listing requirements of the NYSE. The senior notes are expected to be listed on or about the day following the remarketing date. If we are unable to list the senior notes on the NYSE, we will not apply to list the senior notes on any other exchange.

Q:	When will the remarketing of the senior notes occur?

A:	Sierra Pacific intends to commence the remarketing process for the senior notes associated with the New PIES as soon as practical after the consummation of the exchange offer.

Q:	Who can participate in the exchange offer?

A:	Any holder of Old PIES that are Corporate PIES may exchange some or all of their Old PIES for a like amount of New PIES and the exchange fee pursuant to the terms of the exchange offer. We are not seeking to exchange any Old PIES that are Treasury PIES; however, if you hold Old PIES that are Treasury PIES and desire to participate in the exchange offer, you may recreate Corporate PIES from your Treasury PIES.

Q:	How do I tender my Old PIES in the exchange offer?

A:	To tender Old PIES, The Bank of New York, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old PIES and either an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this exchange offer prospectus or a properly completed letter of transmittal. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this exchange offer prospectus as though you had signed the letter of transmittal.

If you wish to tender Old PIES that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

Q:	How long will the exchange offer remain open?

A:	The exchange offer will expire at 5:00 p.m., New York City time, on May 18, 2005, unless we extend or terminate it.

Q:	How will I be notified if the exchange offer is extended?

A:	If we decide to extend the exchange offer, we will notify the exchange agent. We also will publicly announce any extension by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer.

Q:	If I tender my Old PIES, when will I receive my New PIES and the exchange fee?

A:	If you validly tender your Old PIES in the exchange offer, and provided that all conditions to the exchange offer are met or, if permitted, waived, you will receive the New PIES and the exchange fee promptly after the expiration date of the exchange offer.

Q:	May I tender a portion of the Old PIES that I hold?

A:	Yes. You do not have to tender all of the Old PIES that you hold in order to participate in the exchange offer.

Q:	May I revoke my tender of Old PIES at any time?

A:	Yes. You may validly withdraw Old PIES that you tender at any time prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on May 18, 2005, unless we extend it. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal prior to the expiration date, or if the Old PIES have not been previously accepted by us, after the 40th business day from the commencement of the exchange offer. If you hold Old PIES through a broker, dealer, commercial bank, trust company or other nominee, you must direct such nominee to revoke the tender of your Old PIES.

Q:	Will Sierra Pacific exchange all of the Old PIES tendered?

A:	We may not exchange all of the Old PIES that you tender in the exchange offer. If holders validly tender more than an aggregate of 4,704,350 Old PIES (which is 97.9% of the outstanding Old PIES), we will accept an aggregate of not more than 4,704,350 Old PIES from all holders, prorated among the tendering holders based on the respective number of Old PIES tendered by them. In addition, we intend that the Old PIES continue to be listed on the NYSE, and, therefore, if accepting all validly tendered Old PIES would cause the Old PIES which remain outstanding to be de-listed due to a change in the NYSE’s standards for the continued listing of the Old PIES, we will reduce the number of Old PIES sought and accept a pro rata amount of the Old PIES tendered in the exchange offer to ensure that the Old PIES continue to be listed on the NYSE after the consummation of the exchange offer. Any Old PIES tendered but not accepted because of proration will be returned to you. See “The Exchange Offer — Priority of Exchanges and Proration.”

Q:	What happens if I do not tender my Old PIES in the exchange offer?

A:	The terms of your Old PIES that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. If a sufficiently large number of Old PIES do not remain outstanding after the exchange offer, the trading market for the Old PIES which remain outstanding may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Old PIES.

v

Q:	What should I do if I have additional questions about the exchange offer?

A:	If you need additional copies of the exchange offer materials, or otherwise need assistance in connection with the exchange offer, please contact the information agent at its address and telephone number specified on the back cover of this exchange offer prospectus. If you have any questions about the exchange offer, please contact either dealer manager at its address and telephone number specified on the back cover of this exchange offer prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The information in this exchange offer prospectus includes forward-looking statements that relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, which may occur or be realized in the future. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause the actual results of Sierra Pacific Resources (“SPR”), Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”) to differ materially from those contemplated in any forward-looking statement include, among others, those described in the “Risk Factors” section of this exchange offer prospectus beginning on page 22 and the following:

•	a requirement for NPC and SPPC (collectively, the “Utilities”) to pay Enron Power Marketing, Inc. (“Enron”) amounts allegedly due under terminated purchase power contracts;

•	unfavorable rulings in rate cases filed and to be filed by the Utilities with the Public Utilities Commission of Nevada (the “PUCN”), including the periodic applications to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts, and deferred natural gas recorded by SPPC for its gas distribution business;

•	the ability of SPR, NPC and SPPC to maintain access to the capital markets to support their requirements for working capital, including amounts necessary to finance deferred energy costs, construction costs, acquisition costs, particularly in the event of additional unfavorable rulings by the PUCN, a downgrade of the current debt ratings of SPR, NPC, or SPPC and/or adverse developments with respect to the Utilities’ pending litigation and power and fuel suppliers;

•	whether the Utilities will be able to continue to pay SPR dividends under the terms of their respective financing and credit agreements, the Enron Bankruptcy Court’s order, their regulatory order from the PUCN, limitations imposed by the Federal Power Act and, in the case of SPPC, under the terms of SPPC’s restated articles of incorporation;

•	whether the Utilities will be able to continue to obtain fuel, power and natural gas from their suppliers on favorable payment terms, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), sharp increases in the prices for fuel, power and/or natural gas, or a ratings downgrade;

•	wholesale market conditions, including availability of power on the spot market, which affect the prices the Utilities have to pay for power as well as the prices at which the Utilities can sell any excess power;

•	the final outcome of SPPC’s pending lawsuit in Nevada state court seeking to reverse the PUCN’s 2004 decision on SPPC’s 2003 General Rate case disallowing the recovery of a portion of SPPC’s costs, expenses and investment in the Piñon Pine Project;

•	the final outcome of NPC’s pending lawsuit in Nevada state court seeking to reverse portions of the PUCN’s 2002 order denying the recovery of NPC’s deferred energy costs;

•	whether the Utilities will be successful in obtaining PUCN approval to recover the outstanding balance of their other regulatory assets and other merger costs recorded in connection with the 1999 merger between SPR and NPC in a future general rate case;

•	the effect that any future terrorist attacks, wars, threats of war, or epidemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

•	unseasonable weather and other natural phenomena, which, in addition to impacting the Utilities’ customers’ demand for power, can have potentially serious impacts on the Utilities’ ability to procure adequate supplies of fuel or purchased power to serve their respective customers and on the cost of procuring such supplies;

•	industrial, commercial, and residential growth in the service territories of the Utilities;

•	the financial decline of any significant customers;

•	the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

•	changes in the business or power demands of the Utilities’ major customers, including those engaged in gold mining or gaming, which may result in changes in the demand for services of the Utilities, including the effect on the Nevada gaming industry of the opening of additional Indian gaming establishments in California and other states;

•	changes in environmental laws or regulation, including the imposition of significant new limits on mercury and other emissions from coal-fired power plants;

•	changes in tax or accounting matters or other laws and regulations to which SPR and the Utilities are subject;

•	future economic conditions, including inflation rates and monetary policy;

•	financial market conditions, including changes in availability of capital or interest rate fluctuations;

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

•	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

      Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. SPR, NPC, and SPPC assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

SUMMARY

      This summary, which is presented solely to highlight material information with respect to Sierra Pacific Resources (“Sierra Pacific” or the “Company”), the exchange offer and the new PIES, from the detailed information contained elsewhere in this exchange offer prospectus (including the documents incorporated by reference). This summary does not contain all of the information that you should consider before making any investment decision. The terms “we,” “us” and “our” refer to Sierra Pacific. Our wholly-owned subsidiaries, Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”), are referred to collectively as the “Utilities.” You should read the entire prospectus carefully before making any investment decision.

Our Company

      Sierra Pacific Resources is a public utility holding company that operates several regulated subsidiaries. Our two largest subsidiaries are NPC and SPPC, which are among the fastest growing utilities in the United States, serving approximately 95% of Nevada residents and providing electricity and/or gas to approximately 1.2 million customers. Our current operational focus is on enhancing the performance of our existing assets, ensuring liquidity and improving our credit quality. Our long-term strategy is focused on returning our credit quality to investment-grade. Our businesses include the Utilities, Tuscarora Gas Pipeline Company and other businesses.

      Nevada Power Company is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in southern Nevada, including Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.

      Sierra Pacific Power Company is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,000 customers in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.

      Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile, natural gas pipeline regulated by the Federal Energy Regulatory Commission that serves Reno, northern Nevada and northeastern California.

      We also operate other non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

      We are incorporated in Nevada. Our principal executive office is located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is (775) 834-4011.

The Exchange Offer

      The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this exchange offer prospectus titled “The Exchange Offer,” “Description of the New PIES,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement,” “Description of the Senior Notes” and “Description of Common Stock.”

Purpose of the Exchange Offer	The New PIES will allow us to have greater flexibility to remarket the senior notes, which will increase the likelihood that we will have a successful remarketing of the senior notes. Given the non-investment grade credit ratings on the senior notes, we currently expect that the senior notes associated with the New PIES will be marketed to the high-yield debt market. In order to market the senior notes to the high-yield debt market, the terms of the senior notes will likely need to be similar to other high-yield debt, particularly our 8 5/8% Senior Notes due 2014 that were issued on March 19, 2004. The Old PIES do not permit us to modify the terms of the related senior notes other than to reset the interest rate in connection with the remarketing of the senior notes. The terms of the senior notes associated with the New PIES will permit us to change, at the time of the remarketing, the provisions of the senior notes relating to the interest rate, the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes, as well as other technical provisions relating to the remarketing. We expect that the terms of the senior notes upon remarketing include certain restrictive covenants (such as restrictions on the incurrence of indebtedness and dividend payments) and redemption provisions similar to our 8 5/8% Senior Notes due 2014 and have a longer maturity than the old senior notes.

Moreover, permitting us to change the remarketing period in the senior notes associated with New PIES from a fixed remarketing period to multiple three-day remarketing periods will give us greater flexibility as to when we remarket the senior notes. With increased flexibility as to the timing of the remarketing, we will be better able to access the high yield debt market at a time that is favorable to us. We believe that the added flexibility provided under the New PIES will increase the likelihood that we will be able to achieve a successful remarketing of the senior notes on economically attractive terms and will allow us to better manage the maturity profile of our debt.

As of December 31, 2004, we had $875 million of indebtedness outstanding, all of which would rank equally with the senior notes associated with the New PIES. Although the indenture under which the senior notes would be issued does not restrict the amount of indebtedness that we may issue, we and our subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are restricted under the terms of our 8 5/8% Senior Notes due 2014 to issuing no more than approximately $40 million of additional indebtedness based upon our December 31,

2004 financial statements, assuming an interest rate of 8 5/8% based upon our most recent debt issuance, unless the indebtedness being issued is specifically permitted under the terms of our 8 5/8% Senior Notes due 2014.

The Exchange Offer	We are offering to exchange a New PIES that is a Corporate PIES and an exchange fee of $0.125 in cash for each Old PIES that is a Corporate PIES that is validly tendered and accepted for exchange. Each New PIES consists of (1) a purchase contract, which obligates the holder to purchase from us on November 15, 2005, at a purchase price of $50, a number of shares of our common stock depending on the average closing price of such shares over the 20 consecutive trading-day period ending on November 10, 2005, and (2) a 1/20th, or 5%, undivided beneficial ownership interest in a senior note of Sierra Pacific with a principal amount of $1,000. If the average closing price of our shares over the 20 consecutive trading-day period ending on November 10, 2005 were equal to the price of our common stock on May 5, 2005, the amount of shares to be purchased per purchase contract on November 15, 2005 would be 3.6101 shares.

We are not seeking to exchange any New PIES for Old PIES that are Treasury PIES; however, if you hold Old PIES that are Treasury PIES and desire to participate in the exchange offer, you may recreate Corporate PIES from your Treasury PIES.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 18, 2005, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend the exchange offer, we will notify the exchange agent. We also will publicly announce any extension by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer.

Conditions to Exchange Offer	The exchange offer is conditioned upon:

• the effectiveness of the registration statement of which this exchange offer prospectus forms a part;

• a minimum of 100,000 Old PIES tendered for exchange (in order to meet the NYSE listing requirements for the New PIES and the senior notes);

• the requirement that we shall not have received any information from the NYSE to the effect that the exchange offer, as currently contemplated, will cause the outstanding Old PIES to be de-listed from the NYSE;

• the accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the expiration of the exchange offer; and

• the other closing conditions described in “The Exchange Offer — Conditions to the Exchange Offer.”

Proration of Tendered Old PIES	If more than an aggregate of 4,704,350 Old PIES are validly tendered and not withdrawn prior to the expiration date of the exchange offer, we will accept an aggregate of not more than 4,704,350 Old PIES from all holders who validly tender Old PIES. In addition, we intend that the Old PIES continue to be listed on the NYSE, and, therefore, if accepting all validly tendered Old PIES would cause the Old PIES which remain outstanding to be de-listed, we will reduce the number of Old PIES sought and accept a pro rata amount of the Old PIES tendered in the exchange offer to ensure that the Old PIES continue to be listed on the NYSE after the consummation of the exchange offer. Any Old PIES tendered but not accepted because of proration will be returned to you. See “The Exchange Offer — Priority of Exchanges and Proration.”

Certain Consequences to Non-Tendering Holders	Old PIES not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. Depending on the number of Old PIES remaining outstanding after the exchange offer, the trading market for the Old PIES which remain outstanding may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Old PIES.

Procedures for Exchange	To tender Old PIES, The Bank of New York, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old PIES and either an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this exchange offer prospectus or a properly completed letter of transmittal. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this exchange offer prospectus as though you had signed the letter of transmittal.

If you wish to tender Old PIES that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

Please see pages 46 through 48 for instructions on how to exchange your Old PIES.

Source of Cash to be Paid in the Exchange Offer	We intend to fund the cash component of the exchange consideration from our available cash.

Withdrawal of Tenders	You may withdraw previously tendered Old PIES at any time prior to the expiration date of the exchange offer, or if not previously accepted by us, after the expiration of 40 business days from the commencement of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Old PIES	We will accept Old PIES validly tendered and not withdrawn as of the expiration date of the exchange offer and will issue the New PIES promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange offer prospectus and the related letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer. If we decide for any reason not to accept any Old PIES tendered for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Amendment of the Exchange Offer	We reserve the right to amend the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

No Appraisal Rights	No appraisal rights are available to holders of Old PIES in connection with the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Old PIES that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled.

Taxation	The U.S. federal income tax consequences of the exchange are unclear in certain respects. It is more likely than not that the senior notes and the purchase contracts will be treated as separate assets for U.S. federal income tax purposes, in which case the exchange should be treated as merely the exchange of old senior notes for new senior notes in a “recapitalization” that generally does not give rise to taxable gain or loss, other than with respect to the exchange fee. Alternative characterizations of the exchange are possible, some of which could result in tax consequences that are materially and adversely different from the U.S. federal income tax consequences described above.

Please see “United States Federal Income Tax Consequences” beginning on page 86 for more information on the tax consequences of the exchange offer.

Broker Commissions	You are not required to pay any brokerage commissions to the dealer managers. If your Old PIES are held through a broker or other nominee who tenders the Old PIES on your behalf (other than those tendered through the dealer managers), your broker may charge you a commission for doing so.

If you own 5,000 or fewer Old PIES and they are validly tendered and accepted, we will pay your broker a soliciting dealer fee of an amount equal to $0.125 per Old PIES. For more information, see “The Exchange Offer — Fees and Expenses.”

Market Trading	Our common stock is listed on the NYSE under the symbol “SRP” and the Old PIES are listed under the symbol “SRC.” The last reported sale prices of our common stock and our Old PIES on the NYSE on May 5, 2005, were $11.15 per share and $42.03 per Old PIES. We intend to apply to list the New PIES on the NYSE under the trading symbol “SRV,” subject to obtaining a waiver of a NYSE listing requirement and the New PIES meeting all of the other listing requirements of the NYSE.

We do not expect the New PIES to be listed on any exchange at the time of the consummation of the exchange offer, and there is no assurance that they will be listed on any exchange thereafter.

In connection with the remarketing of the senior notes associated with the New PIES, we have applied to list the senior notes on the NYSE, subject to meeting all other listing requirements of the NYSE. The senior notes are expected to be listed on or about the day following the remarketing date.

Dealer Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. are the dealer managers for this exchange offer. Their addresses and telephone numbers are located on the back cover of this exchange offer prospectus.

Exchange Agent	The Bank of New York is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange offer prospectus.

Information Agent	Morrow & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange offer prospectus.

Risk Factors	See “Risk Factors” and other information in this exchange offer prospectus for a discussion of factors you should carefully consider before deciding to exchange your Old PIES.

Material Differences Between the Old PIES and New PIES

      The material differences between the Old PIES and New PIES are illustrated in the table below. The table below is qualified in its entirety by the information contained elsewhere in this exchange offer prospectus and the documents governing the Old PIES and the New PIES, copies of which will be filed as exhibits to the registration statement of which this exchange offer prospectus forms a part. For a more detailed description of the New PIES, see “Description of the New PIES.”

	Old PIES	New PIES

Remarketing Date and Related Mechanics	The senior notes beneficially owned by each holder of Corporate PIES will be remarketed on August 10, 2005, unless the remarketing agents delay the remarketing to a later date.	The senior notes associated with the New PIES may be remarketed
• at any time during the period for early remarketing, which is the period beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us, or
• during the final remarketing period, which is the period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date.
Certain mechanics related to the multiple remarketings will also be modified.

Terms of the Senior Notes Upon Remarketing	In connection with the remarketing of the senior notes, the interest rate on all senior notes, whether or not associated with Corporate PIES, will be reset to an interest rate sufficient to allow a remarketing of the senior notes. The senior notes mature on November 15, 2007.	In connection with the remarketing of the senior notes, the interest rate on all senior notes, whether or not associated with the Corporate PIES, will be reset to an interest rate sufficient to allow a successful remarketing of the senior notes. Furthermore, the senior notes may be modified in connection with the remarketing of the senior notes to change the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes as well as other technical provisions of the senior notes relating to the remarketing. Any such modifications will apply to all senior notes, whether or not

	Old PIES	New PIES

associated with the Corporate PIES. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

Senior Note Component of PIES	The senior note component of each Old PIES consists of a senior note of Sierra Pacific with a principal amount of $50.	The senior note component of each New PIES consists of a 1/20th, or 5%, undivided beneficial interest in a senior note of Sierra Pacific with a principal amount of $1,000.

      There will be no material difference in the purchase contracts which are components of the New PIES from those which are components of the Old PIES. The other agreements governing the New PIES are not materially different from those governing the Old PIES except as described above.

The New PIES

      The following summary contains basic information about the New PIES. It does not contain all the information that may be important to you. For a more complete description of the New PIES, please refer to the section of this exchange offer prospectus entitled “Description of the New PIES.”

New PIES	Up to an aggregate amount of 4,704,350 Premium Income Equity Securities (the “New PIES”) consisting of 4,704,350 Corporate PIES. Each Corporate PIES is a unit initially consisting of two parts:

• a purchase contract for Sierra Pacific common stock; and

• a 1/20th, or 5%, undivided beneficial interest in a senior note of Sierra Pacific with a principal amount of $1,000.

Purchase Contract	Sierra Pacific will enter into a purchase contract agreement with The Bank of New York, as purchase contract agent, which will act as purchase contract agent for all of the holders of the Corporate PIES, and for all of the holders of the Treasury PIES, described below. Each Corporate PIES that you purchase will be issued under the purchase contract agreement which creates a contractual arrangement between you and Sierra Pacific for the purchase of Sierra Pacific common stock.

Under the purchase contract which is a component of each Corporate PIES, you will be obligated to purchase a number of shares of Sierra Pacific common stock at a purchase price of $50. You will not be obligated to pay the purchase price until November 15, 2005, which has been set as the purchase contract settlement date. The number of shares of Sierra Pacific common stock that you will be entitled to receive on that date will depend on the average closing price of such shares over the 20 consecutive trading-day period ending on November 10, 2005. If the average closing price of our shares over the 20 consecutive trading day period ending on November 10, 2005 were equal to the price of our common stock on May 5, 2005, the amount of shares to be purchased per purchase contract on November 15, 2005 would be 3.6101 shares. Until you actually purchase the Sierra Pacific common stock, your obligation to pay the $50 purchase price will be secured by the senior note that is associated with your Corporate PIES, which will be pledged as collateral.

Purchase contract adjustment payments will accrue in respect of your purchase contract from the last payment date for the Old PIES prior to consummation of the exchange offer which will be May 15, 2005. Sierra Pacific will pay you quarterly purchase contract adjustment payments at a rate of 1.07% per year of the $50 stated amount, corresponding to a payment of $0.1338 for each quarter. Sierra Pacific will pay the purchase contract adjustment payments on August 15 and November 15, 2005 (which is also the purchase contract settlement date), unless your purchase contract is settled or terminates before that date. More information about the purchase contracts is provided under “Description of the Purchase Contracts” starting on page 56 and information about Sierra Pacific common stock is provided under “Description of Common Stock” starting on page 82.

Interest in Senior Note	Each Corporate PIES also will include a 1/20th, or 5%, undivided beneficial interest in a Sierra Pacific senior note with a principal amount of $1,000. Interest on the senior note will accrue from May 15, 2005, which will be the last interest payment date for the senior notes prior to the consummation of the exchange offer. Prior to a successful remarketing of the senior notes, Sierra Pacific will pay you quarterly cash interest payments on your interest in the senior note on the same dates that purchase contract adjustment payments are made. The senior notes will accrue interest at an initial rate equal to 7.93% per year, corresponding to a quarterly payment of $0.9913 with respect to each 1/20th undivided beneficial interest in a senior note.

In addition to the interest rate that is scheduled to be reset in connection with a remarketing of the senior notes associated with the New PIES, certain terms of the senior notes may be modified, including the interest payment dates, the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions and the covenants applicable to the senior notes. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

The reset terms of the senior notes will be determined on the date that the senior notes are successfully remarketed, which we call the “remarketing date,” and such terms will become effective on the third business day immediately following the remarketing date. The business day on which the reset terms become effective is referred to as the “remarketing settlement date.” Following a successful remarketing of the senior notes, the senior notes will bear interest from the remarketing settlement date at the reset rate to, but excluding, the final maturity date of the senior notes as determined in the remarketing.

If you own senior notes after you settle your obligations under the purchase contract related to your Corporate PIES, the terms of your senior notes will also be reset in accordance with the successful remarketing on the remarketing settlement date and Sierra Pacific will pay you interest payments on your senior notes in accordance with the reset terms of the senior notes until the final maturity date of the senior notes as determined in the remarketing.

More information about the senior notes is provided under “Description of the Senior Notes” starting on page 71.

Payments to Corporate PIES Holders	As a holder of Corporate PIES, you will be entitled to receive cash payments at an initial combined rate of 9.00% per year consisting of (1) quarterly purchase contract adjustment payments at a rate of 1.07% per year and (2) quarterly interest payments at a rate of 7.93% per year on your interest in the senior note. All payments on the New PIES will accrue from May 15, 2005, which will be the last payment date for the Old PIES prior to the consummation of the exchange offer. Following a successful remarketing of the senior notes, as a holder of Corporate PIES, you will be entitled to receive cash payments consisting of (1) quarterly purchase contract adjustment payments and (2) cash distributions on your applicable ownership interest in the Treasury portfolio at a rate of 7.93% per year or, in case the remarketing occurs during the final remarketing period, the interest payment on a senior note due on the purchase contract settlement date. If the remarketing settlement date resulting from the successful remarketing is not also a quarterly payment date for the senior notes, the collateral agent will receive on behalf of the holders of the Corporate PIES a payment from Sierra Pacific on such remarketing settlement date of accrued and unpaid interest on the senior notes from May 15, 2005 or, if the remarketing settlement date is after August 15, 2005, from August 15, 2005, to, but excluding, such remarketing settlement date. On the quarterly payment date next following the remarketing settlement date, holders of the Corporate PIES will receive a regular quarterly cash distribution comprised of the interest payment payable on that date (consisting of the portion of the remarketed Treasury portfolio that matures prior to that quarterly interest payment date and the cash payment made to the collateral agent on the remarketing settlement date) and the quarterly purchase contract adjustment payment payable on that date.

Limited Voting Rights	You will not have any voting or other rights with respect to Sierra Pacific common stock until you pay the $50 purchase price and purchase the common stock. Prior to that purchase, if you hold Corporate PIES, you may only give instructions with respect to the modification of the purchase contract, the purchase contract agreement, the pledge agreement, the indenture and the senior notes.

Pledge Arrangement	When you purchase Corporate PIES, the senior notes that are associated with the Corporate PIES will be pledged as collateral to secure your obligation to purchase Sierra Pacific common stock on November 15, 2005 under the related purchase contracts. Sierra Pacific will enter into a pledge agreement with Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, which will act as collateral agent and will hold the senior notes until you pay the $50 purchase price for the related purchase contract, you have your senior notes remarketed as described below or you create a Treasury PIES in replacement of your Corporate PIES. Even though the senior note will be pledged as collateral, you will be the beneficial owner of the senior notes that are associated with your Corporate PIES.

You may elect not to participate in the remarketing and to retain the senior notes that are associated with your Corporate PIES by creating Treasury PIES at any time except during an “active remarketing period,” which is the term we use to refer to the period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the remarketing settlement date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date during that three-day remarketing period.

Treasury PIES	Once you own Corporate PIES, you may create Treasury PIES by substituting U.S. Treasury securities for the Sierra Pacific senior notes that are associated with the Corporate PIES. A Treasury PIES will be a unit consisting of:

• a purchase contract for Sierra Pacific common stock that was associated with the Corporate PIES; and

• a 1/20th, or 5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security that has a principal amount at maturity of $1,000 and matures on or prior to the business day prior to the purchase contract settlement date, which we refer to as the “Treasury Security.”

Terms of Substitution	You may substitute Treasury Securities for senior notes at any time except during an active remarketing period. Because the Treasury Securities are issued in integral multiples of $1,000, you must substitute Treasury PIES for Corporate PIES in multiples of 20. In addition, in order to make a substitution, you will be required to do the following:

• provide notice of your intention to create Treasury PIES to the purchase contract agent;

• transfer a Treasury Security for each group of 20 Corporate PIES you wish to substitute to Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank

Minnesota, National Association the securities intermediary under the pledge arrangement, to be deposited in the collateral account maintained under the pledge arrangement as the collateral securing your obligation to purchase the Sierra Pacific common stock pursuant to the purchase contract;

• transfer your Corporate PIES in multiples of 20 to the purchase contract agent to receive, for each group of 20 Corporate PIES you submit, 20 Treasury PIES and a $1,000 principal amount senior note released from the pledge that will be freely tradable and will not be associated with any PIES; and

• pay to the collateral agent any fees or expenses incurred in connection with the substitution.

Payments to Treasury PIES Holders	If you substitute Treasury PIES for Corporate PIES, you will continue to receive quarterly purchase contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury PIES. Instead, you will accrue original issue discount on the Treasury Securities that you deposited with the securities intermediary. As long as you continue to own the senior notes associated with your Corporate PIES, you will receive interest payments on them, separately from the Treasury PIES.

Recreating Corporate PIES	Once you have created Treasury PIES, you may subsequently recreate Corporate PIES at any time except during an active remarketing period. Because the Treasury Securities are issued in integral multiples of $1,000, you must recreate Corporate PIES from Treasury PIES in multiples of 20. In addition, in order to recreate Corporate PIES, you will be required to do the following:

• provide notice of your intention to recreate Corporate PIES to the purchase contract agent;

• transfer a $1,000 principal amount senior note for each group of 20 Corporate PIES to be recreated to the securities intermediary to be deposited in the collateral account maintained under the pledge arrangement as the collateral supporting your obligation to purchase the common stock;

• transfer your Treasury PIES in multiples of 20 to the purchase contract agent to receive, for each group of 20 Treasury PIES you submit, 20 Corporate PIES and the Treasury Security related to the Treasury PIES that will be freely tradable and will not be associated with any PIES; and

• pay to the collateral agent any fees or expenses incurred in connection with the substitution.

Modification of Terms of Senior Notes for Remarketing	In connection with the remarketing of the senior notes, the interest rate will be reset and certain terms of the senior notes (whether or not they are associated with Corporate PIES), including the interest payment dates, the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date, the redemption provisions, and the covenants applicable to the senior notes, may be modified. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

The reset terms will be determined on the remarketing date and will be effective for all senior notes commencing on the earlier of the remarketing settlement date, which will be the third business day following the remarketing date, or the purchase contract settlement date.

Remarketing Procedures	The senior notes beneficially owned by each holder of Corporate PIES may be sold, or “remarketed,” at any time on any remarketing date occurring during the period for early remarketing beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date, which is November 15, 2005. Any remarketing will occur during one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us.

If a remarketing attempt is unsuccessful on the first remarketing date of a three-day remarketing period, subsequent remarketings will be attempted on each of the two following remarketing dates in that three-day remarketing period until a successful remarketing occurs. If none of the three remarketings occurring during a three-day remarketing period results in a successful remarketing because the remarketing agents cannot obtain a price for the senior notes on any such date equal to the remarketing value, the terms of the senior notes will not be modified, the senior notes will continue to be associated with the Corporate PIES and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-day remarketing periods as described above.

Unless the senior notes have been successfully remarketed on or prior to the ninth business day preceding the purchase contract settlement date, the senior notes that are associated with the Corporate PIES whose holders have failed to notify the purchase contract agent on or prior to the sixth business day preceding the purchase contract settlement date of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date. This three-day remarketing period is referred to as the “final remarketing period.”

If a remarketing attempt is unsuccessful on the first remarketing date of the final remarketing period, subsequent remarketings will be attempted on each of the two following remarketing dates in the final remarketing period until a successful remarketing occurs.

We will enter into a remarketing agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as remarketing agents, pursuant to which they will agree to use commercially reasonable efforts to sell the senior notes that are included in Corporate PIES and all other senior notes participating in the remarketing.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have also entered into an agreement with us pursuant to which, subject to certain conditions, they will purchase senior notes that have not been remarketed to other investors.

Sierra Pacific intends to commence the remarketing process for the senior notes associated with the New PIES as soon as practicable after the consummation of the exchange offer.

Proceeds of Remarketing During Period of Early Remarketing	The price at which senior notes must be sold in the remarketing must be at least equal to the “remarketing value,” as described below. The “remarketing value” will be equal to the sum of:

(a) if:

(i) the remarketing settlement date occurs prior to August 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 15, 2005, such amount of Treasury securities that will pay on or prior to August 14, 2005, an aggregate amount equal to the aggregate interest payment that would be due on August 15, 2005, on the principal amount of the remarketed senior notes that would have been included in the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the remarketing settlement date to, but excluding, August 15, 2005; and

(ii) the remarketing settlement date occurs prior to November 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on November 15, 2005, such amount of Treasury securities that will pay on or prior to November 14, 2005 an aggregate amount equal to the aggregate interest payment that would be due on November 15, 2005 on the principal amount of the remarketed senior notes that would have been included in the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the remarketing settlement date or August 15, 2005 to, but excluding, November 15, 2005;

(b) the value of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $1,000 for each senior note which is included in the remarketing; and

(c) an amount equal to the remarketing fee as mutually agreed between Sierra Pacific and the remarketing agents.

Proceeds of any remarketing of senior notes that are associated with Corporate PIES during the period for early remarketing will be used to purchase a Treasury portfolio equal to clauses (a) and (b) of the definition of the remarketing value, which will be pledged to secure the obligations of the holders of Corporate PIES under the related purchase contracts. The cash payments received in respect of the pledged Treasury portfolio and/or permitted investments underlying the Corporate PIES following the remarketing will be used to satisfy the holders’ obligation to purchase Sierra Pacific common stock and to pay to holders of Corporate PIES an amount equal to the remaining interest payments on a senior note up to and including the purchase contract settlement date. In addition, the remarketing agents may deduct the applicable remarketing fee equal to clause (c) of the definition of the remarketing value. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

Using the proceeds from the sale of the senior notes that are associated with Corporate PIES in a successful remarketing, the remarketing agents will purchase, in open market transactions or at Treasury auction, the amount and the types of Treasury securities, that they will deliver to the collateral agent as substitute collateral to secure the obligations under the related purchase contracts of the holders of the Corporate PIES.

Proceeds of Remarketing During Final Remarketing Period	In the event that a remarketing occurs during the final remarketing period, the remarketing agents will use their commercially reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the aggregate principal amount of the senior notes plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Corporate PIES holders’ obligations to purchase our common stock under the related purchase contracts on November 15, 2005.

If the remarketing during the final remarketing period is successful, the remarketing agent will deduct an amount not exceeding the applicable remarketing fee for the remarketed notes from any amount of the proceeds from the remarketing of the senior notes in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders. Except as described below, Sierra Pacific will be responsible for all costs and expenses incurred in connection with the remarketing.

Failed Remarketing	If the remarketing agents cannot remarket the senior notes for a price equal to the remarketing value or the remarketing may not commence or be consummated pursuant to applicable law or the terms of the remarketing agreement, and as a result the senior notes cannot be remarketed, the senior notes will continue to bear their initial interest rate until the interest rate and other terms are reset following a successful remarketing. If the senior notes have neither been remarketed on or prior to the ninth business day preceding the purchase contract settlement date nor during the final remarketing period, described below, or the remarketing may not commence or be consummated pursuant to applicable law or the terms of the remarketing agreement, which we refer to as a “failed remarketing,” the remarketing agents will determine the reset rate to equal (1) the two-year benchmark Treasury rate, as described below, plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the senior notes at that time. Other than the adjustment of the interest rate, no terms of the senior notes shall change in the event of a failed remarketing. If, on the eighth business day preceding the purchase contract settlement date, only Treasury PIES (and no Corporate PIES) are outstanding and no holders of senior notes have elected to have any senior notes remarketed, the reset rate will be the rate determined by the remarketing agents, in their sole reasonable discretion, as the rate that, in their judgment, would have been established had a remarketing of all the senior notes been held on such date. Other than the adjustment of the interest rate, no terms of the senior notes will change in the event that no senior notes are to be remarketed.

Settlement of Corporate PIES	For each purchase contract that is a part of your Corporate PIES, you will be obligated to pay, on November 15, 2005, $50 to purchase the number of shares of our common stock based on the settlement rate in effect on that date unless your purchase contract is terminated prior to that date or you exercise your early settlement right, merger early settlement right or cash settlement right. Settlement on the purchase contract settlement date of a purchase contract which is part of a Corporate PIES will occur as follows:

• if the senior notes associated with your Corporate PIES have been remarketed to the public, a portion of the proceeds of the Treasury portfolio purchased with proceeds from the remarketing (and/or permitted investments) or cash proceeds from the remarketing will be automatically applied to satisfy in full your obligation to pay the purchase price for the common stock and you will receive the common stock on the purchase contract settlement date;

• if the senior notes associated with your Corporate PIES have not been remarketed to the public on or prior to the ninth business day prior to the purchase contract settlement date, you may deliver (1) a notice electing to settle your purchase contract by cash on the sixth business day prior to the purchase contract settlement date and (2) a cash payment of $50 on the fifth business day preceding the purchase contract settlement date, and you will receive upon such cash settle-

ment, the senior note that had been pledged to secure that payment and, on the purchase contract settlement date, the common stock (holders of Corporate PIES may only cash settle in integral multiples of 20); or

• if the senior notes associated with your Corporate PIES have not been remarketed to the public during the final remarketing period, we will exercise our rights as a secured party and take possession of the senior notes associated with your Corporate PIES, whereupon your obligation to pay the purchase price for the common stock will be fully satisfied and you will receive the common stock on the purchase contract settlement date. No purchase contract adjustment payments will accrue after the purchase contract settlement date.

Settlement of Treasury PIES	Unless you notify the purchase contract agent by the second business day preceding the purchase contract settlement date that you will pay for the common stock with cash and deliver a cash payment of $50 on or prior to the business day preceding the purchase contract settlement date, upon settlement of the Treasury PIES, Sierra Pacific will receive the proceeds from the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the common stock, and you will receive the common stock. No purchase contract adjustment payments will accrue after the purchase contract settlement date.

Number of Shares of Common Stock Purchased	Unless you elect to settle your purchase contracts early, as described below, the number of shares of common stock you will receive under each purchase contract will depend on the average of the closing price per share of common stock (or the last reported sale price, if no closing price is reported) as reported on the NYSE for a period of 20 consecutive trading days ending on November 10, 2005, which is the third trading day prior to the purchase contract settlement date. If, for any trading day, the trading of Sierra Pacific common stock is suspended, or if Sierra Pacific common stock does not trade at least once on the NYSE, on that day, then that day will not be considered to be part of the 20-trading day period.

The number of shares of common stock you will receive for each Corporate PIES, unless you elect early settlement by delivering cash, will be determined by one of the following settlement rates:

• If the average closing price per share equals or exceeds $16.62, you will receive 3.0084 shares of common stock.

• If the average closing price per share is less than $16.62 but greater than $13.85, you will receive a number of shares of common stock determined by dividing $50 by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share.

• If the average closing price per share is less than or equal to $13.85, you will receive 3.6101 shares of common stock.

In certain circumstances, the applicable settlement rate will be subject to adjustment. You can find more information about the settlement rate starting on page 65.

If the average closing price of our shares over the 20 consecutive trading day period ending November 10, 2005 were equal to the price of our common stock as of May 5, 2005, the amount of shares to be purchased per purchase contract on November 15, 2005 would be 3.6101 shares.

Sierra Pacific will not issue any fractional shares. If, however, you are settling more than one purchase contract at any particular time, then any fractional shares in respect of those purchase contracts will be aggregated. For any fractional share not issuable, Sierra Pacific will pay you the value of that fractional share in cash.

Early Settlement By Delivering Cash	You may satisfy your obligation to purchase common stock under your purchase contract at any time on or prior to the eighth business day preceding the purchase contract settlement date except during an active remarketing period by paying cash. If you choose to settle your purchase contract by paying cash, you will be required to pay $50 in cash prior to an active remarketing period. If you are settling purchase contracts which are part of Treasury PIES or Corporate PIES, you will only be able to do so in multiples of 20.

To effect early settlement, you will be required to do the following:

• You must deliver to the purchase contract agent a notice indicating your election to settle the purchase contracts with cash.

• You must deliver a cash payment of (1) an amount of $50 for each purchase contract being settled and (2) if the delivery is made at any time from a record date to the next quarterly purchase contract adjustment payment date, an amount equal to the quarterly purchase contract adjustment payment payable on that purchase contract adjustment payment date with respect to such purchase contract. We refer to such amount as the “early settlement amount.”

You will receive, for each 20 Corporate PIES or 20 Treasury PIES you surrender, both:

• 60.168 (which is the product of 3.0084 multiplied by 20) shares of Sierra Pacific common stock, regardless of the closing price of the common stock on the date of early settlement, subject to specified anti-dilution adjustments; and

• a senior note of Sierra Pacific, if you are settling a Corporate PIES, or a Treasury Security, if you are settling Treasury PIES.

After your purchase contract is settled, you will not receive any further purchase contract adjustment payments unless your purchase contract is settled at any time after a record date but before the next quarterly purchase contract adjustment payment date, whereupon you will receive one final purchase contract adjustment payment. In the case of early settlement of a Corporate PIES, so long as you continue to own the senior note that was associated with a Corporate PIES, you will continue to receive interest payments on your senior note from the date of settlement and continuing until the maturity of the senior note. Interest on your senior note will accrue at the rate of 7.93% per year to, but excluding, the earlier of the remarketing settlement date and the purchase contract settlement date; and on and after such date interest on your senior note will accrue at the reset rate. In the case of early settlement of a Treasury PIES, you will receive a Treasury Security which will not pay interest but will accrue original issue discount until payment of the full principal amount thereof on the maturity of such security.

Termination of Purchase Contracts	The purchase contract agreement provides for immediate and automatic termination of the purchase contracts if specified bankruptcy, insolvency or reorganization events occur with respect to Sierra Pacific. The purchase contract agreement also provides that, if one of these events occurs, your rights and obligations under your purchase contracts will terminate, including your right to receive accrued purchase contract adjustment payments and your obligation to pay for, and your right to receive, common stock. If termination does occur, the purchase contract agreement provides that you will receive your senior note or, following the remarketing, your interest in the portfolio of Treasury securities, in the case of a Corporate PIES or your Treasury Security, in the case of Treasury PIES.

Listing on an Exchange	Sierra Pacific common stock is listed on the NYSE under the symbol “SRP.” We have applied to list the New PIES on the NYSE under the trading symbol “SRV,” subject to obtaining a waiver of a NYSE listing requirement and the New PIES meeting all other listing requirements of the NYSE. We do not expect the New PIES to be listed on any exchange at the consummation of the exchange offer and there is no assurance that they will be listed on any exchange thereafter.

In connection with the remarketing of the senior notes associated with the new PIES, we have applied to list the senior notes on the NYSE, subject to meeting all other listing requirements of the NYSE. The senior notes are expected to be listed on or about the day following the remarketing date. If we are unable to list the senior notes on the NYSE, we will not apply to list the senior notes on any other exchange.

United States Federal Income Tax Consequences	Although the U.S. federal income tax consequences of certain aspects of the exchange are not clear, counsel believes that for U.S. federal income tax purposes: (i) it is more likely than not that the Old PIES will be treated as consisting of the old senior notes (“Old Notes”) and the old purchase contracts, and the New PIES will be treated as consisting of the new senior notes (the “New Notes) and the new purchase contracts; (ii) because the new purchase contracts are not significantly different from the old purchase contracts, the exchange should be treated as merely the exchange of the Old Notes for the New Notes; (iii) the exchange of Old Notes for New Notes should constitute a “recapitalization” upon which gain or loss generally is not recognized, except as described below; (iv) the exchange fee should be treated as part of the consideration given by Sierra Pacific in exchange for the Old Notes; and (v) the New Notes should be treated as traded on an established market. If the foregoing is correct: (i) a U.S holder generally would not recognize any gain or loss realized in the exchange except as described below; (ii) the U.S holder’s adjusted tax basis in the New Notes would generally equal the U.S holder’s adjusted tax basis in the Old Notes, reduced by the amount of the exchange fee and increased by any gain recognized by the U.S holder; and (iii) the U.S holder’s holding period in the New Notes would include the holding period of the Old Notes. Any gain realized in the recapitalization would be recognized as ordinary income to the extent of the sum of the exchange fee and the excess of the “principal amount” of the New Notes over the “principal amount” of the Old Notes, within the meaning of the Internal Revenue Code of 1986, as amended. Counsel believes that for this purpose “principal amount” should mean the face amount. If so, U.S holders would recognize gain realized on the exchange only to the extent of the exchange fee, if the exchange qualifies as a recapitalization. The U.S. federal income tax consequences of the exchange to non-U.S. holders would generally be the same as to U.S. holders, and, in addition, Sierra Pacific may be obligated to withhold taxes with respect to the payment of the exchange fee.

The Internal Revenue Service could take positions contrary to those described above, however, and if such contrary positions were sustained U.S. holders and non-U.S. holders could have U.S. federal income tax consequences that materially and adversely differ from those described above.

Please see “United States Federal Income Tax Consequences” beginning on page 86 for more information on the tax consequences of the exchange offer.

Ratio of Earnings to Fixed Charges(1)(2)

Year Ended December 31,

2000	2001	2002	2003	2004

—	1.17X	—	—	1.12X

(Dollars in Thousands)

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. “Earnings” represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.

(2)	For the years ended December 31, 2003, 2002 and 2000, earnings were insufficient to cover fixed charges by $160,343, $467,440 and $91,474, respectively.

     Participating in the exchange offer involves certain risks. You should carefully read the “Risk Factors” section beginning on page 22 of this exchange offer prospectus before participating in the exchange offer.

RISK FACTORS

      You should consider carefully all of the information in this exchange offer prospectus and incorporated by reference in this exchange offer prospectus. See “Where You Can Find More Information.” In particular, you should carefully evaluate the following risks before tendering your Old PIES in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are generally applicable to the Old PIES as well as the New PIES. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that are not presently known or that we currently believe to be less significant may also adversely affect us.

Risks Relating to the Exchange Offer

     The United States federal income tax consequences of the exchange of the Old PIES for the New PIES are unclear.

      We intend to take the position that the exchange is merely an exchange of Old Notes for New Notes and the exchange fee that qualifies as a recapitalization and that the old and new purchase contracts are not materially different from one another and should not be treated as exchanged. We further intend to take the position that the New Notes qualify as traded on an established market. However, there is considerable uncertainty about these positions. Issues upon which the Internal Revenue Service might take a different position include: (i) whether the exchange should be treated as a disposition of one asset (the Old PIES) or two assets (the Old Notes and the old purchase contracts), (ii) whether our position that the exchange is merely an exchange of Old Notes for New Notes and the exchange fee qualifying as a recapitalization is correct, (iii) whether the New Notes qualify as traded on an established market, (iv) whether the exchange fee should be viewed as partial consideration for the Old Notes, and (v) whether a holder would recognize ordinary income and capital loss upon the exchange of an old purchase contract for a new purchase contract. If our positions are incorrect in any respect, the U.S. federal income tax consequences of the exchange could be materially and adversely different to the holder from those resulting if our positions are correct. In addition, there is uncertainty regarding the timing, amount and character of the income or loss that may be realized with respect to the New Notes and whether the exchange fee is subject to withholding when paid to a non-U.S. holder, as well as other issues. See “United States Federal Income Tax Consequences” for more information.

     If you do not exchange your Old PIES, the Old PIES you retain may become less liquid as a result of the exchange offer.

      If a significant number of Old PIES are exchanged in the exchange offer, the liquidity of the trading market for the Old PIES, if any, after the completion of the exchange offer may be substantially reduced. Any Old PIES exchanged will reduce the aggregate principal amount at maturity of Old PIES outstanding. As a result, the Old PIES may trade at a discount to the price at which they would trade if the transactions contemplated by this exchange offer prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old PIES will exist or be maintained and we cannot assure you as to the prices at which the Old PIES may be traded. Even if we prorate the exchange offer and the Old PIES held after completion of the exchange offer are listed on the NYSE, there may be little or no liquidity in the trading market.

     Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old PIES in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old PIES.

      We are not making a recommendation as to whether holders of the Old PIES should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old PIES for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old PIES that the value of the New PIES received in the exchange offer will in the future equal or exceed the value of the Old PIES tendered, and we do not take a position as to whether you should participate in the exchange offer.

Risks Relating to Us and Our Business

     If Nevada Power Company and/or Sierra Pacific Power Company are required to pay amounts allegedly due to Enron under terminated power contracts, it could adversely affect our cash flow, liquidity and financial condition.

      On June 5, 2002, Enron filed suit against NPC and SPPC in its bankruptcy case in the Bankruptcy Court (for the Southern District of New York) asserting claims against NPC and SPPC for liquidated damages in the amount of approximately $216 million and $93 million, respectively, based on its termination of its power supply agreement with the Utilities and for power previously delivered to the Utilities. Enron asserted its contractual right under the Western Systems Power Pool Agreement (“WSPPA”) to terminate deliveries based on the Utilities’ alleged failure to provide adequate assurance of their performance under the WSPPA. The Utilities have denied these claims and have contended, among other things, that the termination was wrongful and excuses them from any further payment or performance under the WSPPA. On September 26, 2003, the Bankruptcy Court entered a judgment (the “Judgment”) in favor of Enron for damages related to the termination of Enron’s power supply agreements with the Utilities. The Judgment requires NPC and SPPC to pay approximately $235 million and $103 million, respectively, to Enron for liquidated damages and pre-judgment interest for power not delivered by Enron.

      On October 1, 2003, the Utilities filed a Notice of Appeal from the Judgment with the U.S. District Court for the Southern District of New York.

      On October 10, 2004, the U.S. District Court rendered a decision vacating the Judgment against the Utilities in favor of Enron and remanded the case back to the Bankruptcy Court for fact-finding. A trial date has been set for July 11, 2005, before the Bankruptcy Court. We are unable to predict the outcome of this proceeding.

      The Utilities entered into a stipulation and agreement with Enron which was signed by the Bankruptcy Court on June 30, 2004 and provides that (1) the Utilities shall withdraw their objections to the confirmation of Enron’s bankruptcy plan, (2) the collateral (consisting of General and Refunding Mortgage Bonds and cash) contained in the Utilities’ escrow accounts that had secured their stay of execution of the Judgment shall not be deemed property of Enron’s bankruptcy estate or the Utilities’ estates in the event of a bankruptcy filing, and (3) the stay of execution of the Judgment, as previously ordered by the Bankruptcy Court, shall remain in place without any additional principal contributions by the Utilities to their existing escrow accounts during the pendency of any and all of their appeals of the Judgment, including to the United States Supreme Court, until a final non-appealable judgment is obtained. There can be no assurances that the U.S. District Court or any higher court to which the Utilities appeal the Judgment will accept the existing collateral arrangement to secure further stays of execution of the Judgment.

      On October 1, 2004, the Bankruptcy Court ruled that Enron was entitled to take the $17.9 million and $6.7 million deposited by NPC and SPPC, respectively, for power previously delivered to them, out of escrow for the benefit of Enron’s bankruptcy estate. The Utilities have challenged the Bankruptcy Court’s order with respect to these payments, and no final ruling has been made by the Bankruptcy Court.

      On July 22, 2004, the FERC issued an order granting the Utilities’ request to the FERC for an expedited hearing to review Enron’s termination of the energy contracts entered into between the Utilities and Enron under the WSPPA. In its order, the FERC determined, among other things, that it has jurisdiction over disputes involving interpretations of the WSPPA and that an evidentiary hearing would be required to determine whether Enron lawfully exercised its contract rights under the WSPPA to terminate its energy contracts with the Utilities. Hearings were scheduled to begin on October 25, 2004 and an initial decision was expected from the FERC by December 31, 2004; however, on October 27, 2004, Enron filed a motion in the Bankruptcy Court to enjoin the Utilities from participation in the early termination case. On December 3, 2004, the Bankruptcy Court enjoined the Utilities from further prosecution of the scheduled hearing in the FERC proceeding. The Utilities have appealed this decision to the U.S. District Court and are seeking a stay of the adversary proceeding in the Bankruptcy Court, which is set to begin on July 11, 2005. The Utilities are unable to predict the outcome of these proceedings at this time.

     If we are precluded from receiving dividends from our subsidiaries, we may be unable to repay the senior notes or continue to operate outside of bankruptcy.

      We are a holding company with no significant operations of our own. Our cash flows are substantially derived from dividends paid to us by our subsidiaries, particularly NPC and SPPC, which are typically utilized to service our debt and pay dividends on our common stock, with the balance, if any, reinvested in our subsidiaries as contributions to capital. NPC and SPPC are subject to restrictions on their ability to pay dividends to us pursuant to an order of the PUCN, under the terms of certain of their respective financing agreements, under the terms of an order issued by the Enron Bankruptcy Court and, in the case of SPPC, under the terms of its restated articles of incorporation. In addition, certain provisions of the Federal Power Act could, depending on the interpretation thereof, limit or prohibit the payment of dividends to us.

      Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet cash flow to fixed charge coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations.

     If NPC and/or SPPC do not receive favorable rulings in the deferred energy applications that they file with the PUCN and they are unable to recover their deferred purchased power and fuel costs, we will experience an adverse impact on cash flow and earnings. Any significant disallowance of deferred energy charges in the future could materially adversely affect our cash flow, financial condition and liquidity.

      The rates that NPC and SPPC charge their customers and certain aspects of their operations are subject to the regulation of the PUCN, which significantly influences their operating environment and affects their ability to recover costs from their customers. Under Nevada law, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on their balance sheets and are not shown as an expense until recovered from their retail customers. NPC and SPPC are required to file deferred energy applications with the PUCN at least once every twelve months so that the PUCN may verify the prudence of the energy costs and allow them to clear their deferred energy accounts. Nevada law also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from the Utilities’ customers. Past disallowances in NPC’s and SPPC’s deferred energy cases have been significant.

      Material disallowances of deferred energy costs or inadequate base rates would have a significant adverse effect on NPC’s and SPPC’s financial condition and future results of operations, could cause additional downgrades of our, NPC’s and SPPC’s securities by the rating agencies and would make it more difficult to finance operations and buy fuel and purchased power from third parties.

     If NPC and/or SPPC do not receive favorable rulings in their future general rate cases, it will have a significant adverse effect on our financial condition, cash flows and future results of operations.

      The Utilities’ revenues and earnings are subject to changes in regulatory proceedings known as general rate cases which the Utilities file with the PUCN approximately every two years. In the Utilities’ general rate cases, the PUCN establishes, among other things, their return on common equity, overall rate of return, depreciation rates and their cost of capital.

      NPC filed a general rate case on October 1, 2003 requesting a revenue increase of $133 million annually for investments in infrastructure, a return on equity (“ROE”) of 12.4% and a rate of return (“ROR”) of 10%, recovery of costs related to the merger of NPC and SPR, recovery of costs spent on generation divestiture, and return on cash balances and increased operating costs. On March 26, 2004, the PUCN issued an order allowing $48 million of the $133 million rate increase requested and granting NPC an ROE of 10.25% and an overall ROR of 9.03%.

      SPPC filed a general rate case on December 1, 2003, requesting an increase in its general rates charged to all classes of electric customers, which were designed to produce an increase in annual electric revenues of approximately $87 million. SPPC’s application sought an ROE for SPPC’s total electric operations of 12.4% and an overall ROR of 10.03%. On May 27, 2004, the PUCN issued its decision on SPPC’s general rate case, approving a stipulation agreement between SPPC, the Staff of the PUCN and other interveners which allows SPPC to recover $40 million of the $87 million annual rate increase requested and granting SPPC an ROE of 10.25% and an overall ROR of 9.26%. Additionally, the PUCN issued a decision on the costs associated with the development and construction of SPPC’s Piñon Pine generating facility which was not included in the stipulation agreement. Of the $96 million requested, the PUCN decision allows SPPC to recover approximately $48 million of costs related to the Piñon Pine facility. SPPC is allowed to recover $37 million with a carrying charge over 25 years and $11 million without a carrying charge over 10 years.

      We cannot predict what the PUCN will direct in their orders on NPC’s and SPPC’s future general rate cases. Inadequate base rates would have a significant adverse effect on NPC’s and SPPC’s financial condition and future results of operations and could cause additional downgrades of their securities by the rating agencies and make it significantly more difficult to finance operations and to buy fuel and purchased power from third parties.

     We and the Utilities have substantial indebtedness that we and they may be required to refinance. The failure to refinance indebtedness would have an adverse effect on us.

      We and the Utilities have indebtedness that must be paid, purchased, remarketed or refinanced. If the Utilities do not have sufficient funds from operations and we do not have sufficient funds from dividends to repay this indebtedness at maturity, we will have to refinance the indebtedness through additional financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on the refinanced debt, the increase in interest expense associated with the refinancing could adversely affect our cash flow, and, consequently, the cash available for payments on our indebtedness, including payments in respect of the notes. If the Utilities are unable to refinance or extend outstanding borrowings on commercially reasonable terms, or at all, they may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions; and/or

•	dispose of assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from their operating activities.

      We cannot assure you that the Utilities could effect or implement any of these alternatives on satisfactory terms, if at all. If we or the Utilities are unable to refinance indebtedness as it matures, our cash flow, financial conditions and liquidating could be materially adversely affected.

     NPC and SPPC’s ability to access the capital markets is dependent on their ability to obtain regulatory approval to do so.

      NPC and SPPC must obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit them to finance their operations, construction and acquisition costs and to purchase power and fuel necessary to serve their customers. We cannot assure you that the PUCN will issue such orders or that such orders will be issued on a timely basis.

     Past regulatory decisions significantly adversely affected our liquidity. Further downgrades of our credit ratings could limit our access to the capital markets and make it difficult for the Utilities to obtain power necessary for their operations.

      On March 29, 2002, the PUCN issued a decision in NPC’s deferred energy rate case disallowing $434 million of its request to recover deferred purchased power and fuel costs through rate increases to its customers. Following this decision by the PUCN, each of Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) lowered our unsecured debt ratings to below investment grade. Currently, S&P and Moody’s have our credit ratings on “negative” and “stable” outlook respectively. Any future downgrades will further increase our cost of capital and limit our access to the capital markets.

      Historically, NPC and SPPC have purchased a significant portion of the power that they sell to their customers from power suppliers. If their credit ratings are downgraded, they may experience difficulty entering into new power supply contracts, and to the extent that they must rely on the spot market, they may experience difficulty obtaining such power from suppliers in the spot market in light of their financial condition. In addition, if the Utilities experience unexpected failures or outages in their generation facilities, they may need to purchase a greater portion of the power they provide to their customers. If they do not have sufficient funds or access to liquidity to obtain their power requirements, particularly for NPC at the onset of the summer months, and are unable to obtain power through other means, their business, operations and financial condition will be materially adversely affected.

     NPC and SPPC may not be able to mitigate fuel and wholesale electricity pricing risks which could result in unanticipated liabilities or increased volatility in our earnings.

      NPC’s and SPPC’s business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts they must pay for power supplies on the wholesale market and the cost of producing power in their generation plants. As evidenced by the western utility crisis that began in 2000, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose NPC and SPPC to significant commodity price risks.

      Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in generation plants, including associated transportation costs, and supplies of such commodities;

•	changes in the regulatory framework for the commodities markets that they rely on for purchased power and fuel;

•	liquidity in the general wholesale electricity market;

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets;

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies;

•	union and labor relations;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	changes in federal and state energy and environmental laws and regulations.

      As a part of the Utilities’ risk management strategy, they focus on executing contracts for power deliveries to the Utilities’ physical points of delivery to mitigate the commodity-related risks listed above. To the extent that open positions exist, fluctuating commodity prices could have a material adverse effect on their cash flows and their ability to operate and, consequently, on our financial condition.

     The Utilities are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

      The Utilities are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the outcome or effect of any action or litigation that may arise from applicable environmental regulations.

      In addition, either of the Utilities may be required to be a responsible party for environmental clean up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the amount or timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.

      Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. For example, new federal regulations governing mercury emissions from coal-burning plants have recently been proposed which could result in the imposition of substantially more stringent limitations on emissions than those currently in effect. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations particularly if those costs are not fully recoverable from our customers.

      Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities the cost of installing the necessary equipment may cause us to shut down those generation units.

     Our operating results will likely fluctuate on a seasonal and quarterly basis.

      Electric power generation is generally a seasonal business. In many parts of the country, including our service areas, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our operating results in the future will likely fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions in our service areas are milder. Unusually mild weather in the future could diminish our results of operations and harm our financial condition.

     War and the threat of terrorism may harm our future growth and operating results.

      The growth of our business depends in part on continued customer growth and tourism demand in the Las Vegas portion of our service area. Changes in consumer preferences or discretionary consumer spending in the Las Vegas portion of our service area could harm our business. The terrorist attacks of September 11, 2001 had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Although activity levels in the Las Vegas area have recovered significantly since then, we cannot predict the extent to which future terrorist and war activities in the United States and elsewhere may affect us, directly or indirectly. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm the businesses in and the continued growth of the Las Vegas portion of our service area, which could harm our business and results of operations. In addition, instability in the financial markets as a result of war, may affect our ability to raise capital.

      A continued military presence in Iraq or any other military strikes may affect our operations in unpredictable ways, such as increased security measures and disruptions of fuel supplies and markets, particularly oil. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that our infrastructure facilities (which includes our pipelines, production facilities, and transmission and distribution facilities) could be direct targets or indirect casualties of an act of terror. War and the possibility of a prolonged military presence may have an adverse effect on the economy in general.

Risks Relating to the New PIES

     Because the number of shares of common stock that you will receive upon settlement of a purchase contract will depend on the future price of our common stock, you will bear the risk of decline in the value of our common stock.

      The terms of the New PIES will differ from those of ordinary convertible securities. The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will generally depend on the trading prices of the common stock over the 20-trading day period ending on November 10, 2005. The aggregate market value of the common stock you may receive upon settlement of the purchase contract will likely be less than the stated amount of $50 per PIES. If the average closing price per share of common stock over the 20-trading day period ending on November 10, 2005 is less than $13.85, the aggregate market value of the common stock issuable upon settlement generally will be less than $50, and the investment in the New PIES will result in a loss. The closing price per share of our common stock on May 5, 2005, was $11.15 per share. Therefore, you will bear the risk of a decline in the market value of the common stock prior to settlement of the purchase contracts. Any such loss could be substantial.

     Your opportunity for equity appreciation will be less than direct ownership of our common stock.

      The aggregate market value of the common stock you may receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of common stock over the 20-trading day period ending on November 10, 2005 equals or exceeds $16.62, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20.0% over the closing price on the NYSE on November 12, 2001. Therefore, during the period prior to settlement, an investment in the New PIES affords less opportunity for equity appreciation than a direct investment in the common stock. If the applicable average closing price per share of common stock exceeds $13.85, which we refer to as the “reference price,” but falls below the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price per share of common stock equals or exceeds the threshold appreciation price for that period, you will realize only 83.3% of the value of the shares of common stock you could have purchased with $50 at the time of the offering. See “Description of the Purchase Contracts — General.” for an illustration of the number of shares of common stock that you would receive at various average closing prices.

     The market price for our common stock is uncertain.

      It is impossible to know whether the market price of our common stock will rise or fall. Numerous factors influence the trading price of our common stock. These factors may include changes in our financial condition, results of operations and prospects and complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which our common stock is traded and the market segments of which we are a part.

      The market for our common stock likely will influence, and be influenced by, any market that develops for the New PIES. For example, investors’ anticipation of the distribution into the market of substantial amounts of common stock could depress the price of the common stock and increase its volatility. The largest number of shares of common stock issuable upon settlement of the purchase contracts, absent anti-dilution adjustments, would constitute approximately 14.45% of the common stock outstanding as of May 5, 2005. The price of the common stock also could be affected by possible sales of the common stock by investors who view the New PIES as a more attractive means of equity participation in us.

     The number of shares of common stock issuable upon settlement of purchase contracts will be adjusted only for certain specified transactions.

      The number of shares of common stock issuable upon settlement of each purchase contract is subject to adjustment only for share splits and combinations, share dividends and other specified transactions involving Sierra Pacific. See “Description of the Purchase Contracts — Anti-Dilution Adjustments.” The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as issuance of common stock under employee share programs, offerings of common stock for cash (including issuances under our common stock investment plan) or in connection with acquisitions or certain other transactions involving us, which may adversely affect the price of the common stock. The terms of the New PIES will not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute the value of our common stock. We have no obligation to consider the interests of the holders of the New PIES for any reason beyond your contractual rights as a holder of New PIES.

     You will have no rights as common stockholders, but you may be negatively affected by some changes made with respect to our common stock.

      Until you acquire common stock upon settlement of your purchase contract, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock but you will be subject to all changes affecting the common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the applicable record date occurs after the settlement date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

     The trading markets for New PIES and senior notes are subject to uncertainties and may be illiquid.

      It is impossible to predict how the New PIES, the Treasury PIES and the senior notes will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. The New PIES, the Treasury PIES and the senior notes will be new securities. There currently is no secondary market for the New PIES or the senior notes to be issued in this offering, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market at attractive prices or at all or whether any such market, if it develops, will continue.

      We have applied to list the New PIES on the NYSE under the trading symbol “SRV,” subject to obtaining a waiver of a NYSE listing requirement and the New PIES meeting all other listing requirements of the NYSE. We do not expect the waiver to be granted by the expiration of the exchange offer. Therefore, there is no guarantee that the New PIES will be listed on the NYSE and we will not apply to list the New PIES on any other exchange. If holders of the New PIES convert their New PIES into Treasury PIES by substituting Treasury Securities for the senior notes or exercise their early settlement rights, the liquidity of the New PIES could be adversely affected. Moreover, if the number of New PIES falls below the NYSE’s requirement for continued listing, whether as a result of the conversion of New PIES into Treasury PIES, early settlement of purchase contracts or otherwise, the New PIES could be delisted from the NYSE, or trading in the New PIES could be suspended. In connection with the remarketing of the senior notes associated with the New PIES, we have applied to list the senior notes on the NYSE, subject to meeting all other listing requirements of the NYSE. The senior notes are expected to be listed on or about the day following the remarketing date. If we are unable to list the senior notes on the NYSE, we will not apply to list the senior notes on any other exchange.

      Even if the New PIES and the senior notes are listed on the NYSE, there is no guarantee that a trading market will develop for the New PIES and/or the senior notes.

     The trading prices for the New PIES will be directly affected by the trading prices of our common stock.

      The trading prices of the New PIES in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the New PIES, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the New PIES. Any such arbitrage could, in turn, affect the trading prices of the New PIES, Treasury PIES, the senior notes and the common stock.

     Your pledged securities will be encumbered.

      Although holders of New PIES will be beneficial owners of the underlying pledged senior notes, or, following a successful remarketing, the applicable Treasury portfolio, in the case of New PIES, and pledged Treasury Securities, in the case of Treasury PIES, those pledged securities will be pledged to secure the obligations of the holders under the purchase contracts until settled. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged securities from this pledge arrangement except in the limited circumstances described in this exchange offer prospectus.

     Delivery of your pledged securities is subject to potential delay if Sierra Pacific becomes subject to a bankruptcy proceeding.

      Notwithstanding the fact that the purchase contract agreement provides for the immediate and automatic termination of the purchase contracts in the event that we become the subject of a proceeding under the Bankruptcy Code, an automatic stay will be imposed under the Bankruptcy Code if we do become the subject of a bankruptcy proceeding. This could result in a substantial delay in delivery to you of your senior notes, your interest in the portfolio of Treasury securities or your Treasury Securities being held as collateral under the pledge agreement, and it is possible that your senior notes could become worthless.

     The purchase contract agent will have limited obligations to you.

      The purchase contract agent will have only limited obligations to you as a holder of the New PIES under the terms of the purchase contract agreement. The purchase contract agreement will not constitute an indenture under the Trust Indenture Act of 1939. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act of 1939, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for “conflicting interests,” provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. See “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement — Information Concerning the Purchase Contract Agent.”

     The senior notes will be effectively subordinated to the liabilities of our subsidiaries.

      Because we are a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and the preferred stockholders of our subsidiaries. As of December 31, 2004, our subsidiaries had approximately $3.3 billion of debt outstanding and our subsidiary SPPC had approximately $50 million stated value of preferred stock outstanding. Although the indenture under which the senior notes would be issued does not restrict the amount of indebtedness that we and our subsidiaries may issue, the terms of our 8 5/8% Senior Notes due 2014 restrict us, along with NPC and SPPC, to issuing no more than approximately $40 million of additional indebtedness in the aggregate based on our December 31, 2004 financial statements, assuming an interest rate of 8 5/8% based upon our most recent debt issuance, unless the indebtedness being issued is specifically permitted under the terms of our 8 5/8% Senior Notes due 2014. In addition, NPC and SPPC are subject to restrictions under the terms of their various financing agreements on their ability to issue additional indebtedness.

     We may issue additional common stock and thereby adversely affect the price of our common stock.

      The number of shares of common stock that you are entitled to receive on November 15, 2005 or as a result of early settlement of a purchase contract, is subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive upon settlement for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason other than your contractual rights as a holder of New PIES. If we issue additional common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received upon settlement to the price of the common stock, these other events may adversely affect the trading price of New PIES or Treasury PIES.

     Prior to the remarketing, the senior notes will not contain certain restrictive covenants.

      Prior to the remarketing, the terms of the senior notes will not contain several types of restrictive covenants that would protect holders of senior notes from transactions that may adversely affect the holders. In particular, the indenture governing the senior notes will not contain covenants that limit our ability to pay dividends or make distributions on, or redeem or repurchase, our capital shares and will not contain provisions that would give holders of the senior notes the right to require that we repurchase their senior notes in the event of a change of control of us or a decline in our credit rating or our debt securities from a takeover, recapitalization or similar restructuring, or any other reason. In addition, the indenture will not limit our ability to incur additional indebtedness and therefore will not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders. Under the terms of the indenture, the Utilities may merge or consolidate with or sell assets to another party without the consent of the holders of the senior notes. Although we may add restrictive covenants to the senior notes in connection with the remarketing, there can be no assurances that we will adopt restrictive covenants or that the terms of any such restrictive covenants are comparable to the terms of other debt securities issued by us.

     We will treat the senior notes as contingent payment debt instruments and you will be required to accrue original issue discount.

      For U.S. federal income tax purposes, we will treat the senior notes as contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the senior notes, subject to some adjustments. Additionally, you may be required to recognize ordinary income on the gain, if any, realized on a sale or upon other disposition of the senior notes. See “United States Federal Income Tax Consequences.”

SIERRA PACIFIC RESOURCES

      We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.2 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and SPPC, we also operate several non-regulated businesses.

Our Subsidiaries

      Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.

      Sierra Pacific Power Company, our wholly owned subsidiary is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,600 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.

      Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the FERC that serves Reno, northern Nevada and northeastern California.

      We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

      As of December 31, 2004, we had $875 million of indebtedness outstanding, all of which would rank equally with the senior notes associated with the New PIES. Although the indenture under which the senior notes would be issued does not restrict the amount of indebtedness that we may issue, we, and our subsidiaries Nevada Power Company and Sierra Pacific Power Company, are restricted under the terms of our 8 5/8% Senior Notes due 2014 to issuing no more than approximately $40 million of additional indebtedness based on our December 31, 2004 financial statements, assuming an interest rate of 8 5/8% based upon our most recent debt issuance, unless the indebtedness being issued is specifically permitted under the terms of the 8 5/8% Senior Notes due 2014.

New Generation Capacity

      In October 2004, NPC purchased the Chuck Lenzie Generating Station from Duke Energy. The Chuck Lenzie Generating Station is a nominally rated 1200 megawatt natural gas-fired combined-cycle power plant located in the Moapa Valley, 20 miles northeast of Las Vegas. When purchased, the plant was 56% complete and construction resumed immediately. NPC is projecting half of the capacity to be in service by December 2005, and the remaining half to be in service by March 2006. The Utilities continue to review and evaluate their options with respect to building and/or purchasing new generating facilities.

Dividends from Subsidiaries

      Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are summarized below.

Dividend Restrictions Applicable to Nevada Power Company

•	NPC’s Indenture of Mortgage, dated as of October 1, 1953, between NPC and Deutsche Bank Trust Company Americas, as trustee (the “First Mortgage Indenture”), limits the cumulative amount of dividends and other distributions that NPC may pay on its capital stock. In February 2004, NPC amended this restriction in its First Mortgage Indenture to:

•	change the starting point for the measurement of cumulative net earnings available for the payment of dividends on NPC’s capital stock from March 31, 1953 to July 28, 1999 (the date of NPC’s merger with us), and

•	permit NPC to include in its calculation of proceeds available for dividends and other distributions the capital contributions made to NPC by us.

        As amended, NPC’s First Mortgage Indenture dividend restriction is not expected to materially limit the amount of dividends that NPC may pay to us in the foreseeable future.

•	NPC’s 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009, which were issued on October 29, 2002, NPC’s 9% General and Refunding Mortgage Notes, Series G, due 2013, which were issued on August 18, 2003, NPC’s General and Refunding Mortgage Bond, Series H, which was issued on December 4, 2003, NPC’s 6.5% General and Refunding Mortgage Notes, Series I, which were issued on April 7, 2004, NPC’s 5 7/8% General and Refunding Mortgage Notes, Series L, which were issued on November 16, 2004 and NPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that NPC may make to us. However, that limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of Old PIES and the New PIES) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters preceding the date of payment is at least 1.75 to 1.

        The terms of the various series of Notes, the Bond and the Revolving Credit Agreement also permit NPC to make payments to us in excess of the amounts payable discussed above, in an aggregate amount not to exceed:

•	under the Series E Notes, $15 million from the date of the issuance of the Series E Notes, and

•	under the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the Revolving Credit Agreement, $25 million from the date of the issuance of the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes, and the establishment of the Revolving Credit Agreement, respectively.

        In addition, NPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E, G, I and L Notes, the Series H Bond or the Revolving Credit Agreement, respectively,

•	NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from date of issuance of the applicable Series of Notes, the Bond or the establishment of the Revolving Credit Agreement,

•	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of NPC’s investment in certain subsidiaries.

        If NPC’s Series E Notes, Series G Notes, Series I Notes, Series L Notes or Series H Bond are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or the Bond remains investment grade.

•	The terms of NPC’s preferred trust securities provide that no dividends may be paid on NPC’s common stock if NPC has elected to defer payments on the junior subordinated debentures issued in conjunction with the preferred trust securities. At this time, NPC has not elected to defer payments on the junior subordinated debentures.

Dividend Restrictions Applicable to Sierra Pacific Power Company

•	SPPC’s General and Refunding Mortgage Bond, Series E, which was issued on December 4, 2003, SPPC’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which were issued on April 16, 2004 and SPPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that SPPC may pay to us. However, that limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our PIES) provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

        The terms of the Series E Bond, the Series H Notes and the Revolving Credit Agreement also permit SPPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series E Bond, the Series H Notes and the establishment of the Revolving Credit Agreement, respectively.

        In addition, SPPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E Bond, the Series H Notes or the Revolving Credit Agreement,

•	SPPC has a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series E Bond, the Series H Notes or the establishment of the Revolving Credit Agreement, respectively, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPPC’s investment in certain subsidiaries.

If SPPC’s Series E Bond Notes or the Series H Notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or Bond remains investment grade.

•	SPPC’s Articles of Incorporation contain restrictions on the payment of dividends on SPPC’s common stock in the event of a default in the payment of dividends on SPPC’s preferred stock. SPPC’s Articles also prohibit SPPC from declaring or paying any dividends on any shares of common stock (other than dividends payable in shares of common stock), or making any other distribution on any shares of common stock or any expenditures for the purchase, redemption or other retirement for a consideration of shares of common stock (other than in exchange for or from the proceeds of the sale of common stock) except from the net income of SPPC, and its predecessor, available for dividends on common stock accumulated subsequent to December 31, 1955, less preferred stock dividends, plus the sum of $500,000. At the present time, SPPC believes that these restrictions do not materially limit its ability to pay dividends and/or to purchase or redeem shares of its common stock.

Dividend Restrictions Applicable to Both Utilities

•	On March 31, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by NPC. On April 8, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by SPPC. These PUCN orders, for NPC Docket 04-1014 and for SPPC Docket 03-12030, permit NPC and SPPC to annually dividend an aggregate of either our actual cash requirements for debt service, or $70 million, whichever is less. These orders, in conjunction with earlier PUCN orders on this issue, also provide that the dividend limitation may be reviewed in a subsequent application to grant short-term debt authority and that, in the event that circumstances change in the interim, either NPC or SPPC may petition the PUCN to review the dollar limitation.

•	The Utilities are subject to the provision of the Federal Power Act, as applied to their particular circumstances, that states that dividends cannot be paid out of funds that are properly included in their capital account. Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts. If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to us could be jeopardized.

•	On November 6, 2003, the Bankruptcy Court (for the Southern District of New York) issued an order staying execution pending appeal of the September 26, 2003 judgment entered in favor of Enron against the Utilities. One of the conditions of the stay order is that the Utilities cannot pay dividends to us other than for our current operating expenses and debt payment obligations. Although the judgment has been reversed by the U.S. District Court of the Southern District of New York, this limitation will remain in place pursuant to the terms of a stipulation agreement among the Utilities and Enron.

      Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet a coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations.

      We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is (775) 834-4011.

SELECTED FINANCIAL INFORMATION

      The following tables summarize our selected historical financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes from our Form 10-K for the year ended December 31, 2004 which are incorporated by reference. Those financial statements and notes should be read in their entirety. Our obligations under the notes will not be guaranteed by NPC, SPPC or any other entity. The selected financial data have been derived from our financial statements.

	Year Ended December 31,

	2000	2001	2002	2003	2004

	(Dollars in thousands except per share amounts)
Operating Revenues	$2,325,066	$4,574,987	$2,984,604	$2,787,543	$2,823,839
Operating Income (Loss)	126,674	224,641	(27,509)	271,464	338,785
Income (Loss) from Continuing Operations	(45,264)	35,818	(294,979)	(104,160)	35,635
Income (Loss) from Continuing Operations Per Average Common Share — Basic and Diluted	(0.58)	0.41	(2.89)	(0.90)	.19
Dividends Declared per Common Share	1.00	0.40	0.20	—	—
Ratio of Earnings to Fixed Charges(1)(2)	—	1.17x	—	—	1.12x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. “Earnings” represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.

(2)	For the years ended December 31, 2003, 2002 and 2000, earnings were insufficient to cover fixed charges by $160,343, $467,440 and $91,474, respectively.

	As of December 31,

	2000	2001	2002	2003	2004

	(Dollars in thousands)
Total Assets	$5,804,251	$8,132,727	$7,110,639	$7,063,758	$7,528,467
Long-Term Debt(1)	2,850,839	3,692,760	3,899,176	3,798,644	4,089,772

(1)	Includes current maturities of long-term debt.

USE OF PROCEEDS

      We will not receive any cash proceeds from this exchange offer. Old PIES that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New PIES will not result in any cash proceeds to us.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the NYSE under the symbol “SRP.” The following table shows the dividends paid and the high and low reported sale prices per share of the common stock in the consolidated transaction reporting system in “The Dow Jones News Retrieval Service” for the stated calendar quarter.

		High	Low

2005	Second Quarter (through May 5, 2005)	$11.32	$10.11
	First Quarter	11.30	9.00
2004	Fourth Quarter	10.54	8.93
	Third Quarter	9.00	7.55
	Second Quarter	7.90	6.57
	First Quarter	8.53	7.19
2003	Fourth Quarter	7.53	4.92
	Third Quarter	6.23	4.56
	Second Quarter	5.95	3.22
	First Quarter	7.35	2.85

      On May 5, 2005, the last reported sale price of our common stock was $11.15 per share. As of December 31, 2004, our book value per share of common stock was $12.76 per share or $8.18 per share adjusted for the additional shares of common stock that may be issued in settlement of our 7.25% Convertible Notes due 2010. The holders of the Convertible Notes are entitled to receive (non-cumulative) dividend payments on a 1 to 1 basis with common stockholders without exercising the conversion option under the Convertible Notes. The Convertible Notes meet the criteria of a participating security for the purposes of the calculation of our basic earnings per share; therefore, the 65,749,110 shares of common stock that may be issued upon conversion of the Convertible Notes are factored into the calculation of our book value per share.

      We paid no dividends in 2003 or 2004. Dividends are considered periodically by our Board of Directors and are subject to factors that ordinarily affect dividend policy, such as current and prospective earnings, current and prospective business conditions, regulatory factors, our financial condition and other matters within the discretion of the Board as well as dividend restrictions set forth in our 8 5/8% Senior Notes due 2014. The Board last declared a dividend on our common stock on February 6, 2002. Since that time, the Board has determined not to pay a dividend on our common stock. See “Sierra Pacific Resources — Dividends from Subsidiaries” for a description of the restrictions on NPC’s and SPPC’s ability to pay us dividends.

ACCOUNTING TREATMENT

      The senior notes and the purchase contracts associated with the New PIES will be recorded in our accounting records at the same carrying value as the senior notes and the purchase contracts associated with the Old PIES, respectively, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any cash payments made to you for tendering Old PIES will be capitalized and amortized as an adjustment of interest or interest expense over the remaining term of the New PIES using the interest method. Any other costs incurred directly related to the exchange offer (such as legal fees, registration fees, etc.) will be expensed as incurred.

      The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $50 on the purchase contract and will issue the required number of shares of common stock. The stated amount received will be credited to stockholders’ equity and allocated between the common stock and paid-in capital account.

      Prior to the issuance of common stock upon settlement of the purchase contracts, we expect that the New PIES will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market at the average closing price during the relevant period using the proceeds receivable upon settlement. As a result, we expect there will be no dilutive effect on our earnings per share except during periods when the average closing price per share of common stock is above the threshold appreciation price.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

      The purpose of this exchange offer is to exchange Old PIES for New PIES. The senior notes associated with the New PIES may be remarketed

•	at any time during the early remarketing period, which is the period beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us, or

•	during a final remarketing period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date.

      In addition to the interest rate that is scheduled to be reset in connection with the remarketing, we may modify certain terms of the senior notes, including the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, the interest payment dates and the addition of covenants applicable to the senior notes. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

Terms of the Exchange Offer

      We are offering to exchange one unit of New PIES plus $0.125 in cash for each validly tendered and accepted unit of Old PIES, up to an aggregate of 4,704,350 Old PIES, upon the terms and subject to the conditions set forth in this exchange offer prospectus and in the related letter of transmittal. Old PIES validly tendered and not withdrawn will be subject to proration as described in this exchange offer prospectus if we are informed by the NYSE that the exchange offer, as currently contemplated, will cause the outstanding Old PIES to be de-listed from the NYSE.

      We are only tendering for Corporate PIES. We are not tendering for Treasury PIES. If you hold Treasury PIES and would like to participate in the exchange offer, then before tendering, you must recreate Corporate PIES from your Treasury PIES. See the section of this exchange offer prospectus entitled “Description of the New PIES — Recreating Corporate PIES” for a discussion on how to recreate Corporate PIES from Treasury PIES.

      Any Old PIES tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. Old PIES accepted in the exchange offer, including the underlying purchase contracts and senior notes, will be retired and cancelled.

Expiration Date

      The term “expiration date” means 5:00 p.m., New York City time, on May 18, 2005. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of this exchange offer” means the latest time and date to which the exchange offer is so extended.

Cash Consideration Paid to Tendering Holders

      If Old PIES aggregating 4,704,350 units, the maximum amount we will accept for exchange, are validly tendered and accepted for exchange by us, we will pay an aggregate of approximately $588,000 in cash to exchanging holders. We intend to fund the cash component of the exchange consideration from our available cash.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer to the contrary, the exchange offer is subject to the following conditions that we may not waive:

•	the registration statement of which this exchange offer prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the Securities and Exchange Commission;

•	there is a minimum of 100,000 Old PIES tendered for exchange (in order to meet the NYSE listing requirements for the New PIES and the senior notes);

•	we shall not have been informed by the NYSE that the exchange offer as currently contemplated, will cause the outstanding Old PIES to be de-listed from the NYSE; and

•	the satisfaction of the following conditions set forth in the dealer manager agreement as of the expiration date of the exchange offer (any of which may be waived by the dealer managers in their discretion):

•	the accuracy in all material respects of the representations and warranties made by us in the dealer manager agreement;

•	the delivery by us to the dealer managers of customary officers’ and secretary’s certificates as of the expiration date;

•	the delivery by us to the dealer managers of a “comfort letter” from our independent registered public accounting firm with respect to certain information contained or incorporated by reference in this exchange offer prospectus; and

•	the delivery by us to the dealer managers of legal opinions rendered by our counsel as of the expiration date.

      The NYSE will consider de-listing the outstanding Old PIES if, following the exchange, the number of publicly-held Old PIES is less than 100,000, the number of holders of Old PIES is less than 100, the aggregate market value of the Old PIES is less than $1 million or for any other reason based on the suitability for the continued listing of the Old PIES in light of all pertinent facts as determined by the NYSE. In the event that a significant number of holders tender their Old PIES or a significant number of the Old PIES are tendered in the offer such that we believe there is any likelihood that the Old PIES could be de-listed from the NYSE, we may accept a pro rata amount of the Old PIES tendered in order to ensure that the Old PIES continue to be listed on the NYSE. Therefore, while we are making this exchange offer for up to 4,704,350 Old PIES, we may not accept all validly tendered Old PIES if doing so may result in the de-listing of the Old PIES which remain outstanding. If the Old PIES are likely to be de-listed, we are required to prorate the offer to ensure that the Old PIES remain listed on the NYSE. If we decide to prorate the offer such that we will only accept an aggregate number of Old PIES that is lower than the 4,704,350 Old PIES that we are currently seeking to exchange, we will extend the exchange offer for a period of ten business days and provide holders with notice of such extension as described below under “— Extension, Delay in Acceptance, Amendment or Termination.”

      In addition, notwithstanding any other provision of the exchange offer to the contrary, we will not be required to accept for exchange Old PIES tendered pursuant to the exchange offer and may terminate or extend the exchange offer if any condition to the exchange offer is not satisfied or waived before or at the time of the expiration of the exchange offer. We may also, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of Old PIES validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the conditions described above is not satisfied or any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	there shall have been instituted or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or a materially significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens;

•	less than $50 million aggregate amount of the Old PIES are tendered; or

•	delays as a result of the SEC review process that would prevent us from consummating the exchange offer prior to the initial remarketing date for the Old PIES.

      These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

      We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all Old PIES previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

      We also expressly reserve the right, at any time or from time to time to:

•	delay the acceptance for exchange of Old PIES for administrative purposes, as such may be required by difficulties in determining the final proration percentage, if any, or calculating soliciting dealer fees;

•	waive any condition (other than those conditions we have identified as conditions we cannot waive) or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent; or

•	terminate or withdraw the exchange offer if any condition to the exchange offer is not satisfied, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the exchange agent.

      Other than an extension of the exchange offer or the administrative purposes described above, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Old PIES.

      If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

      If we make a change in the number of Old PIES sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

      Any waiver, amendment or modification will apply to all Old PIES tendered, regardless of when or in what order such Old PIES were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

      Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

      We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under “— Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your Old PIES in connection with the exchange offer, and any Old PIES you have tendered that we have not accepted for exchange will be returned promptly to you.

Priority of Exchanges and Proration

Priority of exchange

      Upon the terms and subject to the conditions of the exchange offer, if 4,704,350 or fewer Old PIES are validly tendered and not validly withdrawn on or prior to the expiration date of the exchange offer, we will accept for exchange all validly tendered Old PIES if, and only if, the acceptance of such tendered Old PIES would not result in the de-listing of the Old PIES that remain outstanding from the NYSE.

      Upon the terms and subject to the conditions of the exchange offer, if more than 4,704,350 Old PIES are validly tendered and not validly withdrawn on or prior to the expiration date of the exchange offer, we will accept Old PIES from all holders who validly tender Old PIES, on a pro rata basis with appropriate adjustment to avoid fractional units as described below under “ — Proration.”

      In addition, if we determine that there is any likelihood that the NYSE continued-listing condition may not be met, we may accept a pro rata amount of the Old PIES tendered in the exchange offer to ensure that the Old PIES which remain outstanding continue to be listed on the NYSE after the consummation of the exchange offer. Any Old PIES tendered but not accepted because of proration will be returned to you. We will announce this proration percentage, if it is necessary, after the expiration date of exchange offer.

Proration

      If, for any reason, proration of tendered Old PIES is required, we will determine the final proration factor promptly after the expiration date of the exchange offer in a manner consistent with Rule 13e-4(f)(3) of the Securities Exchange Act of 1934. Proration for each holder validly tendering Old PIES will be based on the ratio of the number of Old PIES validly tendered by the holder to the total number of Old PIES validly tendered by all holders. This ratio will be applied to holders tendering Old PIES to determine the number of Old PIES, rounded up or down as nearly as practicable to the nearest whole unit, that will be purchased from each holder pursuant to the exchange offer. For instance, if 4,804,350 Old PIES are validly tendered and not withdrawn, the proration factor would be 97.9% (4,704,350 divided by 4,804,350). Accordingly, a holder who validly tendered 100,000 Old PIES would have 97,900 Old PIES accepted for exchange by us (97.9% multiplied by 100,000), and we would return 2,100 Old PIES to such holder.

      Because of the potential difficulty in determining the number of Old PIES validly tendered and not withdrawn, we do not expect that we will be able to announce the final proration percentage until three to five business days after the expiration date of the exchange offer. The preliminary results of any proration will be announced by press release promptly after the expiration date of the exchange offer. Holders may obtain preliminary proration information from the dealer managers and the information agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered Old PIES promptly after the expiration date of the exchange offer, but no later than five business days after the expiration date of the exchange offer.

      As described in the section of this exchange offer prospectus entitled “United States Federal Income Tax Consequences,” you may be required to recognize taxable gain or loss with respect to the senior notes that are part of your Old PIES. If you are required to recognize taxable gain or loss with respect to such notes, the amount of gain or loss recognized by you will depend in part on the adjusted basis you have in the senior notes that are part of your Old PIES. If any of your senior notes has an adjusted basis that is different from any of your other senior notes and we prorate the tendered Old PIES, you may wish to designate which of the Old PIES are to be purchased in the exchange. The letter of transmittal provides you the opportunity to designate the order of priority in which Old PIES are to be purchased, if we prorate the tendered Old PIES.

Procedures for Tendering Old PIES

      Only a holder of Old PIES may participate in the exchange offer. If you hold Treasury PIES, see the section of this exchange offer prospectus entitled “Description of New PIES — Recreating Corporate PIES” for a discussion of how to recreate Corporate PIES from Treasury PIES.

How to tender if you are a beneficial owner

      If you beneficially own Old PIES that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Old PIES, you should contact the registered holder promptly and instruct it to tender your Old PIES on your behalf.

      If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old PIES, either:

•	make appropriate arrangements to register ownership of the Old PIES in your name; or

•	obtain a properly completed power from the registered holder of your Old PIES.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date of the exchange offer.

How to tender generally

      To participate in the exchange offer, a holder must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

      In addition, either:

•	the exchange agent must receive the Old PIES along with the letter of transmittal prior to the expiration date of the exchange offer; or

•	the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old PIES into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

      To be validly tendered, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to the expiration date of the exchange offer.

      The tender by a holder that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this exchange offer prospectus and in the letter of transmittal.

      The method of delivery of the Old PIES, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send the letter of transmittal or Old PIES to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

Signatures and signature guarantees

      If you are using a letter of transmittal or a notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers. Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Old PIES are tendered:

•	by a registered holder who has signed the letter of transmittal and the exchange consideration to be received in the exchange offer is to be issued directly to such registered holder and such holder has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When you need endorsements or powers of attorney

      If the letter of transmittal is signed by a person other than the registered holder of any Old PIES, the Old PIES must be endorsed or accompanied by a properly completed power of attorney. The power of attorney must be signed by the registered holder as the registered holder’s name appears on the Old PIES. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the power of attorney.

      If the letter of transmittal or any Old PIES are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering through DTC’s automated tender offer program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old PIES to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Old PIES that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

Determination of Validity

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old PIES. We reserve the absolute right to reject any and all Old PIES not validly tendered or any Old PIES whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old PIES must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Old PIES will not be considered to have been made until any defects or irregularities have been cured or waived. Any Old PIES received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned promptly by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Withdrawals of Tenders

      You may validly withdraw Old PIES that you tender at any time prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on May 18, 2005, unless we extend it. In addition, if not previously returned, you may withdraw any Old PIES that you tender that are not accepted by us for exchange after June 13, 2005, which is 40 business days from the commencement of the exchange offer. For a withdrawal of Old PIES to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration date or, if not previously accepted by us, after June 13, 2005, in both cases, at the address set forth on the back cover page of this exchange offer prospectus. Any notice of withdrawal must:

•	specify the name of the person who tendered the Old PIES to be withdrawn;

•	identify the Old PIES to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old PIES were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the Old PIES into the name of the person withdrawing the tender.

      If we extend the exchange offer, are delayed in our acceptance of the Old PIES for exchange or are unable to accept Old PIES pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered Old PIES and such Old PIES may not be withdrawn except as otherwise provided in this exchange offer prospectus, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

      If you have tendered your Old PIES through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration date of the exchange offer.

      All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Old PIES withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the Old PIES so withdrawn are validly retendered. Any Old PIES that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn Old PIES may be retendered by following one of the procedures described above under “— Procedures for Tendering Old PIES” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Old PIES

      We will issue the exchange consideration, and cause it to be delivered, upon the terms of the exchange offer and in a manner consistent with Rules 13e-4(f)(5) and 14e-1(c) of the Securities

Exchange Act of 1934, in exchange for Old PIES validly tendered in the exchange offer promptly after the expiration date of the exchange offer and our acceptance of the validly tendered Old PIES. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old PIES or defectively tendered Old PIES with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent. We will pay for Old PIES accepted for exchange by us pursuant to the exchange offer by depositing the exchange consideration with the exchange agent. The exchange agent will act as your agent for the purpose of receiving consideration from us and transmitting such consideration to you.

      In all cases, payment for Old PIES accepted for exchange by us pursuant to the exchange offer will be made, and delivered, promptly after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the Old PIES into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering Old PIES — Tendering through DTC’s automated tender offer program” above;

•	a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

      If we do not accept any Old PIES tendered for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such Old PIES to the account maintained at DTC from which the tendered Old PIES were delivered.

      Under no circumstances will we pay interest on the exchange consideration regardless of any delay in making such payment.

Return of Unaccepted Old PIES

      Any tendered Old PIES that are not accepted for exchange by us, including due to the proration provisions, will be returned without expense to their tendering holder. In the case of Old PIES tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described above, such non-exchanged Old PIES will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Compliance With State Securities Laws

      We are making the exchange offer to all holders of outstanding Old PIES. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of Old PIES be accepted from or on behalf of, the holders of Old PIES residing in any such jurisdiction.

Foreign Securities Matters

      No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this exchange offer prospectus or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this exchange offer prospectus nor any other offering material or advertisements in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This exchange offer prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this exchange offer prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this exchange offer prospectus, and the resale of the shares of common stock.

Exchange Agent

      The Bank of New York has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this exchange offer prospectus. Delivery of a letter of transmittal to an address or transmission of the letter of transmittal via facsimile other than as set forth on the back cover of this exchange offer prospectus does not constitute a valid delivery of the letter of transmittal.

      The Bank of New York is the purchase contract agent for the Old PIES and the trustee of the senior notes forming a part of the Old PIES. The Bank of New York has in the past and may in the future receive customary compensation for such services.

Information Agent

      Morrow & Co., Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this exchange offer prospectus or of the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this exchange offer prospectus.

Dealer Managers

      The dealer managers for the exchange offer are Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. We have agreed to pay the dealer managers compensation for their services as dealer managers in connection with this exchange offer, which compensation would be $1.2 million, assuming full participation in the exchange offer. The dealer managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The dealer managers have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The dealer managers have regularly acted as underwriters and initial purchasers of long and short-term debt securities issued by us and the Utilities in public and private offerings and will likely continue to do so from time to time, possibly during periods in which senior notes are being remarketed.

      The dealer managers may from time to time hold Old PIES and shares of our common stock in their proprietary accounts, and, to the extent they own Old PIES in these accounts at the time of the exchange offer, the dealer managers may tender these Old PIES, although a dealer manager will not be paid a fee for Old PIES tendered by that dealer manager for its own account. During the course of the exchange offer, the dealer managers may trade shares of our common stock for their own account or for the accounts of their customers. As a result, the dealer managers may hold a long or short position in our common stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. will be the remarketing agents for the senior notes forming a part of the Old PIES which remain outstanding after consummation of the exchange offer and will receive fees in connection with successful remarketings of such senior notes in an amount to be mutually agreed between Sierra Pacific and the remarketing agents. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have also entered into an agreement with us pursuant to which, subject to certain conditions, they will purchase senior notes which are associated with the New PIES that have not been remarketed to other investors.

Fees and Expenses

      We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by the dealer managers and information agent, as well as by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent, the dealer managers and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

      Soliciting Dealer Fees. We will pay a fee to soliciting dealers of an amount equal to $0.125 for each validly tendered and accepted Old PIES in the exchange offer for beneficial owners whose ownership is equal to or fewer than 5,000 units. Any fees payable pursuant to this paragraph shall be paid in full to a soliciting dealer if such soliciting dealer is designated (as herein described), in which case such fees shall be payable in full to such designated soliciting dealer (which designated soliciting dealer may be a dealer manager). Reference to a soliciting dealer shall include a dealer manager designated as a soliciting dealer.

      A designated soliciting dealer is an entity obtaining the tender, if the applicable letter of transmittal includes its name in the “Solicited Tenders” box and it is:

•	a broker or dealer in securities, including a dealer manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD;

•	a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the U.S. to the same extent as though it were an NASD member; or

•	a bank or trust company.

      Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the exchange offer consist solely of forwarding to clients materials relating to the exchange offer, including the applicable letter of transmittal, and tendering Old PIES as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of Old PIES as to whether to tender or refrain from tendering in the exchange offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the exchange offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the exchange offer, the term “solicit” shall be deemed to mean no more than “processing shares tendered” or “forwarding to customers materials regarding the exchange offer.”

      No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender of Old PIES by a holder unless the letter of transmittal accompanying such tender designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to Old PIES tendered for such soliciting dealer’s own account. If tendered Old PIES are registered in the name of such soliciting dealer, no such fee shall be payable unless such Old PIES are held by such soliciting dealer as nominee and such Old PIES are being tendered for the benefit of one or more beneficial owners identified on the applicable letter of transmittal. You should complete the “Solicited Tenders” box in the applicable letter of transmittal to designate a soliciting dealer even if you tender through DTC’s automated tender offer program. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Sierra Pacific, the exchange agent, the information agent or the dealer managers for purposes of the exchange offer.

      By accepting any soliciting dealer fee, a person shall be deemed to have represented that:

•	it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation;

•	it is entitled to such compensation for such solicitation under the terms and conditions of the exchange offer;

•	in soliciting tenders of Old PIES, it has used no soliciting materials other than those furnished by us; and

•	if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.

Transfer Taxes

      Holders who tender their Old PIES for exchange will not be obligated to pay any transfer taxes. If, however:

•	New PIES are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered Old PIES;

•	the Old PIES are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange of New PIES for Old PIES in connection with the exchange offer,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

      No appraisal or dissenters’ rights are available to holders of Old PIES under applicable law in connection with the exchange offer.

Subsequent Repurchases of Old PIES; Discharge of Senior Notes

      Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire Old PIES, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the prices to be paid pursuant to the exchange offer and could be for cash or other consideration. Rule 13e-4 under the Securities Exchange Act of 1934, as amended, however, prohibits us and our affiliates from purchasing any Old PIES, other than pursuant to the exchange offer, from the date of this exchange offer prospectus until at least ten business days after the expiration or termination of the exchange offer. Any possible future purchases by us will depend on many factors, including the results of the exchange offer, the market price of the Old PIES, our business and financial position, and general economic and market conditions. We do not currently plan to effect any open-market repurchases of Old PIES if such purchases would cause the Old PIES to be de-listed from the NYSE. Nothing contained in the exchange offer will prevent us from exercising rights under the indenture to defease or otherwise discharge our obligations thereunder with respect to the indenture and/or the senior notes by depositing cash and/or securities with the trustee in accordance with the terms of the indenture.

DESCRIPTION OF THE NEW PIES

      The following description sets forth specific terms of the New PIES. The terms of the New PIES will include those stated in the purchase contract agreement between Sierra Pacific and the purchase contract agent. A purchase of the New PIES will also involve an investment decision regarding the purchase contracts, Sierra Pacific common stock and the senior notes, therefore, you should also read the sections titled “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement,” “Description of the Senior Notes” and “Description of the Common Stock” in this exchange offer prospectus. The descriptions in this exchange offer prospectus contain a description of the material terms of the New PIES but do not purport to be complete. We urge you to read the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement because these documents, and not this summary, will govern your rights as a holder of New PIES. For additional information, you should refer to the forms of these contracts that we will file with the Securities and Exchange Commission.

Corporate PIES

      Each Corporate PIES offered hereby will be a unit initially consisting of:

•	a purchase contract under which (1) the holder will be obligated to purchase from Sierra Pacific, and Sierra Pacific will be obligated to sell to the holder, on the purchase contract settlement date, which will be November 15, 2005, or upon early settlement, merger early settlement or cash settlement for $50, a number of newly issued shares of Sierra Pacific common stock equal to the rate described below under “Description of the Purchase Contracts — General,” “Description of the Purchase Contracts — Early Settlement by Delivering Cash” and “— Early Settlement in the Event of a Cash Merger” and (2) Sierra Pacific will pay the purchase contract adjustment payments to the holder; and

•	a 1/20th, or 5%, undivided beneficial ownership interest in a senior note with a principal amount of $1,000.

      So long as the New PIES are in the form of Corporate PIES, the related senior notes (or, following a successful remarketing, a portfolio of Treasury securities) will be pledged to the collateral agent to secure the holders’ obligations to purchase common stock under the related purchase contracts.

Creating Treasury PIES by Substituting Treasury Securities

      Each holder of Corporate PIES may create Treasury PIES by substituting for the senior notes that are associated with the Corporate PIES Treasury Securities having an aggregate principal amount equal to the aggregate principal amount of those senior notes. You may substitute Treasury Securities for senior notes at any time except during an active remarketing period. Because the Treasury Security has a principal amount at maturity of $1,000, you must substitute Treasury PIES for Corporate PIES in multiples of 20.

      Each Treasury PIES will be a unit consisting of:

•	a purchase contract under which (1) the holder will purchase from Sierra Pacific on the purchase contract settlement date, or upon early settlement, merger early settlement or cash settlement for $50, a number of newly issued shares of Sierra Pacific common stock equal to the applicable rate then in effect and (2) Sierra Pacific will pay the purchase contract adjustment payments to the holder; and

•	a 1/20th undivided beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000 and maturing on or prior to the business day preceding the purchase contract settlement date.

      The term “business day” means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

      If you substitute Treasury PIES for Corporate PIES, you will continue to receive quarterly purchase contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury PIES. Although you will not receive any interest payments on the Treasury Securities pledged in connection with the creation of Treasury PIES, you will accrue original issue discount on these Treasury Securities. As long as you continue to own the senior notes that had been associated with your Corporate PIES, you will receive interest payments on the senior notes separately from the Treasury PIES until the maturity of the senior notes.

      To create 20 Treasury PIES, a Corporate PIES holder will be required to:

•	provide notice of your intention to create Treasury PIES to the purchase contract agent;

•	transfer a Treasury Security for each group of 20 Corporate PIES you wish to substitute to Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Minnesota, National Association, the securities intermediary under the pledge arrangement, whereupon the securities intermediary will deposit the Treasury Security in the collateral account maintained under the pledge arrangement as the collateral securing your obligation to purchase the common stock pursuant to purchase contract;

•	transfer to the purchase contract agent 20 Corporate PIES, accompanied by a notice stating (i) that the Corporate PIES holder has deposited a Treasury Security with the securities intermediary and (ii) requesting that the purchase contract agent instruct the collateral agent to release a $1,000 principal amount senior note; and

•	pay to the collateral agent any fees or expenses incurred in connection with the substitution.

      Upon receiving instructions from the purchase contract agent, confirmation of receipt of the Treasury Security by the securities intermediary and payment to the collateral agent of any fees or expenses incurred in connection with such substitution, the collateral agent will cause the securities intermediary to release a $1,000 principal amount senior note from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of Sierra Pacific’s security interest. In addition, the purchase contract agent will:

•	cancel the integral multiple of 20 Corporate PIES;

•	transfer a $1,000 principal amount senior note to the holder; and

•	deliver the integral multiple of 20 Treasury PIES to the holder.

      The Treasury Security will be substituted for the senior note and will be pledged to the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contracts. The senior note thereafter will trade separately from the Treasury PIES.

      Holders who create Treasury PIES or recreate Corporate PIES, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitution of collateral. See “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement — Miscellaneous.”

Recreating Corporate PIES

      Each holder of Treasury PIES may recreate Corporate PIES, by doing the following, at any time except during an active remarketing period:

•	provide notice of your intention to recreate Corporate PIES to the purchase contract agent;

•	transfer a $1,000 principal amount senior note for each group of 20 Corporate PIES to be recreated to the securities intermediary, whereupon the securities intermediary will deposit the senior notes in the collateral account maintained under the pledge arrangement as the collateral supporting your obligation to purchase the common stock;

•	transfer to the purchase contract agent your Treasury PIES in multiples of 20, accompanied by a notice (i) stating that the Treasury PIES holder has deposited a $1,000 principal amount senior note for each 20 Treasury PIES so transferred and (ii) requesting that the purchase contract agent instruct the collateral agent to release the related Treasury Securities; and

•	pay to the collateral agent any fees or expenses incurred in connection with the substitution.

      Upon receiving instructions from the purchase contract agent, confirmation of receipt of the senior notes by the securities intermediary and payment to the collateral agent of any fees or expenses incurred in connection with such substitution, the collateral agent will cause the securities intermediary to release the related Treasury Security from the pledge and deliver it to the holder, free and clear of Sierra Pacific’s security interest therein. In addition, the purchase contract agent will:

•	cancel the integral multiple of 20 Treasury PIES; and

•	deliver the integral multiple of 20 Corporate PIES to the holder.

      Because the Treasury Securities are issued in integral multiples of $1,000, you must recreate Corporate PIES in multiples of 20. Holders of Corporate PIES may recreate Treasury PIES at any time except during an active remarketing period.

Current Payment

      Holders of Corporate PIES will be entitled to receive cash distributions from and after the last payment date for the Old PIES prior to the consummation of the exchange offer which will be May 15, 2005, payable quarterly in arrears, commencing on August 15, 2005. Prior to the successful remarketing of the senior notes the quarterly payments on outstanding Corporate PIES will consist of (1) quarterly purchase contract adjustment payments payable by Sierra Pacific through the purchase contract settlement date at the initial rate of 1.07% of the stated amount per year, subject to increase as described under “Description of the Purchase Contracts — Purchase Contract Adjustment Payments” and (2) cash interest payments payable on outstanding senior notes payable at the rate of 7.93% of the principal amount per year until the purchase contract settlement date which shall accrue from May 15, 2005, which is the last interest payment date for the Old PIES prior to the consummation of the exchange offer. Following the successful remarketing of the senior notes, as a holder of Corporate PIES, you will be entitled to receive cash payments consisting of (1) quarterly purchase contract adjustment payments and (2) cash distributions on your applicable ownership interest in the Treasury portfolio at a rate of 7.93% per year or, in the case the remarketing occurs during the final remarketing period, the interest payment on a senior note due on the purchase contract settlement date. If the remarketing settlement date resulting from the successful remarketing is not also a quarterly payment date for the senior notes, the collateral agent will receive on behalf of the holders of the Corporate PIES a payment from Sierra Pacific on such remarketing settlement date of accrued and unpaid interest on the senior notes from the most recent quarterly interest payment date to, but excluding, such remarketing settlement date. Any amounts received by the collateral agent may be invested in permitted investments for the benefit of the holders of the Corporate PIES. On the quarterly payment date next following the remarketing settlement date, holders of Corporate PIES will receive a regular quarterly cash distribution comprised of the interest payment payable on that date (consisting of the portion of the remarketed Treasury portfolio that matures prior to that quarterly interest payment date and the cash payment made to the collateral agent on the remarketing settlement date) and the quarterly purchase contract adjustment payment payable on that date.

      If a holder of Corporate PIES creates Treasury PIES by substituting Treasury Securities for the senior notes, the only payments that such holder will receive on the Treasury PIES will be the quarterly purchase contract adjustment payments. Although you will not receive any interest payments on the Treasury Securities pledged in connection with the creation of Treasury PIES, you will be required to accrue original issue discount on those Treasury Securities. As long as you continue to own the senior notes that were associated with your Corporate PIES, you will receive interest payments on them, separately from the Treasury PIES until the maturity of the senior notes.

Listing of the Corporate PIES and the Senior Notes

      We have applied to list the Corporate PIES on the NYSE under the trading symbol “SRV,” subject to obtaining a waiver of a NYSE listing requirement and the New PIES meeting all other listing requirements of the NYSE. We do not expect the New PIES to be listed on any exchange at the time of the consummation of the exchange offer and there is no guarantee that they will be listed thereafter. In connection with the remarketing of the senior notes associated with the New PIES, we have applied to list the senior notes on the NYSE, subject to meeting all other listing requirements of the NYSE. The senior notes are expected to be listed on or about the day following the remarketing date. If we are unable to list the senior notes on the NYSE, we will not apply to list the senior notes on any other exchange.

Miscellaneous

      Sierra Pacific or its affiliates may purchase from time to time any of the PIES that are outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

      The following description sets forth specific terms of the purchase contracts. The terms of the purchase contracts will include those stated in the purchase contract agreement between Sierra Pacific and the purchase contract agent. The descriptions in this exchange offer prospectus contain a description of the material terms of the purchase contracts and the purchase contract agreement but do not purport to be complete. We urge you to read the form of the purchase contract agreement, because this document, and not this summary, will govern your rights as a holder of purchase contracts. For additional information, you should refer to the form of the purchase contract agreement that we will file with the SEC.

General

      Each purchase contract that is a part of a New PIES will obligate its holder to purchase, and Sierra Pacific to sell, on the purchase contract settlement date, a number of newly issued shares of Sierra Pacific common stock equal to the rate described below, which we refer to as the “settlement rate,” for $50 in cash unless the purchase contract terminates prior to such date or is settled early at the holder’s option. The number of shares of common stock issuable upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under “— Anti-Dilution Adjustments” below:

•	If the average closing price (as defined below) per share is equal to or greater than the threshold appreciation price of $16.62, then each purchase contract will be settled for 3.0084 shares of common stock. The threshold appreciation price represents an appreciation of 20.0% above the reference price of $13.85.

•	If the average closing price per share is less than the threshold appreciation price but greater than the reference price, then each purchase contract will be settled for a number of shares of common stock determined by dividing the stated amount of $50 by the applicable market value.

•	If the average closing price per share is less than or equal to the reference price, then each purchase contract will be settled for 3.6101 shares of common stock.

      For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of each purchase contract at various assumed average closing prices. The table assumes that there will be no adjustments to the settlement rate described under “— Anti-Dilution Adjustments” below. We cannot assure you that the actual average closing price will be within the range set forth below. Given the reference price of $13.85 and the threshold appreciation price of $16.62, a holder of New PIES would receive on the purchase contract settlement date the following number of shares of common stock:

Average Closing Price	Number of Shares

$12.49	3.6101
$13.85	3.6101
$15.24	3.2808
$16.62	3.0084
$18.28	3.0084

      As the foregoing table illustrates, if, on the purchase contract settlement date, the average closing price is greater than or equal to $16.62, Sierra Pacific will be obligated to deliver 3.0084 shares of common stock for each purchase contract. As a result, if the average closing price exceeds $16.62, the value of shares of common stock a holder would receive under the purchase contract would be approximately 83% of the value of the shares of common stock a holder could have purchased with $50 at the time of the offering. If, on the purchase contract settlement date, the average closing price is less than $16.62 but greater than $13.85, Sierra Pacific will be obligated to deliver a number of shares of common stock equal to $50 divided by the average closing price, and Sierra Pacific would retain all appreciation in the market value of the shares for that period. If, on the purchase contract settlement date, the average closing price is less than or equal to $13.85, Sierra Pacific will be obligated to deliver 3.6101 shares of common stock for each purchase contract, regardless of the closing price of the shares. As a result, the holder would realize a loss on the decline in market value of the common stock for that period. If the average closing price of our shares over the 20 consecutive trading day period ending on November 10, 2005 were equal to the closing price of the common stock on May 5, 2005, the amount of shares to be purchased per purchase contract on November 15, 2005 would be 3.6101 shares.

      The “average closing price” means the average of the closing prices of the common stock on each of the 20 consecutive trading days ending on the third trading day preceding the purchase contract settlement date, or, in the case of the exercise of the merger early settlement right described below under “— Early Settlement in the Event of a Cash Merger,” the merger date.

      The “closing price” of the common stock, on any date of determination, means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of common stock on the NYSE on such date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed, or if the common stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market; or

•	if the common stock is not so reported, the last quoted bid price per share of common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices per share of common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by Sierra Pacific.

      “Trading day” means a day on which the common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or the over-the-counter market that is the primary market for the trading of the common stock.

      No fractional shares will be issued by Sierra Pacific upon settlement of a purchase contract. In lieu of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the average closing price. If, however, a holder surrenders more than one purchase contract for settlement at one time, then the number of shares issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

      Prior to the settlement of a purchase contract, the common stock underlying the purchase contract will not be outstanding for any purpose, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of Sierra Pacific by virtue of holding such purchase contract.

      By accepting a Corporate PIES or a Treasury PIES, a holder will be deemed to have:

•	irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the related purchase contract and the pledge agreement on behalf of such holder; and

•	agreed to be bound by, and to have consented to, the terms and provisions of the related purchase contract, the purchase contract agreement and the pledge arrangement contained in the pledge agreement.

      In addition, each holder of Corporate PIES or Treasury PIES will be deemed to have agreed to treat itself as the owner of the associated senior notes (or an interest in the portfolio of Treasury securities, following the remarketing of the senior notes), or the Treasury Securities, as the case may be, in each case for U.S. federal, state and local income and franchise tax purposes.

Settlement of Purchase Contracts

Settlement of Corporate PIES

      For each purchase contract that is a part of your Corporate PIES, you will be obligated to pay, on November 15, 2005, $50 to purchase the number of shares of our common stock based on the settlement rate in effect on that date unless your purchase contract is terminated prior to that date or you exercise your early settlement right, merger early settlement right or cash settlement right. Purchase contracts will settle on November 15, 2005, which has been set as the purchase contract settlement date. Settlement on the purchase contract settlement date of a purchase contract that is part of a Corporate PIES will occur as follows:

•	if the senior notes associated with your Corporate PIES have been remarketed to the public, a portion of proceeds of the Treasury portfolio purchased with proceeds from the remarketing (and/or permitted investments), in the case of a remarketing prior to the final remarketing period, or cash proceeds from the remarketing, in the case of a remarketing during the final remarketing period, will be automatically applied to satisfy in full your obligation to pay the purchase price for the common stock and you will receive the common stock on the purchase contract settlement date;

•	if the senior notes associated with your Corporate PIES have not been remarketed to the public on or prior to the ninth business day prior to the purchase settlement date, you may deliver (1) a notice electing to settle your purchase contract by cash on the sixth business day prior to the purchase contract settlement date and (2) a cash payment of $50 on the fifth business day preceding the purchase contract settlement date, and you will receive upon such cash settlement, the senior note that had been pledged to secure that payment and, on the purchase contract settlement date, the common stock (holders of Corporate PIES may only cash settle in integral multiples of 20); or

•	if the senior notes associated with your Corporate PIES have not been remarketed to the public during or prior to the final remarketing period, we will exercise our rights as a secured party and take possession of the senior notes associated with your Corporate PIES, whereupon your obligation to pay the purchase price for the common stock will be fully satisfied and you will receive the common stock on the purchase contract settlement date.

      No purchase contract adjustment payments will accrue after the purchase contract settlement date.

Settlement of Treasury PIES

      Unless you notify the purchase contract agent by the second business day preceding the purchase contract settlement date and you deliver a cash payment of $50 prior to 5:00 p.m. (New York City time) on the business day preceding the purchase contract settlement date, Sierra Pacific will receive the proceeds from the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the common stock, and you will receive the common stock on the purchase contract settlement date.

      No purchase contract adjustment payments will accrue after the purchase contract settlement date.

Settlement By Remarketing

      Under the remarketing agreement among Sierra Pacific and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as remarketing agents, the remarketing agents will agree to use their commercially reasonable efforts to remarket all senior notes that are included in Corporate PIES. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have also entered into an agreement with Sierra Pacific pursuant to which, subject to certain conditions, they will purchase senior notes that have not been remarketed to other investors. Sierra Pacific intends to commence the remarketing process for the senior notes associated with the New PIES as soon as practical after consummation of the exchange offer.

      The senior notes which are the subject of the remarketing will be remarketed on one or more occasions during the period for early remarketing, which is the period beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by us, or during a final remarketing period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date.

      On each remarketing date during the period for early remarketing, the remarketing agents will use their commercially reasonable efforts to obtain the “remarketing value” for the senior notes. The “remarketing value” will be equal to the sum of:

(a)	if;

(i)	the remarketing settlement date occurs prior to August 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 15, 2005, such amount of Treasury securities that will pay on or prior to August 14, 2005, an aggregate amount equal to the aggregate interest payment that would be due on August 15, 2005, on the principal amount of the remarketed senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the remarketing settlement date to, but excluding, August 15, 2005; and

(ii)	the remarketing settlement date occurs prior to November 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on November 15, 2005, such amount of Treasury securities that will pay on or prior to November 14, 2005 an aggregate amount equal to the aggregate interest payment that would be due on November 15, 2005 on the principal amount of the remarketed senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the remarketing settlement date or August 15, 2005 to, but excluding, November 15, 2005;

(b)	the value of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $1,000 for each senior note that is included in the remarketing; and

(c)	an amount equal to the remarketing fee as mutually agreed between Sierra Pacific and the remarketing agents.

      Proceeds of any remarketing of senior notes that are associated with Corporate PIES during the period for early remarketing will be used to purchase a Treasury portfolio equal to clauses (a) and (b) of the definition of remarketing value. The Treasury portfolio will be pledged to secure the obligations of the holders of Corporate PIES under the related purchase contracts. The cash payments received in respect of the pledged Treasury portfolio and/or permitted investments underlying the Corporate PIES following the remarketing will be used to satisfy such holder’s obligation to purchase Sierra Pacific common stock on November 15, 2005, the purchase contract settlement date, and to pay to holders of Corporate PIES an amount equal to the remaining interest payments on a senior note up to and including the purchase contract settlement date. In addition, the remarketing agents may deduct the applicable remarketing fee equal to clause (c) of the definition of the remarketing value. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

      Using the proceeds from the sale in a successful remarketing of the senior notes that are associated with Corporate PIES, the remarketing agents will purchase, in open market transactions or at Treasury auctions, the amount and the types of Treasury securities that they will deliver to the collateral agent to secure the obligations under the related purchase contracts of the holders of the Corporate PIES.

      If a remarketing attempt is unsuccessful on the first remarketing date of a three-day remarketing period, subsequent remarketings will be attempted on each of the two following remarketing dates in that three-day remarketing period until a successful remarketing occurs. If the remarketing agents cannot remarket the senior notes for a price equal to the remarketing value (determined on the basis of the senior notes being remarketed) on each of the three remarketing dates comprising the three-day remarketing period, the senior notes will continue to bear their initial interest rate and will continue to be associated with Corporate PIES and additional remarketings may be attempted during one or more subsequent three-day remarketing periods.

      Unless the senior notes have been successfully remarketed on or prior to the ninth business day preceding the purchase contract settlement date, the senior notes that are components of Corporate PIES whose holders have failed to notify the purchase contract agent on or prior to the sixth business day prior to the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash will be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date. This three-day remarketing period is referred to as the “final remarketing period” and the remarketing settlement date relating to any remarketing during the final remarketing period will be the same as the purchase contract settlement date.

      In the event that a remarketing occurs during the final remarketing period, the remarketing agents will use their commercially reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the aggregate principal amount of the senior notes plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Corporate PIES holders’ obligations to purchase Sierra Pacific common stock under the related purchase contracts on November 15, 2005.

      If the remarketing during the final remarketing period is successful, the remarketing agents will deduct an amount not exceeding the applicable remarketing fee for the remarketed notes from any amount of the proceeds from the remarketing of the senior notes in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

      If a remarketing attempt described above is unsuccessful on the first remarketing date of the final remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final remarketing period until a successful remarketing occurs.

      If the remarketing agents can neither remarket the senior notes on or prior to the ninth business day preceding the purchase contract settlement date nor during the final remarketing period, or the remarketing may not commence or be consummated in accordance with applicable law or the terms of the remarketing agreement, a “failed remarketing” will occur, and Sierra Pacific will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the senior notes pledged as collateral under the pledge agreement or sell them in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be deemed to be satisfied in full. If Sierra Pacific exercises its rights as a secured creditor, any accrued and unpaid interest payments on these senior notes will be paid in cash by Sierra Pacific to the purchase contract agent for payment to the holders of the Corporate PIES of which those senior notes are a part to, but excluding, the purchase contract settlement date. Sierra Pacific will cause a notice of any failed remarketing to be published no later than the business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which we expect to be The Wall Street Journal. For a discussion of the reset interest rate of senior notes for holders who elected not to participate in a failed remarketing, see “Description of the Senior Notes — Remarketing Reset.”

      Sierra Pacific will announce any remarketing of the senior notes on the fourth business day preceding the first remarketing date of a three-day remarketing period except for the final remarketing period. For the final remarketing period, Sierra Pacific will announce the remarketing on the second business day preceding the first remarketing date of the final remarketing period. Each such announcement (each a “remarketing announcement”) on each such date (each, a “remarketing announcement date”) shall specify

(1)	(a) (for a remarketing during the period for early remarketing) that the senior notes may be remarketed on any and all of the fourth, fifth or sixth business days following the remarketing announcement date, or

(b) (for a remarketing during the final remarketing period) that the senior notes may be remarketed on any and all of the second, third or fourth business days following the remarketing announcement date, and

(2)	that the reset rate and the terms of the senior notes, including the maturity date, will be established on the remarketing date on which the senior notes are successfully remarketed and effective on and after the remarketing settlement date. Notice of the remarketing shall include the specific Treasury Securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders who elect not to participate in the remarketing and to create Treasury PIES.

      Sierra Pacific will cause each remarketing announcement to be published on the business day following the remarketing announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, Sierra Pacific will request, not later than seven nor more than fifteen calendar days prior to each remarketing announcement date during the period for early remarketing and not later than the day before the remarketing announcement date for a remarketing during the final remarketing period, that the depositary notify its participants holding senior notes, Corporate PIES and Treasury PIES of the remarketing. If required, Sierra Pacific will use commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the senior notes to be remarketed is effective such that the remarketing agents may rely on it in connection with the remarketing process.

      If a successful remarketing occurs on a remarketing date, Sierra Pacific will request the depositary to notify its participants holding senior notes of the maturity date, reset rate and a summary of the material payment terms established for the senior notes during the remarketing, on the business day following the remarketing date on which the senior notes were successfully remarketed. If a successful remarketing does not occur during a three-day remarketing period, Sierra Pacific will cause a notice of the unsuccessful remarketing attempt of senior notes to be published not later than the second business day following the last of the three remarketing dates comprising the three-day remarketing period, in each case, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

      In connection with a remarketing, holders of senior notes that are separated from Corporate PIES may elect to have their senior notes remarketed as described under “Description of the Senior Notes — Optional Remarketing.”

Notice To Settle With Cash

      If the remarketing has not occurred on or prior to the ninth business day prior to the purchase contract settlement date, a holder of a Corporate PIES wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a “Notice to Settle with Cash” by 11:00 a.m. (New York City time) on the sixth business day preceding the purchase contract settlement date. A holder of a Treasury PIES wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a “Notice to Settle with Cash” on or prior to 11:00 a.m. (New York City time) on the second business day preceding the purchase contract settlement date. A holder of a Treasury PIES wishing to settle the related purchase contract with cash must give notice and settle such contracts in increments of 20 Treasury PIES.

      A holder wishing to settle with cash must deliver to the securities intermediary the cash payment in the form of a certified or cashier’s check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Payment must be delivered prior to 11:00 a.m. (New York City time) on the fifth business day prior to the purchase contract settlement date in the case of a Corporate PIES, or prior to 11:00 a.m. (New York City time) on the business day prior to the purchase contract settlement date in the case of Treasury PIES. Upon receipt of the cash payment, the related senior notes or Treasury Securities, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related New PIES. If the payment is not delivered by that time and date, then the related senior notes will be included in any remarketing that occurs during the final remarketing period or Sierra Pacific will receive at maturity the principal amount of the related Treasury Securities in full satisfaction of such holder’s obligations under the related purchase contract.

      Any cash received by the securities intermediary upon the cash settlement described above will be invested promptly in permitted investments and paid to Sierra Pacific on the purchase contract settlement date. Any excess funds received by the securities intermediary as investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Early Settlement By Delivering Cash

      You may satisfy your obligation to purchase common stock under your purchase contract at any time on or prior to the eighth business day preceding the purchase contract settlement date except during an active remarketing period. If you choose to settle the purchase contracts by paying cash, you will be required to pay $50 in cash prior to an active remarketing period. If you are settling purchase contracts that are part of Corporate PIES or Treasury PIES, you will only be able to do so in multiples of 20.

      To effect early settlement, you will be required to do the following:

•	You must deliver to the purchase contract agent a notice indicating your election to settle the purchase contracts with cash.

•	You must deliver a cash payment of (1) an amount of $50 for each purchase contract being settled and (2) if the delivery is made at any time from a record date to the next quarterly purchase contract adjustment payment date, an amount equal to the quarterly purchase contract adjustment payment payable on that purchase contract adjustment payment date with respect to the purchase contract.

      You will receive, for each 20 Corporate PIES or 20 Treasury PIES you surrender, both:

•	60.168 (which is the product of 3.0084 multiplied by 20) shares of Sierra Pacific common stock, regardless of the closing price of the common stock on the date of early settlement but subject to specified anti-dilution adjustments; and

•	a senior note of Sierra Pacific, if you are settling Corporate PIES, or a Treasury Security, if you are settling Treasury PIES.

      Following the early settlement of your purchase contracts, you will no longer receive any purchase contract adjustment payments unless your purchase contract is settled at any time after a record date but before the next quarterly purchase contract adjustment payment date, whereupon you will receive one final purchase contract adjustment payment. In the case of early settlement of a Corporate PIES, so long as you continue to hold your senior note, you will continue to receive interest payments on your senior note from the date of settlement and continuing until your senior note matures. Interest on your senior note will accrue at the rate of 7.93% per year to, but excluding, the earlier of the remarketing settlement date and the purchase contract settlement date and on and after the earlier of the remarketing settlement date and the purchase contract settlement date interest on your senior note will accrue at the reset rate. In the case of early settlement of Treasury PIES, you will receive a Treasury Security which will not pay interest but accrue original issue discount until payment of the full principal amount thereof on the maturity of such security.

Early Settlement in the Event of a Cash Merger

      Prior to the purchase contract settlement date, if we are involved in a “cash merger” in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, then each holder of the Corporate PIES and the Treasury PIES will have the right to accelerate and settle the related purchase contract after the date of the cash merger with a $50 cash payment. We refer to this right as the “merger early settlement right.”

      We will provide each of the holders with a notice of the completion of a cash merger within five business days of the cash merger. To exercise the merger early settlement right, you must deliver to the purchase contract agent, by 5:00 p.m. (New York City time) on the third business day before the merger early settlement date, your Corporate PIES or your Treasury PIES, and payment of the applicable early settlement amount in the form of a wire transfer of immediately available federal funds or a certified or cashier’s check. Holders may exercise their merger early settlement right only in integral multiples of 20 Corporate PIES or 20 Treasury PIES. If you exercise the merger early settlement right, we will deliver to you on a date specified by us that is between 20 and 30 business days after that notice is sent the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect on the merger date immediately before the cash merger. You will also receive the senior notes or, if substituted therefor, the applicable Treasury portfolio or the applicable Treasury Securities, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate PIES or your Treasury PIES will remain outstanding and will be subject to normal settlement on the purchase contract settlement date, subject to any earlier termination or exercise of early settlement rights.

Optional Remarketing

      On or prior to the second business day, but no earlier than the fifth business day, preceding the first of the three sequential remarketing dates of any three-day remarketing period, holders of senior notes that are separated from Corporate PIES may elect to have their senior notes remarketed in the same manner as senior notes which are associated with Corporate PIES by delivering their senior notes, along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes will be held. Holders of senior notes electing to have those senior notes remarketed will also have the right to withdraw the election on or prior to the second business day preceding the first of the three sequential remarketing dates of the applicable three-day remarketing period.

      On the business day prior to the first day of any three-day remarketing period, the collateral agent will deliver these separated senior notes to the remarketing agents for remarketing. The remarketing agents will use their commercially reasonable efforts to remarket the separately held senior notes included in the remarketing on the remarketing date. After deducting the appropriate remarketing fee from the total proceeds of the remarketing of the senior notes that are separated from Corporate PIES, the remarketing agents will remit to the collateral agent the remaining portion of the proceeds attributable to these senior notes for payment to these participating holders.

      If a remarketing attempt is unsuccessful, the collateral agent will return the senior notes, interests in which are not associated with Corporate PIES, to their holders and these holders may elect to have their senior notes included in each subsequent remarketing attempt made by the remarketing agents by re-delivering their senior notes and notice of election in the manner described in this paragraph.

Purchase Contract Adjustment Payments

      Purchase contract adjustment payments will be fixed at a rate per year of 1.07% of the $50 stated amount per purchase contract, subject to increase as described below. Purchase contract adjustment payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Purchase contract adjustment payments will accrue from May 15, 2005, which will be the last payment date for the senior notes that were a component of the Old PIES, prior to the consummation of the exchange offer and will be payable quarterly in arrears on August 15 and November 15 of each year, commencing August 15, 2005, and will be made on outstanding Corporate PIES through to the purchase contract settlement date.

      If a reset transaction (as defined below) occurs, the rate at which the purchase contract adjustment payments accrue will be adjusted to equal the adjusted purchase contract adjustment payment rate from the effective date of the reset transaction to, but not including, the earlier of:

•	the effective date of any later reset transaction, or

•	the purchase contract settlement date.

      “Reset transaction” means a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock for which the purchase contracts are then to be settled is a party, a sale of all or substantially all the assets of that entity, a recapitalization of the common stock or a distribution described in clause (4) of the first paragraph under “— Anti-Dilution Adjustments” below, after the effective date of which transaction or distribution the purchase contracts are then to be settled for:

•	shares of an entity that has a dividend yield on its common stock for its four fiscal quarters preceding the public announcement of that transaction or distribution, that is more than 250 basis points higher than the dividend yield on Sierra Pacific common stock, or other common stock then issuable upon settlement of the purchase contracts, for the four fiscal quarters preceding the public announcement of such transaction or distribution; or

•	shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity’s common stock for the next four fiscal quarters that would result in such a 250 basis point increase.

      The “adjusted purchase contract adjustment payment rate,” with respect to any reset transaction, will be the rate per year that is the arithmetic average of the rates quoted by two reference dealers selected by Sierra Pacific or its successor as the rate at which the purchase contract adjustment payments should accrue so that the fair market value, expressed in dollars, of a Corporate PIES immediately after the later of:

•	the public announcement of the reset transaction or

•	the public announcement of a change in dividend policy in connection with the reset transaction, will equal the average trading price of a Corporate PIES for the 20 trading days preceding the date of public announcement of the reset transaction. However, the adjusted purchase contract adjustment payment rate will not be less than 1.07% per year.

      The “dividend yield” on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average closing price of such security during such period and, if with respect to dividends proposed to be paid on such security, the closing price of such security on the effective date of the related reset transaction.

      “Reference dealer” means a dealer engaged in the trading of convertible securities.

      “Trading price” of a security on any date of determination means:

•	the closing sale price or, if no closing sale price is reported, the last reported sale price of a security, regular way, on the NYSE on such date;

•	if that security is not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is listed;

•	if that security is not listed on a United States national or regional securities exchange, the closing sale price as reported by The Nasdaq Stock Market;

•	if that security is not reported, the price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Sierra Pacific;

•	if that security is not quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for such security; or

•	if that security is not quoted, the average of the last bid and ask prices for that security from a reference dealer.

      Purchase contract adjustment payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the PIES remain in book-entry only form, that record date will be the business day prior to the relevant payment dates. Purchase contract adjustment payments will be paid through the purchase contract agent. Subject to any applicable laws and regulations, each payment will be made as described under “— Book-Entry Issuance” below. If the PIES do not remain in book-entry only form, the relevant record dates will be the 15th business day prior to the relevant payment dates. If any date on which purchase contract adjustment payments are to be made is not a business day, then payment of the purchase contract adjustment payments payable on that date will be made on the next day that is a business day and without any interest in respect of any such delay. However, if such business day is in the next calendar year, payment will be made on the prior business day.

Anti-Dilution Adjustments

      The formula for determining the settlement rate will be subject to adjustment (as set forth in the purchase contract) upon the occurrence of specified events, including:

(1)	the payment of dividends and other distributions on Sierra Pacific common stock made in shares of common stock;

(2)	the issuance to all holders of common stock of rights, options or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than their current market price;

(3)	subdivisions, splits or combinations of common stock;

(4)	distributions to all holders of common stock of evidences of indebtedness or assets, including securities but excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash;

(5)	distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) the aggregate of any cash plus the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Sierra Pacific or any of its subsidiaries for all or any portion of the common stock concluded within the preceding 12 months, exceeds 15% of Sierra Pacific’s total market capitalization on the date of the distribution; and

(6)	the successful completion of a tender or exchange offer made by Sierra Pacific or any of its subsidiaries for the common stock that involves an aggregate consideration having a fair market value that, together with (a) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Sierra Pacific or any of its subsidiaries for the common stock concluded within the preceding 12 months and (b) the total amount of any all-cash distributions to all holders of Sierra Pacific common stock made within the preceding 12 months, exceeds 15% of Sierra Pacific’s total market capitalization on the expiration of such tender or exchange offer.

      “Total market capitalization” is the product of the current market price per share of common stock multiplied by the number of shares then outstanding.

      “Current market price” per share on any day means the average of the daily closing prices for the five consecutive trading days selected by Sierra Pacific commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Corporate PIES or Treasury PIES, as the case may be, a contract to purchase on the purchase contract settlement date only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related Corporate PIES or Treasury PIES immediately prior to the date of consummation of the transaction if the holder had then settled such purchase contract.

      If at any time Sierra Pacific makes a distribution of property to its stockholders that would be taxable to stockholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Sierra Pacific, but generally not share dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the New PIES. See “United States Federal Income Tax Consequences — Corporate PIES — Purchase Contracts — Adjustment to Settlement Rate.” In addition, Sierra Pacific may make such increases in the settlement rate as it deems advisable in order to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock, or rights to acquire capital stock, or from any event treated as such for income tax purposes or for any other reason.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000 of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least 1% in the settlement rate. However, any adjustments not required to be made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

      Whenever the settlement rate is adjusted, Sierra Pacific must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, Sierra Pacific must notify the holders of the PIES of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

      If an adjustment is made to the settlement rate as a result of an event described in paragraphs (1) through (6) above, an adjustment will also be made to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on the purchase contract settlement date.

Termination

      The purchase contract agreement provides for immediate and automatic termination of the purchase contracts if specified bankruptcy, insolvency or reorganization events occur with respect to Sierra Pacific. The purchase contract agreement also provides that, if one of these events occurs, your rights and obligations under your purchase contracts will terminate, including your right to receive accrued purchase contract adjustment payments and your obligation to pay for, and your right to receive, common stock. If termination does occur, the purchase contract agreement provides that you will receive your senior note or, following the remarketing, your interest in the portfolio of Treasury securities, in the case of a Corporate PIES or your Treasury Security, in the case of Treasury PIES.

Pledged Securities and Pledge Agreement

      The senior notes or the portfolio of Treasury securities that are associated with the Corporate PIES, or the Treasury Securities that are a part of the Treasury PIES, which we refer to as the “pledged securities,” will be pledged to the collateral agent for the benefit of Sierra Pacific under the pledge agreement to secure the obligations of the holders of the New PIES to purchase Sierra Pacific common stock under the related purchase contracts. The rights of the holders of the New PIES with respect to the pledged securities will be subject to Sierra Pacific’s security interest in the pledged securities. No holder of Corporate PIES or Treasury PIES will be permitted to withdraw the pledged securities related to the Corporate PIES or Treasury PIES from the pledge arrangement except:

(1)	to substitute Treasury Securities for the related senior notes;

(2)	to substitute senior notes for the related Treasury Securities (for both (1) and (2), as provided for under “Description of the PIES — Creating Treasury PIES by Substituting Treasury Securities” and “— Recreating Corporate PIES”); and

(3)	upon early settlement, settlement for separate cash, early settlement in the event of a cash merger or termination of the related purchase contracts.

      Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate PIES will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related senior notes (or, following the remarketing, the holders’ proportional interest in the related Treasury portfolio), including interest payments, voting and other rights, and each holder of Treasury PIES will retain beneficial ownership of the related Treasury Securities pledged in respect of the related purchase contracts. Sierra Pacific will initially have no interest in the pledged securities other than its security interest.

      The purchase contract agent will distribute upon receipt of interest on the pledged securities, together with purchase contract adjustment payments received from Sierra Pacific to the holders in whose names the PIES are registered at the close of business on the record date prior to the date of such distribution.

Book-Entry Issuance

      The depositary for the New PIES will be The Depository Trust Company, which we refer to as “DTC.” The PIES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. The PIES will be issued in accordance with the procedures set forth under “Book-Entry Procedures and Settlement.”

CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,

THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

General

      Distributions on the New PIES will be payable, the purchase contracts and documents related thereto will be settled and transfers of the New PIES will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PIES do not remain in book-entry form, Sierra Pacific has the option to pay distributions on the New PIES by wire transfer or by check mailed to the address of the person entitled thereto as shown on Sierra Pacific’s security register.

      No service charge will be made for any registration of transfer or exchange of the New PIES, except for any tax or other governmental charge that may be imposed in connection therewith.

Modification

      Subject to limited exceptions, Sierra Pacific and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding purchase contract affected thereby:

•	change any payment date;

•	change the amount or type of collateral required to be pledged to secure a holder’s obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest on the collateral, or otherwise adversely affect the holder’s rights in or to the collateral;

•	reduce any purchase contract adjustment payments or change the place or currency of payment;

•	impair the right to institute suit for the enforcement of a purchase contract;

•	reduce the number of shares of common stock purchasable under a purchase contract, increase the purchase price of the shares of common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder’s rights under purchase contract; or

•	reduce the above-stated percentage of outstanding purchase contracts whose holders’ consent is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

      If any amendment or proposal referred to above would adversely affect only the Corporate PIES or only the Treasury PIES, only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the listed items above, all of the holders of the class.

      Subject to limited exceptions, Sierra Pacific, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding New PIES adversely affected thereby:

•	change the amount or type of collateral underlying a New PIES, impair the right of the holder of any New PIES to receive interest on the underlying collateral or otherwise adversely affect the holder’s rights in or to the collateral;

•	otherwise effect any action that would require the consent of the holders of each outstanding New PIES affected thereby under the purchase contract agreement; or

•	reduce the above-stated percentage of outstanding purchase contracts whose holders’ consent is required for the amendment.

      However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

No Consent to Assumption

      Each holder of Corporate PIES or Treasury PIES will be deemed under the terms of the purchase contract agreement, by its acceptance of such New PIES, to have expressly withheld any consent to the assumption (also known as affirmance) of the related purchase contracts by Sierra Pacific, its receiver, liquidator or trustee in the event that Sierra Pacific becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Deemed Representations, Warranties and Covenants

      Each holder of a Corporate PIES, acting through the purchase contract agent as its attorney-in-fact, will be deemed in the pledge agreement to represent and warrant to the collateral agent regarding its interest in the collateral, that:

(1)	the holder has the power to grant a security interest in the collateral;

(2)	the holder is the sole beneficial owner of the collateral and, in the case of collateral delivered in physical form, is the sole holder of that collateral and is the sole beneficial owner of, or has the right to transfer, the collateral it transfers to the securities intermediary for credit to the collateral account, free and clear of any security interest, other than the security interest granted initially under the pledge agreement;

(3)	upon the transfer of the collateral to the securities intermediary for credit to the collateral account, the collateral agent, for the benefit of Sierra Pacific, will have a valid and perfected first priority security interest in that collateral; and

(4)	the execution and performance by the holder of its obligations under the pledge agreement will not result in the creation of any security interest in the collateral other than the security interest granted under the pledge agreement or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.

      Each holder will also be deemed to have acknowledged and agreed that the collateral agent and the remarketing agents may withhold from the proceeds such amounts as they may determine to be appropriate in respect of taxes which may be applicable.

      In addition, the purchase contract agent and the holders of Corporate PIES, acting through the purchase contract agent as their attorney-in-fact, will be deemed to have covenanted in the pledge agreement to the collateral agent that for so long as the collateral remains subject to the pledge:

(1)	neither the purchase contract agent nor the holders will create or purport to create or allow to subsist any security interest whatsoever over the collateral or any part of it other than pursuant to the pledge agreement; and

(2)	neither the purchase contract agent nor the holders will sell or otherwise dispose of the collateral or any part of it except for the beneficial interest in it, subject to the pledge under the pledge agreement, transferred in connection with any transfer of New PIES.

Consolidation, Merger, Sale or Conveyance

      Sierra Pacific will agree in the purchase contract agreement, the pledge agreement and the remarketing agreement that it will not merge or consolidate with any other entity or sell, lease or convey all or substantially all of its assets to any other entity or group of affiliated entities in one transaction or a series of related transactions unless:

•	either Sierra Pacific is the continuing corporation or the successor corporation is a corporation organized under the laws of one of the states in the United States of America and that this corporation expressly assumes all the obligations of Sierra Pacific under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent, the remarketing agents and the collateral agent; and

•	Sierra Pacific or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any covenant or condition underlying the purchase contracts, the PIES, the pledge agreement and the remarketing agreement.

Governing Law

      The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

      The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the New PIES from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the New PIES or the purchase contract agreement.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information Concerning The Collateral Agent

      Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, will be the collateral agent. The collateral agent will act solely as the agent of Sierra Pacific and will not assume any obligation or relationship of agency or trust for or with any of the holders of the New PIES except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information Concerning The Securities Intermediary

      Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

Miscellaneous

      Sierra Pacific will pay all fees and expenses related to (1) the retention of the purchase contract agent, the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the New PIES. However, holders who elect to substitute the related pledged securities, thereby creating Treasury PIES or recreating Corporate PIES, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. Sierra Pacific will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

      The following description sets forth specific terms of the senior notes that are associated with New PIES. Each Corporate PIES consists of an interest in a senior note and a purchase contract. Under certain circumstances, the senior notes will trade separately from the purchase contracts. The senior notes will be issued under an indenture dated as of May 1, 2000, between Sierra Pacific and The Bank of New York, as indenture trustee (the “indenture”). The descriptions in this exchange offer prospectus contain a description of the material terms of the senior notes and the indenture but do not purport to be complete. We urge you to read the forms of indenture and senior notes because they, and not this summary, will govern your rights as a beneficial holder of senior notes. For additional information, refer to the indenture that is incorporated by reference in the registration statement of which this exchange offer prospectus forms a part, and the form of the senior notes that we will file with the Securities and Exchange Commission.

General

      The senior notes will be unsecured senior obligations of Sierra Pacific. The senior notes will be issued in denominations of $1,000 and integral multiples thereof and limited in aggregate principal amount to no more than $235,218,000.

      The senior notes will not be subject to a sinking fund or redemption provision. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on the final maturity date of the senior notes as determined in the remarketing.

      The senior notes will be issued initially only as fully registered securities in certificated form, registered in the name of the purchase contract agent. Payments on the senior notes that are associated Corporate PIES will be made by the paying agent under the indenture, on behalf of Sierra Pacific, to the purchase contract agent, which will forward these payments to these holders through the book-entry facilities of DTC, the depositary for the Corporate PIES. If you substitute Treasury Securities, or settle your Corporate PIES early, the related senior notes issued in certificated form will be exchanged for an equal aggregate principal amount of senior notes issued in global form. In that event, Cede & Co., the nominee of DTC, will act as the depositary for these separated senior notes and payments will be made in accordance with the procedures set forth under “Book-Entry Procedures and Settlement.”

      The indenture trustee will initially be the security registrar and the paying agent for the senior notes. The senior notes will be issued in certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000; provided, however, that upon release by the collateral agent of senior notes underlying the undivided beneficial ownership interests in the senior notes pledged to secure the Corporate PIES holders’ obligations under the related purchase contracts (other than any release of the senior notes in connection with the creation of Treasury PIES, an early settlement with separate cash, an early settlement upon a cash merger, or a remarketing, each as described under “— Description of Purchase Contracts”) the senior notes will be issuable in denominations of $50 principal amount and integral multiples thereof. The senior notes may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global note will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and notes will be exchangeable for senior notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000 (unless notes have previously been issued in denominations of $50 and integral multiples thereof, in which case notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

      The indenture will not contain provisions that afford holders of the senior notes protection in the event of a change of control or highly leveraged transaction or other similar transaction involving Sierra Pacific that may adversely affect such holders.

Ranking

      The senior notes will

•	be our direct unsubordinated and unsecured obligations;

•	rank equally with all of our other senior unsecured indebtedness; and

•	rank senior in right of payment to any subordinated indebtedness we may issue in the future.

      Because we are a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, NPC and SPPC, are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which may be declared and paid by those companies, and to a federal statutory limitation on the payment of dividends. Moreover, the articles of incorporation of SPPC contain restrictions on the payment of dividends on that subsidiary’s common stock if there is currently a default in the payment of dividends on that company’s preferred stock. Similarly, certain agreements entered into by NPC and SPPC set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. For a more detailed description of the dividend restrictions applicable to our subsidiaries, see “Sierra Pacific Resources — Dividends from Subsidiaries” above. As a result of these factors, holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders. As of December 31, 2004, our subsidiaries had approximately $3.3 billion of debt outstanding and our subsidiary SPPC had approximately $50 million stated value of preferred stock outstanding.

      Although the indenture under which the senior notes would be issued does not restrict the amount of indebtedness that we and our subsidiaries may issue, the terms of our 8 5/8% Senior Notes due 2014 restrict us, along with NPC and SPPC, to issuing no more than approximately $40 million of additional indebtedness in the aggregate based on our December 31, 2004 financial statements, assuming an interest rate of 8 5/8% based upon our most recent debt issuance, unless the indebtedness being issued is specifically permitted under the terms of our 8 5/8% Senior Notes due 2014. In addition, NPC and SPPC are subject to restrictions under the terms of their various financing agreements on their ability to issue additional indebtedness.

Interest

      Each interest in a senior note will bear interest initially at the rate of 7.93% per year until the earlier of the remarketing settlement date or the purchase contract settlement date, and on and after that date at the reset rate. Interest on the senior notes will accrue from May 15, 2005, which will be the last interest payment prior to the consummation of the exchange offer. On or prior to the remarketing settlement date, interest will be payable quarterly in arrears on August 15 and November 15, which we refer to as an “interest payment date,” commencing August 15, 2005, to the person in whose name the senior note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. If the senior notes do not remain in book-entry only form, the record dates will be 15 business days prior to each interest payment date. In addition, if the remarketing settlement date falls on a day that is not also a quarterly interest payment date, holders of senior notes will receive on such remarketing settlement date a payment of accrued and unpaid interest from May 15, 2005 or, if the remarketing settlement date is after August 15, 2005, from August 15, 2005, to, but excluding, such remarketing settlement date.

      The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on that date will be made on the next day that is a business day and without any interest or other payment in respect of any such delay. However, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Remarketing Reset

      In connection with the remarketing of all senior notes, the interest rate on all senior notes (whether or not then associated with Corporate PIES) will be adjusted to an interest rate sufficient to facilitate a successful remarketing of the senior notes. The senior notes may be modified in connection with the remarketing of the senior notes, to change the interest payment dates, the maturity date (which may be extended to a maximum term of 11 years from the remarketing settlement date), the redemption provisions, and the addition of covenants applicable to the senior notes as well as other technical provisions relating to the remarketing. However, other terms set forth in the indenture under which the senior notes were issued, such as ranking and events of default, may not be modified in connection with the remarketing, except pursuant to the terms of the indenture.

      Except as set forth below, the reset terms will be determined on the remarketing date and will be effective as to all senior notes commencing on the earlier of the remarketing settlement date, which will be the date three business days following the remarketing or the purchase contract settlement date.

      If the remarketing is successful, the senior notes that are associated with the Corporate PIES and the senior notes that are not associated with the Corporate PIES will bear the adjusted terms. The remarketing agents will use their commercially reasonable efforts to remarket the senior notes subject to the remarketing. If the remarketing agents cannot remarket the senior notes, the senior notes will continue to bear their initial interest rate until the purchase contract settlement date.

      If the remarketing is neither successful during the period for early remarketing nor during the final remarketing period, the remarketing agents will cause the interest rate to be reset at an annual interest rate equal to (1) the two-year benchmark Treasury rate plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the senior notes at that time. Other than the adjustment of the interest rate, no terms of the senior notes will change in the event of a failed remarketing.

      The “two-year benchmark Treasury rate” means the bid side rate displayed at 10:00 a.m. (New York City time) on the third business day preceding the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, as agreed upon by Sierra Pacific and the remarketing agents. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agents, after consultation with Sierra Pacific, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agents, after consultation with Sierra Pacific, is appropriate. If this rate is not so displayed, the two-year benchmark Treasury rate will be calculated by the remarketing agents as the yield to maturity for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m. (New York City time) on the third business day preceding the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agents after consultation with Sierra Pacific. These dealers may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. or their affiliates.

      The spread that will apply will correspond to the prevailing credit rating of the senior notes by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. on the close of business on the business day prior to the date of the failed remarketing as listed in the table below.

Credit Rating by Standard & Poor’s and Moody’s	Applicable Spread

AA and A2	3.00%
AA and A2	4.00%
BBB and Baa2	5.00%
Below BBB and Baa2	7.00%

If one but not both of the rating agencies rates the senior notes on the same level as indicated in the above table, Standard & Poor’s places its rating on its credit watch with a negative implication or a developing designation or Moody’s places its rating on its corporate credit watch list with a downgrade or an uncertain designation, then the applicable spread will be the next lower one.

      If, on the eighth business day preceding the purchase contract settlement date, only Treasury PIES (and no Corporate PIES) are outstanding and no holders of senior notes have elected to have any senior notes remarketed, the reset rate will be the rate determined by the remarketing agents, in their sole discretion, as the rate that, in their judgment, would have been established had a remarketing of all the senior notes been held on such date. Other than the adjustment of the interest rate, no other terms of the senior notes shall change in the event that no senior notes are to be remarketed.

Remarketing

      All senior notes will be remarketed during the period for early remarketing beginning the day following the consummation of the exchange offer and ending on the ninth business day prior to the purchase contract settlement date in one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by Sierra Pacific, or during a final remarketing period, which is the period beginning on the fifth business day, and ending on and including the third business day, preceding the purchase contract settlement date, except for those senior notes that are not associated with Corporate PIES whose holders do not elect to have their senior notes remarketed, as described under “— Optional Remarketing.”

      We will enter into a remarketing agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. as remarketing agents, pursuant to which they will agree to use their commercially reasonable efforts to sell the senior notes that are included in Corporate PIES and all other senior notes participating in the remarketing. Merrill Lynch Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have also entered into an agreement with us pursuant to which, subject to certain conditions, they will purchase senior notes that have not been remarketed to other investors.

      On each remarketing date during the period for early remarketing, the remarketing agents will use their commercially reasonable efforts to obtain the “remarketing value” for the senior notes. The “remarketing value” will be equal to the sum of:

(a)	if

(i)	the remarketing settlement date occurs prior to August 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 15, 2005, such amount of Treasury securities that will pay on or prior to August 14, 2005, an aggregate amount equal to the aggregate interest payment that would be due on August 15, 2005, an aggregate amount equal to the aggregate interest payment that would be due on August 15, 2005, on the principal amount of the remarketed senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the remarketing settlement date to, but excluding, August 15, 2005; and

(ii)	the remarketing settlement date occurs prior to November 15, 2005, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on November 15, 2005, such amount of Treasury securities that will pay on or prior to November 14, 2005 an aggregate amount equal to the aggregate interest payment that would be due on November 15, 2005 on the principal amount of the remarketed senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the remarketing settlement date or August 15, 2005 to, but excluding, November 15, 2005;

(b)	the value of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $1,000 for each senior note which is included in the remarketing; and

(c)	an amount equal to the remarketing fee as mutually agreed between Sierra Pacific and the remarketing agents.

      For purposes of (a) through (c) above, the value on the remarketing date of the Treasury securities will assume that (1) the Treasury securities are highly liquid Treasury securities maturing on or within 35 days prior to the purchase contract settlement date (as determined in good faith by the remarketing agents in a manner intended to minimize the cash value of the Treasury securities) and (2) those Treasury securities are valued based on the ask-side price of the Treasury securities at a time between 9:00 a.m. and 11:00 a.m. (New York City time), selected by the remarketing agents, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agents) plus accrued interest to that date.

      Except in the case of a remarketing during the final remarketing period, the remarketing agents will use proceeds from the sale of senior notes related to Corporate PIES in a remarketing described in this section to purchase, in the discretion of the remarketing agents, in open market transactions or at treasury auction, the amount and the types of Treasury securities described in (a) and (b) above, which it will deliver to the collateral agent to secure the obligations under the related purchase contracts of the holders of the Corporate PIES. In addition, the remarketing agents may deduct the applicable remarketing fee equal to clause (c) of the definition of the remarketing value. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

      In the event that a remarketing occurs during the final remarketing period, the remarketing agents will use their commercially reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the aggregate principal amount of the senior notes plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Corporate PIES holders’ obligations to purchase Sierra Pacific common stock under the related purchase contracts on November 15, 2005.

      If the remarketing during the final remarketing period is successful, the remarketing agents will deduct an amount not exceeding the applicable remarketing fee for the remarketed notes from any amount of the proceeds from the remarketing of the senior notes in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

      A holder electing not to participate in the remarketing and wishing to create Treasury PIES must notify the purchase contract agent of such election and deliver such specified Treasury Securities to the purchase contract agent any time except during an active remarketing period. A holder who does not create Treasury PIES and does not deliver the Treasury Securities will be deemed to have elected to participate in the remarketing.

      If a remarketing attempt is unsuccessful on the first remarketing date of a three-day remarketing period, subsequent remarketings will be attempted on each of the two following remarketing dates in that three-day remarketing period until a successful remarketing occurs. If the remarketing agents cannot remarket the senior notes for a price equal to the remarketing value (determined on the basis of the senior notes being remarketed) on each of the three remarketing dates comprising the three-day remarketing period, the senior notes will continue to be associated with Corporate PIES and additional remarketings may be attempted during one or more subsequent three-day remarketing periods.

      Unless the senior notes have been successfully remarketed on or prior to the ninth business day preceding the purchase contract settlement date, the senior notes that are components of Corporate PIES whose holders have failed to notify the purchase contract agent on or prior to the sixth business day prior to the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash will be remarketed during the final remarketing period and the remarketing settlement date relating to any remarketing during the final remarketing period will be the same as the purchase contract settlement date.

      If a remarketing attempt described above is unsuccessful on the first remarketing date of the final remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final remarketing period until a successful remarketing occurs.

      If the remarketing agents can neither remarket the senior notes on or prior to the ninth business day preceding the purchase contract settlement date nor during the final remarketing period, or the remarketing may not commence or be consummated in accordance with applicable law or the terms of the remarketing agreement, a “failed remarketing” will occur, and Sierra Pacific will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the senior notes pledged as collateral under the pledge agreement or sell them in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be deemed to be satisfied in full.

Optional Remarketing

      On or prior to the second business day, but no earlier than the fifth business day, preceding the first of the three sequential remarketing dates of any three-day remarketing period, holders of senior notes that are separated from Corporate PIES may elect to have their senior notes remarketed in the same manner as senior notes, interests in which are components of Corporate PIES, by delivering their senior notes, along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes will be held. Holders of senior notes electing to have those senior notes remarketed will also have the right to withdraw their election on or prior to the second business day preceding the first of the three sequential remarketing dates of the applicable three-day remarketing period.

      On the business day prior to the first day of any three-day remarketing period, the collateral agent will deliver these separated senior notes to the remarketing agents for remarketing. The remarketing agents will use its commercially reasonable efforts to remarket the separately held senior notes included in the remarketing on the remarketing date. After deducting the appropriate remarketing fee from the total proceeds of the remarketing of the senior notes that are not associated with Corporate PIES, the remarketing agents will remit to the collateral agent the remaining portion of the proceeds attributable to these senior notes for payment to these participating holders.

      If a remarketing attempt is unsuccessful, the collateral agent will return the senior notes, interests in which are not components of Corporate PIES, to their holders and these holders may elect to have their senior notes included in each subsequent remarketing attempt, if any, made by the remarketing agents by re-delivering their senior notes and notice of election in the manner described above.

Failed Remarketing

      If despite using its commercially reasonable efforts, the remarketing agents cannot remarket all of the relevant senior notes, other than to us, as contemplated under “— Remarketing” above neither on or prior to the ninth business day preceding the purchase contract settlement date nor during the final remarketing period, or the remarketing may not commence or be consummated in accordance with applicable law or under the terms of the remarketing agreement, a “failed remarketing” will have occurred. In the event of a failed remarketing:

•	the remarketing agents will so advise DTC, the indenture trustee, the purchase contract agent, the collateral agent and Sierra Pacific that a failed remarketing has occurred;

•	we will exercise our right as a secured party to dispose of the senior notes in accordance with applicable law and that disposition will be deemed to satisfy in full each holder’s obligation to purchase common stock under the related purchase contracts; and

•	we will cause a notice of any failed remarketing to be published no later than the business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which we expect to be The Wall Street Journal.

      In the remarketing agreement, we will agree to use our reasonable best efforts to cause a registration statement with regard to the full amount of the senior notes to be remarketed to be filed with the SEC and declared effective in a form that will enable the remarketing agents to rely on it in connection with the remarketing process.

DTC Procedures

      As long as the PIES or the senior notes are evidenced by one or more global certificates deposited with DTC, Sierra Pacific will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding senior notes or Corporate PIES of the remarketing.

      By approximately 4:30 p.m. (New York City time) on the remarketing date, the remarketing agents will advise:

•	DTC, the indenture trustee and Sierra Pacific, of the reset rate determined in the remarketing and the number of senior notes sold in the remarketing;

•	each person purchasing senior notes in the remarketing or the appropriate DTC participant of the reset rate and the number of senior notes such person is to purchase; and

•	each such purchaser to give instructions to its DTC participant to pay the purchase price on the remarketing settlement date in same day funds against delivery of the senior notes purchased through the facilities of DTC.

      In accordance with DTC’s normal procedures, on the remarketing settlement date, the transactions described above with respect to each senior note tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such senior notes delivered by book-entry as necessary to effect purchases and sales of the senior notes. DTC will make payment in accordance with its normal procedures.

      If any holder selling senior notes in the remarketing fails to deliver those senior notes, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased senior notes in the remarketing may deliver to that other person a number of senior notes that is less than the number of senior notes that otherwise was to be purchased by that person. In that event, the number of senior notes to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of senior notes will constitute good delivery.

Remarketing Agents

      The remarketing agents will be Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. Sierra Pacific, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. will enter into the remarketing agreement which provides that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. will act as the remarketing agents and will use their commercially reasonable efforts to remarket senior notes tendered for purchase in the remarketing at the applicable price, as described above. Under certain circumstances, all or some portion of the senior notes tendered in the remarketing may be purchased by the remarketing agents.

      The remarketing agreement will provide that the remarketing agents will incur no liability to Sierra Pacific or to any holder of the Corporate PIES or the senior notes in each of their individual capacities or as remarketing agents for any action or failure to act in connection with a remarketing or otherwise, except as a result of the gross negligence or willful misconduct on their part.

      Sierra Pacific has agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement.

      The remarketing agreement also will provide that the remarketing agents may resign and be discharged from their duties and obligations thereunder. In that case, Sierra Pacific will use its best efforts to appoint a successor remarketing agents and enter into a remarketing agreement with that person as soon as reasonably practicable.

Other Matters Regarding Remarketing

      The right of each holder to have senior notes tendered for purchase will be limited to the extent that:

•	the remarketing agents conduct a remarketing pursuant to the terms of the remarketing agreement;

•	the remarketing agents are able to find a purchaser or purchasers for tendered senior notes; and

•	the purchaser or purchasers deliver the purchase price therefor to the remarketing agents.

      Merrill Lynch Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have entered into an agreement with us pursuant to which, subject to certain conditions, they will purchase senior notes that have not been remarketed to other investors. Sierra Pacific will not be obligated in any case to provide funds to make payment upon tender of senior notes for remarketing. Except as described below, Sierra Pacific will be liable for any and all costs and expenses incurred in connection with the remarketing.

Modification of the Indenture; Waiver

      The indenture may be modified or amended by Sierra Pacific and the applicable trustee, without notice to or the consent of any holders, with respect to certain matters contained in the indenture including:

•	curing any ambiguity or correcting any inconsistency in the indenture;

•	providing for uncertificated debt securities;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

•	making any other provisions that do not adversely affect the rights of any holder of a debt security; or

•	making any other changes or modifications provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.

      In addition, under the indenture, Sierra Pacific and the applicable trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, unless provided otherwise in an officer’s certificate or supplemental indenture establishing the terms of a series of debt securities, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of those debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing the amount of or extending the time of payment for any premium payable upon redemption of any securities;

•	changing the place or currency of any payment of principal or interest; impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

•	modifying or affecting the terms and conditions of the obligations of Sierra Pacific under the indenture in any manner adverse to the holders of debt securities;

•	waiving a default in the payment of the principal of or interest or additional amounts, if any, on any debt securities; and

•	modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.

      The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive compliance by Sierra Pacific with the provisions of that indenture, except as described under “Events of Default.”

Events of Default

      Each of the following will be an Event of Default with respect to the senior notes issued under the indenture:

•	default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the payment of interest or additional amounts and the continuance of that default for a period of 30 days;

•	default in the performance or breach of any other covenant or warranty contained in the indenture or in the senior notes and continuance of the default for a period of 60 days after written notice as provided in the indenture; or

•	specified events of bankruptcy, insolvency or reorganization of Sierra Pacific which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of Sierra Pacific, remain unstayed and in effect for a period of 60 consecutive days;

      If an Event of Default with respect to the senior notes occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the outstanding senior notes may declare all amounts due and payable or deliverable immediately. Holders of a majority in principal amount of the outstanding senior notes may rescind and annul a declaration of acceleration if Sierra Pacific deposits with the trustee enough money to cover all overdue amounts on the outstanding senior notes other than the amounts that would be due as a result of the acceleration.

      Holders of a majority in principal amount of the senior notes may waive any past default or event of default of such senior notes, except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding senior notes affected (see “Modification of Indentures; Waiver” above).

      Holders of the senior notes may not enforce the indenture or the senior notes except as set forth in the indenture. The trustee under the indenture may refuse to enforce the indenture or the senior notes unless it receives indemnification satisfactory to it. Subject to limitations contained in the indenture, holders of a majority in principal amount of the senior notes issued under the indenture may direct the trustee in its exercise of any power granted to it under the indenture.

      Notwithstanding any other provision in the indenture (including remedies which are subject to conditions precedent), each holder of senior notes will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder’s senior notes, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.

Special Terms Relating to the Senior Notes

Limitations Upon Liens on Stock of Restricted Subsidiaries

      Sierra Pacific will not, nor will it permit any “restricted subsidiary” to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the senior notes shall be secured equally and ratably with the indebtedness.

      The term “restricted subsidiary” is defined in the indenture as any operating subsidiary of Sierra Pacific that accounts for 10% or more of the consolidated revenues and/or assets of Sierra Pacific.

Limitations on the Issuance or Disposition of Stock of Restricted Subsidiaries

      Sierra Pacific will not, nor will it permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any “capital stock” (other than nonvoting preferred stock) of any restricted subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to Sierra Pacific or one or more restricted subsidiaries;

•	the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by Sierra Pacific’s board of directors (acting in good faith); or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of Sierra Pacific or any restricted subsidiary.

      The term “capital stock” is defined in the indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.

Defeasance

      The indenture provides Sierra Pacific with the option to discharge itself from (a) all obligations of the senior notes (except for administrative obligations) or (b) compliance with the covenants of the indenture with respect to the senior notes. To exercise either option Sierra Pacific must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, additional amounts and interest on the senior notes on the dates the payments are due. To exercise either option, Sierra Pacific is required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the senior notes to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based on a ruling of the Internal Revenue Service.

Governing Law

      The indenture and senior notes will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF COMMON STOCK

General

      Our authorized capital stock consists of 250,000,000 shares of common stock, $1.00 par value per share. Our common stock is listed on the NYSE under the trading symbol “SRP.” The following description of our common stock summarizes provisions of, and is qualified in its entirety by reference to, our Articles of Incorporation and the laws of the State of Nevada.

      All shares of common stock participate equally with respect to dividends and rank equally upon liquidation. Each share of common stock is entitled to one vote per share at all meetings of stockholders. The common stock has no preemptive rights and does not have cumulative voting rights.

      The Board of Directors is classified, consisting of three classes of equal (or nearly equal) membership serving staggered three-year terms. The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of the Board of Directors approves the amendment, in which case the approval of the holders of a majority of the outstanding common stock is required.

      The vote of the holders of two-thirds of the issued and outstanding shares of common stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving Sierra Pacific and any holder of more than 10% of the common stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10% stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to amend these “fair price” provisions.

      Except as described above, we may amend our Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

      In the event of any liquidation, dissolution or winding-up of Sierra Pacific, the holders of common stock are entitled to receive pro rata the assets and funds of Sierra Pacific remaining after satisfaction of all of its creditors.

      Our transfer agent and registrar is Wells Fargo Shareowner Services.

Rights Agreement

      We are a party to a Rights Agreement which is designed to deter

•	partial and two-tier tender offers,

•	stock accumulation programs, and

•	other coercive tactics which might be used to gain control of Sierra Pacific without giving the Board of Directors the opportunity to negotiate on behalf of our stockholders.

      Under the Rights Agreement, one stock purchase right was distributed to the holders of each share of common stock outstanding on October 31, 1999. One right has been, and will continue to be, issued for each share of common stock issued since that date.

      Each right entitles its holder to purchase from Sierra Pacific one share of common stock at a purchase price of $75.00 per share under specific circumstances. That purchase price may be adjusted under the terms of the Rights Agreement.

      Prior to a Distribution Date,

•	the rights will be evidenced by the certificates for the associated common stock,

•	no separate rights certificates will be issued, and

•	the rights will not be exercisable.

      Following a Distribution Date, the rights will

•	trade separately from the common stock, and

•	be evidenced by separate rights certificates.

      If any person, other than Sierra Pacific and its affiliates, becomes the beneficial owner of 15% or more of the outstanding shares of common stock, each holder of a right will be entitled to receive common stock, or, in certain circumstances, cash, property or other securities of Sierra Pacific, having a value equal to two times the exercise price of the right. This common stock, cash, property or other securities may be obtained by the holder of the right by exercising the right at its then current exercise price. Rights may not be exercised in connection with a tender or exchange offer for all outstanding shares of common stock at a price and on terms which a majority of the Board of Directors determines to be fair on the basis of criteria set forth in the Rights Agreement.

      The Rights Agreement provides that a Distribution Date will occur upon the earlier of:

•	10 business days following the first date of a public announcement that a person or group of affiliated or associated persons, other than Sierra Pacific and its affiliates (an “Acquiring Person”), has acquired,

•	or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (such first date being called the “Stock Acquisition Date”), or

•	10 business days, or a later date determined by a majority of Sierra Pacific’s Board of Directors, following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon the consummation the tender or exchange offer, the Acquiring Person would be the beneficial owner of 15% or more of the outstanding common stock.

      If at any time following the Stock Acquisition Date,

•	Sierra Pacific is acquired in a merger or other business combination transaction, or

•	50% or more of its assets or earning power are sold,

      each holder of a right will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right. This common stock may be obtained by the holder of the right by exercising that right at its then current exercise price.

      After any of the transactions referred to in the preceding two paragraphs occur, any rights that are, or under circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person will immediately become void.

      The Rights Agreement provides that the purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights will be adjusted to prevent dilution.

      After an Acquiring Person acquires beneficial ownership of 15% or more of the outstanding common stock and before that Acquiring Person acquires 50% or more of the outstanding common stock, the Board of Directors of Sierra Pacific may exchange the rights, partially or completely, at an exchange ratio of one share of common stock per right. This exchange ratio may be adjusted in particular situations. Rights owned by that Acquiring Person which have become void may not be exchanged.

      At any time prior to the earlier of (i) 10 days after an Acquiring Person has acquired beneficial ownership of 15% or more of the outstanding common stock, or (ii) October 31, 2009, Sierra Pacific may redeem the rights in whole at a price of $.01 per right. A partial redemption of rights in that situation is not permitted. Immediately after the Board of Directors orders redemption of the rights, the rights will terminate and the only entitlement of the holders of rights will be to receive the redemption price.

      Until a right is exercised, its holder will have no rights as a stockholder of Sierra Pacific solely as a result of holding the right. The rights will expire on October 31, 2009, unless they have been exercised in connection with a transaction of the type described above or unless Sierra Pacific exchanged or redeemed them earlier in the manner described above. The Board of Directors of Sierra Pacific may decide to extend, amend or terminate the Rights Agreement following October 31, 2009. Any action by the Board of Directors affecting the Rights Agreement will be described in our reports filed with the SEC.

Nevada Statutory Provisions

      Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. Nevada law, however, permits the transfer of not more than 25% of the common stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. We hold a controlling interest in both NPC and SPPC, which are public utilities in Nevada. Accordingly, no person may acquire 25% or more of our common stock without first obtaining the approval of the PUCN. This restriction will apply to any person seeking to convert notes into our common stock. Any transaction that violates such restriction is not valid for any purpose.

      We are subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which prohibits an acquiror, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquiror obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

      We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

      Upon issuance, all book-entry securities will be represented by one or more fully registered global certificates. Each global security will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

      The following is based on information furnished to us by DTC:

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, (“NSCC”) Government Securities Clearing Corporation (“GSCC”), MBS Clearing Corporation (“MBSCC”), and Emerging Markets Clearing Corporation (“EMCC”) (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has S&P’s highest rating: AAA. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

      Purchases of securities within the DTC system must be made by or through direct participants, who will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of securities, which we refer to as a “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

      DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Although voting with respect to the securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Payments on the securities will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC or Sierra Pacific, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of direct and indirect participants.

      Except as provided in this exchange offer prospectus, a beneficial owner of securities will not be entitled to receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC

(or a successor depositary) with respect to the securities. In that event, certificates for the securities will be printed and delivered to the holders of record.

      Neither we nor the purchase contract agent, the indenture trustee, the collateral agent or the securities intermediary have any responsibility for the performance by DTC or its participants of their respective obligations as described in this exchange offer prospectus or under the rules and procedures governing their respective operations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      Except as otherwise indicated, the following summary sets forth the opinion of our counsel, Choate, Hall & Stewart LLP, regarding the material United States federal income tax consequences of the exchange offer and the purchase, ownership and disposition of Corporate PIES, Treasury PIES, and senior notes acquired in the exchange of Old PIES for New PIES and, with respect to non-U.S. holders (as defined below), the purchase, ownership and disposition of Sierra Pacific common stock acquired pursuant to the purchase contracts.

      Except where otherwise stated, this summary deals only with Corporate PIES, Treasury PIES, senior notes and Sierra Pacific common stock held as capital assets by a U.S. holder (as defined below) or a non-U.S. holder (as defined below) that purchased the Corporate PIES upon original issuance at their original issue price.

      A “U.S. holder” is a beneficial owner of Corporate PIES who is one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

      A “non-U.S. holder” is a beneficial owner of Corporate PIES that is not a U.S. holder, and is not a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

      Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	tax-exempt investors;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	insurance companies;

•	real estate investment companies;

•	regulated investment companies;

•	persons holding Corporate PIES, Treasury PIES, senior notes, or Sierra Pacific common stock as part of a hedging, conversion, integrated or constructive sale transaction;

•	persons holding Corporate PIES, Treasury PIES, senior notes or Sierra Pacific common stock as part of a straddle; or

•	U.S. holders whose functional currency is not the United States dollar.

      In addition, if a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Corporate PIES, Treasury PIES, senior notes or Sierra Pacific common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding any of the above instruments, you should consult your tax advisor.

      This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time, possibly with retroactive effect.

      No statutory, administrative or judicial authority directly addresses the exchange of Old PIES for New PIES. As a result, the tax effects of the exchange are unclear in certain respects, as described herein. No assurance can be given that the Internal Revenue Service (“IRS”) or the courts will agree with the tax consequences of the exchange offer described herein. If the tax effects are not as described herein, the timing, amount and character of any income, gain or loss could be materially and adversely different from the description below. You should consult your own tax advisor regarding the tax consequences to you of the exchange offer and the purchase, ownership and disposition of the Corporate PIES, Treasury PIES, senior notes and Sierra Pacific common stock including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Tax Consequences for U.S. Holders Participating in the Exchange Offer

      In this discussion, we refer to the senior notes which are part of the Old PIES as the “Old Notes” and the senior notes which are part of the New PIES as the “New Notes.” Although the matter is not free from doubt, and there is no authority directly on point, counsel believes that it is more likely than not that the senior notes and the purchase contracts will be treated as separate assets for U.S. federal income tax purposes. If they are treated as separate assets, although there is no authority directly on point, counsel believes the exchange of Old PIES for New PIES should be treated merely as an exchange of the Old Notes for New Notes and the exchange fee because there will be no material differences between the old purchase contracts and the new purchase contracts; therefore, the only event of significance is the change in the terms of the New Notes relative to the Old Notes.

      The formal exchange of an old debt instrument for a new debt instrument generally will be treated as an exchange for U.S. federal income tax purposes if the exchange results in a significant modification of the terms of the old debt instrument. The exchange of Old Notes for New Notes (deemed to result from the exchange of Old PIES for New PIES pursuant to the exchange offer) generally will constitute a significant modification of the Old Notes if, based on all of the facts and circumstances, the legal rights and obligations under the New Notes differ from those under the Old Notes to a degree that is economically significant. The two instruments should be treated as sufficiently different such that the exchange should be treated as an exchange of Old Notes for New Notes. However, because the Treasury regulations provide that an alteration of a debt obligation pursuant to its original terms generally is not a modification that results in the deemed issuance of a new debt obligation, the changes to the terms of the New Notes that will occur pursuant to the remarketing should not result in the deemed issuance of another new debt instrument for U.S. federal income tax purposes at that time.

      We anticipate that there will be a successful remarketing of the New Notes and that the New Notes will be listed for trading on the New York Stock Exchange within 30 days after the exchange. Assuming this is so, the New Notes should be treated as “traded on an established market” (we refer to this term as “publicly traded” in the balance of this discussion) within the meaning of the relevant Treasury regulations regarding original issue discount (the “OID Regulations”). You should consult your own tax advisor as to whether the New Notes will be publicly traded within the meaning of the OID Regulations.

      Although counsel believes that (i) it is more likely than not that the senior notes and the purchase contracts will be treated as separate assets, (ii) assuming (i) is true, the exchange of purchase contracts should not be treated as a realization event for U.S. federal income tax purposes, (iii) assuming (i) is true, the Old Notes should be treated as exchanged for New Notes and cash, and (iv) assuming that the New Notes will be listed for trading on the New York Stock Exchange within 30 days after the exchange, the New Notes should be treated as publicly traded within the meaning of the OID Regulations, we can offer no assurances that the IRS and the courts would agree with counsel’s opinion. Sierra Pacific intends to report to the Internal Revenue Service consistent with counsel’s opinion as described herein, and, pursuant to the terms of the indenture relating to the New Notes, holders participating in the exchange offer will be deemed to have agreed with the positions that Sierra Pacific intends to take.

      It is probable that for U.S. federal income tax purposes the exchange fee will be treated as part of the consideration given by Sierra Pacific in exchange for the Old Notes and that the exchange of the New Notes and cash for the Old Notes constitutes a “recapitalization” that does not give rise to taxable gain or loss, except as described below. Assuming that the foregoing is correct, (i) a U.S. holder generally would not recognize any gain or loss realized in the exchange except as described in this paragraph, (ii) the U.S. holder’s adjusted tax basis in the New Notes would generally equal the U.S. holder’s adjusted tax basis in the Old Notes reduced by the amount of the exchange fee and increased by any gain recognized by the U.S. holder, and (iii) the U.S. holder’s holding period in the New Notes would include the U.S. holder’s holding period for the Old Notes. Any gain realized in the recapitalization would be recognized as ordinary income to the extent of the sum of the exchange fee and the excess of the “principal amount” of the New Notes over the “principal amount” of the Old Notes within the meaning of the Code. The term “principal amount” should be interpreted to mean the face amount of the Old Notes or the New Notes, as the case may be. If that interpretation is correct, U.S. holders would recognize gain realized on the exchange only to the extent of the exchange fee. It is possible, however, that “principal amount” would be interpreted to mean the issue price of the Old Notes and the New Notes. If it refers to issue price, then holders would recognize realized gain, if any, up to the sum of the exchange fee and the excess of the issue price of the New Notes over the adjusted issue price of the Old Notes. If instead of being treated as part of the consideration for the Old Notes, the exchange fee were treated as a fee separate from the recapitalization, the exchange fee would be disregarded in determining gain or loss in the recapitalization and in determining the U.S. holder’s basis in the New Notes and the holder generally would recognize ordinary income with respect to the exchange fee, regardless of whether gain or loss were realized in the recapitalization.

Possible Alternative Characterizations of the Exchange

      The following discusses the effects on U.S. holders if (1) the senior notes and the purchase contracts are not treated as separate assets, (2) the exchange of Old PIES for New PIES and cash is not treated merely as an exchange of Old Notes for New Notes and cash but also as involving an exchange of the purchase contracts, (3) the New Notes are not publicly traded, or (4) the exchange of Old Notes for New Notes and the exchange fee is not a recapitalization.

New Notes Publicly Traded, but the Exchange Does not Qualify as a Recapitalization

      If the New Notes are treated as publicly traded, but the exchange does not qualify as a recapitalization, then a U.S. holder will recognize gain or loss equal to the difference between the fair market value of the New Notes, plus the exchange fee, and the holder’s basis in the Old Notes. Any gain recognized generally would be treated as ordinary income. Any loss would be treated as ordinary loss to the extent of any prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount would be treated as capital loss, subject to the limitations in the Code on deductibility of losses, possibly including the “wash sale” rules. In general, the holder’s tax basis in the New Notes would be the fair market value of the New Notes at the time of the exchange and the holder’s holding period in the New Notes would begin on the day following the exchange.

New Notes Not Publicly Traded

      If the New Notes were not treated as publicly traded, they would be contingent payment debt obligations subject to complex rules set forth in Section 1.1275-4(c) of the Treasury regulations. Under such rules, U.S. holders would be required to bifurcate the New Notes into contingent and noncontingent components, and the amount, timing and character of any income, gain or loss may be materially and adversely different than described herein, including upon a remarketing. Please consult your own tax advisor regarding the effects of holding or disposing of the New Notes if they are not publicly traded.

Other Possible Characterizations of the Exchange

      It is possible that the exchange of Old PIES for New PIES is not a realization event for U.S. federal income tax purposes (other than with respect to the payment of the exchange fee, which would be ordinary income to holders) because the differences between the Old PIES and the New PIES are insignificant. If that were the case, then the exchange would have no federal income tax effect on any U.S. holder, with the exception of the exchange fee.

      It is also possible that the exchange of Old PIES for New PIES is a fully taxable disposition of both the Old Notes and the purchase contracts. It is not clear whether for U.S. federal income tax purposes such an exchange would be treated as a disposition of one asset (the Old PIES) or two separate assets (the Old Notes and the old purchase contracts). If the exchange is treated as a disposition of two distinct assets, any gain or loss attributable to the Old Notes would be taxable as described above under “U.S. Holders — Tax Consequences for U.S. Holders Participating in the Exchange Offer” or “Possible Alternative Characteristics of the Exchange — New Notes Publicly Traded, but the Exchange Does not Qualify as a Recapitalization” or “Possible Alternative Characteristics of the Exchange — New Notes Not Publicly Traded.” In addition, any gain or loss with respect to the purchase contracts generally would be capital gain or loss, and if there were a loss, that loss could not be used to offset any ordinary income recognized on the exchange of the Old Notes. Moreover, it is possible that any loss recognized with respect to the purchase contracts would not be deductible under the “wash sale” rules. The treatment of the exchange fee is unclear, but it is possible that it would be allocated between the Old Notes and the old purchase contracts and would be taxed accordingly. Alternative characterizations are possible with respect to the purchase contracts. For example, if the stock issuable on settlement of the purchase contract is worth less than $50 per Corporate PIES, the holder might be treated as having paid Sierra Pacific to settle the purchase contract (thereby realizing a capital loss), and Sierra Pacific might be treated as paying the holder to assume the new purchase contract, which might cause the holder to recognize ordinary income. In general, capital losses cannot offset ordinary income.

      It is also possible that the exchange might be treated as a disposition of a unitary security, the Old PIES. It is unclear whether the gain or loss, if any, on the disposition of such a security would be ordinary, capital, or partially ordinary and partially capital. If the Old PIES is treated as a capital asset, then any gain or loss on the disposition of the Old PIES would be capital gain or loss. The deductibility of capital losses is subject to limitations under the Code. Gains of individuals from dispositions of capital assets held for more than one year are subject to a reduced rate of tax. However, if the Old PIES were not treated as a capital asset in whole or in part, then any gain or loss on the disposition of the Old PIES would be ordinary income or loss. Any loss (whether capital or ordinary) recognized on the exchange might be disallowed by reason of the “wash sale” rules, if the Old PIES and the New PIES are viewed as “substantially identical” securities. Please consult your own tax advisor regarding the tax treatment of the disposition of the Old PIES if they should be regarded as a unitary security for U.S. federal income tax purposes, and regarding other possible characterizations with respect to the purchase contracts.

Other Possible Characterizations of the New PIES

Allocation of Purchase Price if the Exchange is Taxable

      If counsel’s opinion as to the exchange is correct, then the basis of the new purchase contract will be the same as the basis of the old purchase contract, and the basis of the New Notes will be as described above. However, if the exchange were fully taxable and the senior notes and the purchase contracts are treated as separate assets, then the following would apply. Your acquisition of New PIES would be treated as an acquisition of the New Note and the purchase contract constituting the unit. The purchase price of each New PIES would be allocated between the New Note and the new purchase contract in proportion to their respective fair market values at the time of the exchange. Such allocation would establish your initial tax basis in the New Note and the new purchase contract. It is possible that the fair market value of the new purchase contracts at the time of the exchange will be negative, in which case the method of allocation of the purchase price is unclear. You should consult your own tax advisor regarding the allocation of the purchase price if the fair market value of the new purchase contract is negative and the exchange is fully taxable. If the New PIES is treated as a unitary security, then, although the answer is not free from doubt, there would be no allocation of basis to its constituent parts.

Ownership and Sale of New PIES

      It is probable that a sale or other taxable disposition of the New PIES would be treated for U.S. federal income tax purposes as a sale of its constituent parts. If so, the tax consequences of a sale of the New PIES would be as described in “New PIES — Sale or Disposition of Corporate PIES or Treasury PIES,” below. However, it is possible that the New PIES would be treated as a unitary security, in which case the U.S. federal income tax effects are unclear in certain respects. For example, it is unclear whether the gain or loss, if any, on the disposition of such a security would be ordinary, capital, or partially ordinary and partially capital. If the New PIES is treated as a capital asset, then any gain or loss on the disposition of the New PIES would be capital gain or loss. The deductibility of capital losses is subject to limitations under the Code. Gains of individuals from dispositions of capital assets held for more than one year are subject to a reduced rate of tax. However, if the New PIES were not treated as a capital asset in whole or in part, then any gain or loss on the disposition of the New PIES would be ordinary income or loss.

      In addition, were the New PIES to be treated as a unitary security, the U.S. federal income tax effects of holding the New PIES are unclear. The timing, amount and character of any income, gain or loss realized by a holder of New PIES with respect to its ownership of the New PIES or the separation of the New PIES into its constituent parts could be materially and adversely different from that which would occur if, as Sierra Pacific believes is correct, the New PIES are treated as consisting of the New Notes and new purchase contracts, each viewed as a separate asset for U.S. federal income tax purposes. Please consult your own tax advisor with regard to the possibility that the New PIES might be treated as a unitary security and the U.S. federal income tax effects of such treatment.

      Unless otherwise noted, the remainder of the discussion in this section assumes that the exchange is treated in accordance with the opinion of counsel and, accordingly, that (i) the senior notes and the purchase contracts are treated as separate assets, (ii) the exchange of purchase contracts is not treated as a realization event for U.S. federal income tax purposes, (iii) the Old Notes are treated as exchanged for New Notes and cash, and (iv) the New Notes are treated as publicly traded within the meaning of the OID Regulations.

Tax Consequences for U.S. Holders Not Participating in the Exchange Offer.

      A U.S. holder that does not participate in the exchange should have no U.S. federal income tax consequences as a result of the exchange.

New PIES

New Notes

Accrual of Interest

      Interest income on the New Notes should be computed in the same manner as interest income on the Old Notes. All payments on the New Notes will be taken into account under rules set forth in the Treasury regulations and actual cash payments of interest on the New Notes will not be reported separately as taxable income. The Treasury regulations will:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the New Notes;

•	possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

•	possibly result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

      Under these rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the New Notes. In order to determine your income, these rules require Sierra Pacific to determine, as of the issue date, the comparable yield for the New Notes. The comparable yield of the New Notes will generally be the rate at which Sierra Pacific would issue a fixed rate debt instrument with terms and conditions similar to the New Notes.

      Sierra Pacific is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the New Notes and estimates the amount and timing of contingent payments on the New Notes. We have determined that the comparable yield is an annual rate of 7.50%, compounded semiannually. By acceptance of a beneficial interest in the New Notes, you will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

      U.S. holders may obtain the projected payment schedule by submitting a written request for such information to:

Sierra Pacific Resources

Attention: Manager of Finance and Treasury

P.O. Box 30150

6100 Neil Road

Reno, Nevada 89520

Telephone: (775) 834-5643

      The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the New Notes and do not constitute a representation regarding the actual amount of the payments on a New Note.

      The amount of original issue discount on a New Note for each accrual period is determined by multiplying the comparable yield of the New Note, adjusted for the length of the accrual period, by the New Note’s adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each New Note at the beginning of each accrual period will equal the initial issue price, increased by any original issue discount previously accrued on the New Note and decreased by the fixed payments and by the contingent payments projected to be made on the New Note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. The initial issue price of the New Notes should be such New Notes’ fair market value on the exchange date. Sierra Pacific is required to provide information returns stating the amount of original issue discount accrued on New Notes held of record by persons other than corporations and other exempt owners.

      While the matter is not free from doubt, counsel believes that if after the remarketing date, the remaining payments on the New Notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

      If your tax basis in the New Notes (as described above) differs from the initial issue price of the New Notes at the time of the exchange, you will still be required to accrue original issue discount on the New Notes in accordance with the comparable yield. However, such difference will result in adjustments to your original issue discount inclusion. If the tax basis is less than its adjusted issue price, a “positive adjustment” (i.e., an increase) will result, and if the tax basis is more than its adjusted issue price, a “negative adjustment” (i.e., a decrease) will result. Any differences between your tax basis for the New Notes and the adjusted issue price should generally be allocated under a reasonable method to daily portions of original issue discount over the remaining term of the New Notes. The amount so allocated to a daily portion of original issue discount should be taken into account by you as a reduction or increase in such original issue discount on the date the daily portion accrues. Any negative or positive adjustment of the kind described in this paragraph made by you will decrease or increase, respectively, your tax basis in the New Notes.

Disposition of New Notes in a Taxable Transaction

      Gain on the sale, exchange or other disposition of a New Note prior to and including the remarketing date in a taxable transaction generally will be treated as ordinary income. Loss from the disposition of a New Note prior to and including the remarketing date will be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Although the matter is not free from doubt, counsel believes that gain recognized on the sale, exchange or other disposition of a New Note after the remarketing date will be ordinary income to the extent of any positive adjustment that you have not yet accrued and included in income that is attributable to differences between remaining payments on the Notes at the time of remarketing and the payments set forth on the projected payment schedule. Any gain recognized in excess of such amount and any loss recognized on such sale, exchange or other disposition generally will be treated as capital gain or loss.

Substitution of Treasury Security to Create Treasury Pies

      If you deliver a Treasury Security to the collateral agent in substitution for the New Note, you generally will not recognize gain or loss upon the delivery of the Treasury Security or the release of the New Note. You will continue to include in income any interest with respect to the New Notes and Treasury Security, and your tax basis in the New Notes, Treasury Security and the purchase contract will not be affected by the delivery and release.

Ownership of Treasury Securities

      By acquiring Treasury PIES, you agree to treat yourself as the owner, for United States federal income tax purposes, of the Treasury Security that is a part of the Treasury PIES beneficially owned by you. Sierra Pacific also agrees to treat you as the owner of the Treasury Securities. Your initial tax basis in the Treasury Security that is a part of the Treasury PIES will be equal to the amount paid for the Treasury Security. In general, you will be required to include in income each year that you hold a Treasury Security the portion of the original issue discount or acquisition discount that accrues on the Treasury Security in such year.

Substitution of New Notes to Recreate Corporate PIES

      If you deliver New Notes to the collateral agent to recreate Corporate PIES, you generally will not recognize gain or loss upon the delivery of the New Notes or the release of the Treasury Security.

      You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the Treasury Security and the New Notes, and your tax basis in the New Notes, the Treasury Security and the purchase contract will not be affected by the delivery and release.

New Purchase Contracts

Purchase Contract Adjustment Payments

      There is no direct authority addressing the treatment of the purchase contract adjustment payments under current law, and such treatment is unclear. Purchase contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to purchase contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of purchase contract adjustment payments. The treatment of purchase contract adjustment payments could affect your tax basis in a purchase contract or Sierra Pacific common stock received under a purchase contract or your amount realized upon the sale or disposition of a Corporate PIES or Treasury PIES or the termination of a purchase contract. See “— Acquisition of Common Stock Under a Purchase Contract,” “— Sale or Disposition of Corporate PIES or Treasury PIES” and “— Termination of Purchase Contract.”

Acquisition of Common Stock under a Purchase Contract

      You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the purchase contract (if any), less (c) the portion of such purchase price and tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day following the day acquired.

Early Settlement of Purchase Contract

      You will not recognize gain or loss on the receipt of your proportionate share of the New Notes or Treasury Securities, upon early settlement of a purchase contract, and you will have the same tax basis in such New Notes or Treasury Securities, as the case may be, as before such early settlement.

Termination of Purchase Contract

      If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

      You will not recognize gain or loss on the receipt of your proportionate share of the New Notes or Treasury Securities upon termination of the purchase contract and you will have the same tax basis in such New Notes or Treasury Securities, as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see “— Sale or Disposition of Corporate PIES or Treasury PIES.” You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

Adjustment to Settlement Rate

      You might be treated as receiving a constructive distribution from Sierra Pacific if (i) the settlement rate is adjusted and as a result of such adjustment, your proportionate interest in the assets or earnings and profits of Sierra Pacific is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the Sierra Pacific common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

Sale or Disposition of Corporate PIES or Treasury PIES

      Upon a disposition of a Corporate PIES or Treasury PIES, you will be treated as having sold, exchanged or disposed of the purchase contract and the New Notes or Treasury Securities, as the case may be, that constitute such Corporate PIES or Treasury PIES. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the New Notes or Treasury Securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the New Notes or Treasury Securities. See the discussion above for the tax consequences of a disposition of New Notes. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the Treasury Securities not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued purchase contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income.

      In the case of the purchase contracts and the Treasury Securities, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced rates. The deductibility of capital losses is subject to limitations. If the disposition of a Corporate PIES or Treasury PIES occurs when the purchase contract has a negative value, you generally should be considered to have received additional consideration for the New Notes or Treasury Securities in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a Corporate PIES or Treasury PIES at a time when the purchase contract has a negative value.

      Purchase contract adjustment payments that you did not previously include in income should either reduce your tax basis in the purchase contract or result in an increase of the amount realized on the disposition of the purchase contract. See “— Purchase Contract Adjustment Payments” above.

Ownership of the Treasury Portfolio

      After the remarketing settlement date, your Corporate PIES will include a treasury portfolio instead of a New Note. Sierra Pacific and, by acquiring Corporate PIES, you agree to treat yourself as the owner, for United States federal income tax purposes, of the treasury portfolio that is a part of the Corporate PIES beneficially owned by you. Your initial tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata portion of the amount paid by the remarketing agent for the treasury portfolio. You will account for interest income on the treasury portfolio in accordance with your method of accounting (as modified by the rules applicable to short-term obligations in the case of an accrual method taxpayer) because the treasury portfolio will mature within one year after the remarketing settlement date.

U.S. Holders of Treasury PIES

      A U.S. holder that has separated the New Notes from the PIES after the exchange and continues to hold them following the remarketing would, upon the remarketing, hold a contingent debt obligation whose terms had become fixed and which had no further contingent payments. See “New Notes — Accrual of Interest,” above. A holder of New Notes who sells the New Notes in the remarketing would be treated as follows. Any gain recognized generally would be treated as ordinary income. Any loss would be treated as ordinary loss to the extent of any prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount would be treated as capital loss, subject to the limitations on deductibility of losses in the Code.

      You should consult your own tax advisor regarding the tax consequences to you of the exchange and the acquisition, ownership and disposition of New PIES, Treasury PIES, and New Notes including the tax consequences under state, local, foreign and other tax laws.

Non-U.S. Holders

      The following discussion applies only to non-U.S. holders. Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” or in certain circumstances a U.S. expatriate, and such non-U.S. holders should consult their own tax advisors.

      If the exchange of Old PIES for New PIES merely constitutes an exchange of Old Notes for New Notes for U.S. federal income tax purposes, any gain realized by a non-U.S. holder in the exchange would be exempt from U.S. federal income or withholding tax to the same extent as described in the prospectus relating to the Old PIES for any sale or exchange of the Old PIES. The U.S. federal income tax consequences of holding New PIES to a non-U.S. holder generally should be the same as if such holder continued to hold the Old PIES, including withholding and other consequences described in the prospectus relating to the Old PIES (except for any non-U.S. holder that, as a result of its particular circumstances, is taxable in the same manner as a U.S. holder as described in the prospectus relating to the Old PIES). Although in the opinion of counsel, as expressed on page 87, the exchange of Old PIES for New PIES should be treated merely as an exchange of Old Notes for New Notes for U.S. federal income tax purposes, the IRS may take the position that the exchange also constitutes an exchange of old purchase contracts for new purchase contracts or that the Old PIES or New PIES should be treated as a unitary security. The exchange of an old purchase contract for a new purchase contract could result in the recognition of ordinary income by a non-U.S. holder, and it is not clear whether United Stated federal withholding tax would apply to that income. The tax effect of the exchange on a non-U.S. holder if the Old PIES or New PIES are treated as a unitary security is also unclear. See “Possible Alternative Characterizations of the Exchange” above. Please consult your own tax advisor regarding the U.S. federal income tax treatment of the exchange of an old purchase contract for a new purchase contract or if the Old PIES or New PIES are treated as a unitary security. Unless otherwise noted, the rest of this discussion assumes that the positions Sierra Pacific intends to take are correct.

     United States Federal Withholding Tax

      The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the New Notes or Treasury Securities provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the New Notes or Treasury Securities is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your Corporate PIES, Treasury PIES, New Notes or Treasury Securities through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

      If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the New Notes or Treasury Securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% United States federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the Corporate PIES, Treasury PIES, Treasury Securities, New Notes and Sierra Pacific common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income that you realize on the sale, exchange or other disposition of a New Note will be subject to withholding in certain circumstances unless the conditions described in the four bullet points above are satisfied.

      Sierra Pacific generally will withhold tax at a 30% rate on purchase contract adjustment payments and dividends paid on the Sierra Pacific common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, purchase contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States or where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

      Because the exchange fee might be treated as a separate fee rather than as part of the consideration for the Old Notes, U.S. federal income tax may be withheld at a rate of 30% from the exchange fee paid to non-U.S. holders unless an exemption from, or reduction of, withholding is applicable because such amounts are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or because of an applicable income tax treaty. In order to claim an exemption from, or reduction of, such withholding, the non-U.S. holder must deliver a properly executed IRS Form W-8ECI with respect to amounts effectively connected with the conduct of a trade or business within the United States or IRS Form W-8BEN with respect to an exemption or reduction under a treaty. Non-U.S. holders are advised to consult their own tax advisors regarding the application of the withholding rules to their particular circumstances, including the possibility of filing a claim for a refund of withholding tax.

      A non-U.S. holder of Sierra Pacific common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends or purchase contract adjustment payments will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

      A non-U.S. holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     United States Federal Income Tax

      If you are a non-U.S. holder engaged in a trade or business in the United States and interest (including original issue discount) on the New Notes or Treasury Securities, dividends on the Sierra Pacific common stock, or to the extent they constitute taxable income, purchase contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on such interest, dividends or purchase contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the New Notes or Treasury Securities, dividends on the common stock and, to the extent they constitute taxable income, the purchase contract adjustment payments from the purchase contracts will be included in earnings and profits.

      Any gain realized on the disposition of a Treasury Security, New Note, purchase contract, Corporate PIES, Treasury PIES or share of Sierra Pacific common stock generally will not be subject to United States federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business by you in the United States, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) in the case of Corporate PIES, Treasury PIES, purchase contract or Sierra Pacific common stock, Sierra Pacific is or has been a “United States real property holding corporation” for United States federal income tax purposes (subject to the discussion below).

      An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which in certain circumstances may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      Sierra Pacific has not determined whether it is a “United States real property holding corporation” for United States federal income tax purposes. If Sierra Pacific is or becomes a United States real property holding corporation, so long as the Sierra Pacific common stock continues to be regularly traded on an established securities market, (1) you will not be subject to United States federal income tax on the disposition of the Sierra Pacific common stock if you hold or held actually or constructively (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than or equal to five percent of the total outstanding shares of Sierra Pacific common stock and (2) you will not be subject to United States federal income tax on the disposition of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts had a fair market value less than five percent of the fair market value of all of the purchase contracts.

United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on the New Notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Sierra Pacific voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those New Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Sierra Pacific common stock acquired under a purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Treasury Securities owned by you at your death will not be subject to United States estate tax so long as interest on those Treasury Securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting And Backup Withholding

U.S. Holders

      In general, information reporting requirements will apply to payments on the Corporate PIES, Treasury PIES, New Notes, Treasury Securities, purchase contracts, and Sierra Pacific common stock made to you and to the proceeds of the sale or other disposition of such instruments and the Old Notes, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status, or otherwise fail to comply with applicable information reporting requirements.

Non-U.S. Holders

      We must report annually to the IRS and to each non-U.S. holder the amount of interest, purchase contract adjustment payments and dividends paid to the holder, and the tax withheld therefrom, regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting these amounts may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is resident.

      No information reporting or backup withholding will be required regarding the proceeds of the sale or other disposition of Corporate PIES, Treasury PIES, Old Notes, New Notes, Treasury Securities, purchase contracts, and Sierra Pacific common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the New PIES to be issued in exchange for the Old PIES. This exchange offer prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this exchange offer prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

      We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.sierrapacificresources.com. The contents of our website are not incorporated into this prospectus.

INCORPORATION OF INFORMATION WE FILE WITH THE

SECURITIES AND EXCHANGE COMMISSION

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

      We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, and

•	our Current Report on Form 8-K filed on April 13, 2005.

      We also incorporate by reference each of the following documents that we file with the Securities and Exchange Commission after the date of this exchange offer prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

      You should rely only on information contained or incorporated by reference in this exchange offer prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this exchange offer prospectus is accurate as of the date of this exchange offer prospectus only. Our business, financial condition and results of operations may have changed since that date.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Sierra Pacific Resources
Attention: Manager of Finance and Treasury
P.O. Box 30150
6100 Neil Road
Reno, Nevada 89520
Telephone: (775) 834-5643

LEGAL OPINIONS

      The validity of the New PIES offered hereby and certain tax matters will be passed upon for Sierra Pacific by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law will be passed upon for Sierra Pacific by Woodburn and Wedge, Reno, Nevada. Dewey Ballantine LLP, New York, New York, will pass upon certain legal matters in connection with the exchange offer for the dealer managers.

EXPERTS

      The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this exchange offer prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 and Emerging Issues Task Force Issue No. 03-6, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Sierra Pacific Resources is Offering to Issue Its Premium Income Equity SecuritiesSM (“PIES”)

In Exchange For

Each of Its Outstanding PIES

In the Form of Corporate PIES

Up to an Aggregate of 4,704,350 Corporate PIES

PROSPECTUS

May 6, 2005

The exchange agent for the exchange offer is:

The Bank of New York

By Facsimile (Eligible Institutions only):	By Mail, Hand or Overnight Delivery:
(212) 298-1915	The Bank of New York
Corporate Trust Department
101 Barclay Street — 7 East
By Telephone:	New York, N.Y. 10286
(212) 815-5788	Attn: Mr. William Buckley

Questions, requests for assistance and requests for additional copies of this exchange offer prospectus
and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor
New York, New York 10022
E-mail: sierra.info@morrowco.com
PIES Holders, Please Call (800) 607-0088
Banks and Brokerage Firms, Please Call (800) 654-2468
All Others Call Collect: (212) 754-8000

The dealer managers for the exchange offer are:

Merrill Lynch & Co.	Lehman Brothers
4 World Financial Center, 7th Floor	745 Seventh Avenue, 3rd Floor
New York, NY 10080	New York, NY 10019
Attn: Liability Management Group	Attn: Convertible Origination Group
Call Toll Free: 1-888-654-8637	Call Toll Free: 1-800-438-3242
Or Call: 212-449-4914 (collect)	Or Call: 212-528-7343 (collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

      Sierra Pacific’s Articles of Incorporation and By-laws provide in substance that no director, officer, employee, fiduciary or authorized representative of the Sierra Pacific shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.

      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

      Sierra Pacific’s By-laws provide in substance that every director and officer of Sierra Pacific shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of Sierra Pacific or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of Sierra Pacific or by reason of the fact that such person is or was serving at the request of Sierra Pacific as a director, officer, employee, fiduciary or other representative of Sierra Pacific or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.

      Sierra Pacific has purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

      See “Item 22. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 21.	Exhibits

      See Index to Exhibits preceding the Exhibits included as part of this Registration Statement.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on May 5, 2005.

SIERRA PACIFIC RESOURCES

By	/s/ MICHAEL W. YACKIRA

Michael W. Yackira
Corporate Executive Vice President and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Walter M. Higgins III	Director and Chief Executive Officer	May 5, 2005

/s/ MICHAEL W. YACKIRA Michael W. Yackira	Corporate Executive Vice President and Chief Financial Officer	May 5, 2005

* John E. Brown	Controller	May 5, 2005

* Joseph B. Anderson, Jr.	Director	May 5, 2005

Mary Lee Coleman	Director

* Krestine M. Corbin	Director	May 5, 2005

* Theodore J. Day	Director	May 5, 2005

* James R. Donnelley	Director	May 5, 2005

* Jerry E. Herbst	Director	May 5, 2005

* John F. O’Reilly	Director	May 5, 2005

Signature		Title	Date

* Philip G. Satre		Director	May 5, 2005

Clyde T. Turner		Director

By:	/s/ MICHAEL W. YACKIRA Michael W. Yackira Attorney-in-Fact		May 5, 2005

EXHIBIT INDEX

Exhibit No.		Description

1	.1†	Form of Dealer-Manager Agreement
1	.2†	Form of Purchase Agreement for Senior Notes
3	.1†	Restated Articles of Incorporation (previously filed as Exhibit 3(A) to Form 10-K for the year ended December 31, 1999)
3	.2†	By-Laws (previously filed as Exhibit 3(A) to Form 10-K for the year ended December 31, 2002)
4	.1†	Amended and Restated Rights Agreement dated as of February 28, 2001 between Sierra Pacific Resources and Wells Fargo Bank Minnesota, N.A. as successor Rights Agent (filed as Exhibit 4.1 to Registration Statement on Form S-3 filed July 2, 2001, File No. 333-64438)
4	.2†	Form of Indenture between the Company and The Bank of New York, as Trustee (filed as Exhibit 4.2 to Registration Statement on Form S-3 filed June 7, 1999, File No. 333-80149)
4	.3*	Form of the Officer’s Certificate establishing the terms of the Company’s Senior Notes
4	.4*	Form of Senior Note (included in Exhibit 4.3)
4	.5*	Form of Purchase Contract Agreement
4	.6*	Form of Stock Purchase Contract (included in Exhibit 4.5)
4	.7*	Form of Pledge Agreement
4	.8*	Form of Remarketing Agreement
5	.1*	Opinion of Choate, Hall & Stewart LLP
5	.2*	Opinion of Woodburn and Wedge
8	.1†	Opinion of Choate, Hall & Stewart LLP as to Tax Matters
12	.1†	Statement regarding computation of Ratios of Earnings to Fixed Charges (previously filed as Exhibit 12.1 to Form 10-K for the year ended December 31, 2004)
23.1		Consent of Deloitte & Touche LLP
23	.2*	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)
23	.3*	Consent of Woodburn and Wedge (included in Exhibit 5.2)
23	.2†	Consent of Choate, Hall & Stewart LLP as to Tax Matters (included in Exhibit 8.1)
24	.1†	Powers of Attorney
25	.1†	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York
99.1		Form of Letter of Transmittal
99	.2†	Form of Exchange Agent Agreement

†	Previously filed

*	To be filed by amendment or subsequent Form 8-K